UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.        )

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

Avis Budget Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April [    ], 2009

Dear Fellow Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Avis Budget Group, Inc. (the “Company”), which will be held at the Doubletree Hotel Downtown Wilmington—Legal District, 700 N. King Street, Wilmington, Delaware 19801 on June 12, 2009 at 11:00 a.m., Eastern Time. We look forward to greeting as many of our stockholders as possible.

This booklet includes the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business to be conducted at the Annual Meeting and provides other information concerning the Company of which you should be aware when you vote your shares.

This year, like many companies, we are pleased to take advantage of the new “Notice of Access” rule of the Securities and Exchange Commission with respect to furnishing our proxy materials to stockholders over the Internet. We are initiating use of this method with a portion of our stockholders and believe this process should provide a convenient and quick way to access your proxy materials and vote. Expanded electronic dissemination allows us to reduce the environmental impact of our annual meeting and reduce costs of printing and mailing the materials. Many stockholders will receive a notice of Internet availability of proxy materials (the “Notice”) containing convenient instructions on how to access annual meeting materials via the Internet. The Notice also provides instructions on how to receive paper copies if preferred.

Admission to the Annual Meeting will be by ticket only. If you are a registered stockholder planning to attend the meeting, please check the appropriate box on the proxy card mailed to or obtained electronically via the Internet by you and retain the bottom portion of the card as your admission ticket. If your shares are held through an intermediary, such as a bank or broker, please follow the instructions under the Additional Information section of the Proxy Statement to obtain a ticket.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. As a stockholder of record, you can vote your shares by telephone, electronically via the Internet or by marking your votes on the enclosed proxy card. If you vote on the enclosed proxy card, you must sign, date and mail the proxy card in the enclosed envelope. If you decide to attend the Annual Meeting and vote in person, you may then withdraw your proxy.

On behalf of the Board of Directors and the employees of Avis Budget Group, Inc., I would like to express my appreciation for your continued interest in the affairs of the Company.

Sincerely,

Ronald L. Nelson
Chairman of the Board and Chief Executive Officer

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON

June 12, 2009

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Avis Budget Group, Inc. (the “Company”) will be held on Friday, June 12, 2009 at 11:00 a.m., Eastern Time, at the Doubletree Hotel Downtown Wilmington—Legal District, 700 N. King Street, Wilmington, Delaware 19801 (the “Meeting”), to consider and vote upon the following matters:

1. To elect as directors the nine nominees named in the accompanying proxy statement for a one-year term expiring in 2010 and until their successors are duly elected and qualified.

2. To ratify the appointment of Deloitte & Touche LLP as the auditors of the Company’s financial statements for fiscal year 2009.

3. To consider and approve an amendment to the Company’s Amended and Restated Certificate of Incorporation that would permit the Company’s board of directors (the “Board of Directors”) to effect, at its discretion, a reverse stock split at a ratio within the range from 1-for-2 to 1-for-20, or not at all.

4. To consider and approve the Company’s proposal to amend the Avis Budget Group, Inc. 2007 Equity and Incentive Plan.

5. To consider and approve the Company’s Employee Stock Purchase Plan.

6. To consider and vote upon two stockholder proposals, if properly presented at the Meeting.

7. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on April 20, 2009 as the record date for the Meeting. Only stockholders of record at that time are entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the Meeting will be available for examination by any stockholder, for any purpose germane to the Meeting, at the Meeting and for ten days prior to the Meeting during ordinary business hours at 6 Sylvan Way, Parsippany, New Jersey 07054, the Company’s principal place of business.

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to Be Held on June 12, 2009.

The Company’s Proxy Statement on Schedule 14A,

form of proxy card and 2008 Annual Report on Form 10-K

are available at:

http://bnymellon.mobular.net/bnymellon/car

By Order of the Board of Directors

JEAN M. SERA

Secretary

Dated: April [    ], 2009

AVIS BUDGET GROUP, INC.

6 Sylvan Way

Parsippany, New Jersey 07054

PROXY STATEMENT

Annual Meeting of Stockholders to

be held on Friday, June 12, 2009

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board of Directors of Avis Budget Group, Inc. (the “Company” or “Avis Budget”) is soliciting your vote at the 2009 Annual Meeting of Stockholders, and any adjournment or postponement thereof (the “Meeting”), to be held on the date, at the time and place, and for the purposes set forth in the foregoing notice. On or about April [    ], 2009, the Company will first mail to certain stockholders of record the Notice containing instructions on how to access this Proxy Statement online, and also will first mail to certain other stockholders this Proxy Statement and the enclosed proxy card.

What will I be voting on?

•	Election of Directors (see page 46),

•	Ratification of Deloitte & Touche LLP as the Company’s auditors for 2009 (see pages 47-48),

•

An amendment to the Company’s Certificate of Incorporation to permit the Board of Directors to effect, at its discretion, a reverse stock split at a ratio within the range from one-for-two to one-for-twenty, or not at all (see pages 49-55),

•	An amendment to the Avis Budget Group, Inc. 2007 Equity and Incentive Plan (see pages 56-62),

•	To approve the Avis Budget Group, Inc. Employee Stock Purchase Plan (see pages 63-65), and

•	Two stockholder proposals if properly presented at the Meeting (see pages 66-69).

How many votes do I have?

You will have one vote for every share of the Company’s common stock, par value $0.01 per share (the “Common Stock”), you owned as of the close of business on April 20, 2009 (the “Record Date”).

How many votes can be cast by all stockholders?

[      ], consisting of one vote for each of the Company’s shares of Common Stock that were outstanding on the Record Date. There is no cumulative voting, and the holders of the Common Stock vote together as a single class.

How many votes must be present to hold the Meeting?

One-third of the outstanding shares of Common Stock entitled to vote at the Meeting, or [      ] votes, must be present, in person or by proxy, to constitute a quorum at the Meeting. Stockholders of record who are present at the Meeting, in person or by proxy, and who abstain from voting, including brokers holding customers’ shares of Common Stock of record who do not vote on particular proposals because the brokers do not have discretion to vote and have not received instructions from their customers as to how to vote, will be included in the number of stockholders present at the Meeting for purposes of determining whether a quorum is present for the transaction of business at the Meeting.

How many votes are required to elect directors and adopt the other proposals?

•

Directors are elected by the affirmative vote of a plurality of the shares of Common Stock present at the Meeting, in person or by proxy, and entitled to vote in the election of Directors. Under the rules of the New York Stock Exchange (“NYSE”), brokers who hold shares of Common Stock in “street name” will have discretion, on behalf of their clients that hold shares of Common Stock as of the Record Date, to vote on the proposal relating to the election of directors when such brokers do not receive instructions from the beneficial owners of such shares. Under applicable Delaware law, in determining whether nominees have received the requisite number of affirmative votes, withhold votes will have no effect on the outcome of the vote.

•

Approval of the proposal relating to the ratification of the appointment of auditors of the Company’s financial statements requires the affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on the proposal. Under the rules of the NYSE, brokers who hold shares of Common Stock in “street name” will have discretion, on behalf of their clients that hold shares of Common Stock as of the Record Date, to vote on the proposal relating to the ratification of the appointment of auditors when such brokers do not receive instructions from the beneficial owners of such shares. Under applicable Delaware law, in determining whether such proposal has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against such proposal.

•

Approval of the proposal amending the Company’s Certificate of Incorporation to effect a reverse stock split requires the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote on the amendment. Under the rules of the New York Stock Exchange, brokers who hold shares in street name will have discretion, on behalf of their clients that hold shares as of the record date, to vote on this proposal when the brokers do not receive instructions from beneficial owners. Under applicable Delaware law, in determining whether such proposal has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the amendment.

•

Approval of the proposal relating to the amendment of the Avis Budget Group, Inc. 2007 Equity and Incentive Plan requires the affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on the proposal, provided that the total votes cast on the proposal represent over 50% of the voting power of the total outstanding shares of Common Stock, which is referred to as the “Outstanding Votes”. Under the rules of the New York Stock Exchange, brokers who hold shares in street name will not have discretion to vote on the proposal to approve the amendment to the Avis Budget Group, Inc. 2007 Equity and Incentive Plan when the brokers do not receive instructions from beneficial owners. Under applicable Delaware law, in determining whether such proposal has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against such proposal. The total sum of votes “for,” plus votes “against,” plus abstentions (which is referred to as the “NYSE Votes Cast”) must be greater than 50% of the total Outstanding Votes. Thus, broker non-votes could impair our ability to satisfy the requirement that the NYSE Votes Cast represent over 50% of the Outstanding Votes. Further, the number of votes “for” the proposal must be greater than 50% of the NYSE Votes Cast.

•

Approval of the proposal relating to the Avis Budget Group, Inc. Employee Stock Purchase Plan requires the affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on the proposal. Under the rules of the New York Stock Exchange, brokers who hold shares in street name will not have discretion to vote on the proposal to approve the Avis Budget Group, Inc. Employee Stock Purchase Plan when the brokers do not receive instructions from beneficial owners. Under applicable Delaware law, in determining whether such proposal has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against such proposal and broker non-votes (if any) will have no effect on the vote on this proposal.

•

Approval of the stockholder proposal requesting that the Board of Directors amend the Company’s governing documents to include a majority voting standard for uncontested elections for the Board of Directors, if properly presented at the Meeting, requires the affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on the proposal. Under the rules of the New York Stock Exchange, brokers who hold shares in street name will have discretion, on behalf of their clients that hold shares as of the record date, to vote on this proposal when the brokers do not receive instructions from beneficial owners. Abstentions will be counted and will have the same effect as a vote against this proposal.

•

Approval of the stockholder proposal concerning greenhouse gas (“GHG”) emissions, if properly presented at the Meeting, requires the affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on the proposal. Under the rules of the New York Stock Exchange, brokers who hold shares in street name will not have discretion, on behalf of their clients that hold shares as of the record date, to vote on this proposal when the brokers do not receive instructions from beneficial owners. Abstentions will be counted and will have the same effect as a vote against this proposal and broker non-votes (if any) will have no effect on the vote on this proposal.

A “broker non-vote” occurs when a broker does not have discretion to vote on a particular proposal (i.e., the proposal is not considered “routine”) and the broker has not received instructions from the beneficial owner of the shares of Common Stock as to how to vote on such proposal. Generally, brokers have discretion to vote on proposals relating to what are deemed to be “routine” matters, which include election of directors and the ratification of auditors, and do not have discretion to vote on proposals relating to what are deemed to be “non-routine” matters.

How do I vote?

You should submit your proxy or voting instructions as soon as possible.

If you received a paper copy of this Proxy Statement. You can vote by valid proxy received by telephone, electronically via the Internet or by mail. If voting by mail, you must:

•	indicate your instructions on the proxy;

•	date and sign the proxy;

•	mail the proxy promptly in the enclosed envelope; and

•	allow sufficient time for the proxy to be received before the date of the Meeting.

Alternatively, in lieu of returning signed proxy cards, holders of record of shares of Common Stock can vote such shares by telephone or electronically via the Internet. If you are a registered stockholder (that is, if you hold your stock directly in your name through our transfer agent), you may vote by telephone or electronically via the Internet by following the instructions included with your proxy card. If your shares of Common Stock are held in “street name” such as in a stock brokerage account, by a bank or other nominee, please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically via the Internet. The deadline for voting by telephone or electronically via the Internet is 11:59 p.m., Eastern Time, on June 11, 2009.

If you received a Notice of Internet availability of this Proxy Statement. Please submit your proxy via the Internet using the instructions included in the Notice. The deadline for voting is 11:59 p.m., Eastern Time, on June 11, 2009.

Can I change my vote?

Yes. A proxy may be revoked at any time prior to the voting at the Meeting by submitting a later dated proxy (including a proxy by telephone or electronically via the Internet), by giving timely written notice of such revocation to the Secretary of the Company or by attending the Meeting and voting in person. However, if you hold any shares of Common Stock in “street name,” you may not vote these shares in person at the Meeting unless you bring with you a legal proxy from the holder of record of such shares.

What if I do not vote for some of the matters listed on my proxy card?

Shares of Common Stock represented by proxies received by the Company (whether through the return of the enclosed proxy card, by telephone or electronically via the Internet), where the stockholder has specified his or her choice with respect to the proposals described in this Proxy Statement (including the election of Directors), will be voted in accordance with the specification(s) so made.

If your proxy is properly executed but does not contain voting instructions, or if you vote by telephone or electronically via the Internet without indicating how you want to vote, your shares will be voted:

•	“FOR” the election of all nine nominees for the Board of Directors,

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as auditors of the Company’s financial statements for the year ending December 31, 2009,

•

“FOR” the amendment to the Company’s Certificate of Incorporation to permit the Board of Directors to effect a reverse stock split at a ratio from one-for-two to one-for-twenty, or not at all, at its discretion,

•	“FOR” the amendment to the Avis Budget Group, Inc. 2007 Equity and Incentive Plan,

•	“FOR” the approval of the Avis Budget Group, Inc. Employee Stock Purchase Plan,

•

“FOR” the stockholder proposal requesting that the Board of Directors amend the Company’s governing documents to include a majority voting standard for uncontested elections for the Board of Directors if properly presented at the Meeting, and

•	“AGAINST” the stockholder proposal concerning GHG emissions if properly presented at the Meeting.

How do participants in savings plans vote?

For participants in the “Avis Budget Group Employee Savings Plan,” the “AB Car Rental Services, Inc. Retirement Savings Plan” and the “AB Car Rental Services, Inc. Retirement Savings Plan for Collectively Bargained Employees” (collectively, the “Savings Plans”) with shares of Common Stock credited to their accounts, voting instructions for the trustees of the Savings Plans are also being solicited through this Proxy Statement. In accordance with the provisions of the Savings Plans, the respective trustees will vote shares of Common Stock in accordance with instructions received from the participants to whose accounts such shares are credited. To the extent such instructions are not received prior to noon, Eastern Time, on June 5, 2009, the trustees of the Savings Plans will vote the shares of Common Stock with respect to which it has not received instructions proportionately in accordance with the shares of Common Stock for which it has received instructions. Instructions given with respect to shares of Common Stock in accounts of the Savings Plans may be changed or revoked only in writing, and no such instructions may be revoked after noon, Eastern Time, on June 5, 2009. Participants in the Savings Plans are not entitled to vote in person at the Meeting. If a participant in any of the Savings Plans has shares of Common Stock credited to his or her account and also owns other shares of Common Stock, he or she should receive separate proxy cards for shares of Common Stock credited to his or her account in the Savings Plans and any other shares of Common Stock that he or she owns. All such proxy cards should be completed, signed and returned to the transfer agent to register voting instructions for all shares of Common Stock owned by him or her or held for his or her benefit in the Savings Plans.

Could other matters be decided at the Meeting?

The Board of Directors does not intend to bring any matter before the Meeting other than those set forth above, and the Board is not aware of any matters that anyone else proposes to present for action at the Meeting.

However, if any other matters properly come before the Meeting, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

Do I need a ticket to attend the Meeting?

Yes. Attendance at the Meeting will be limited to stockholders as of the Record Date, their authorized representatives and guests of the Company. Admission will be by ticket only. For registered stockholders, the bottom portion of the proxy card enclosed (or obtained electronically via the Internet) with this Proxy Statement is the Meeting ticket. Beneficial owners with shares of Common Stock held through an intermediary, such as a bank or broker, should request tickets in writing from the Secretary at Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, New Jersey 07054, and include proof of ownership, such as a bank or brokerage firm account statement or letter from the broker, trustee, bank or nominee holding their stock, confirming beneficial ownership. Stockholders who do not obtain tickets in advance may obtain them on the Meeting date at the registration desk upon verifying his or her stock ownership as of the Record Date. In accordance with the Company’s security procedures, all persons attending the Meeting must present picture identification along with their admission ticket or proof of beneficial ownership in order to gain admission. Admission to the Meeting will be expedited if tickets are obtained in advance. Tickets may be issued to others at the discretion of the Company.

Why did certain stockholders receive in the mail a one-page Notice regarding Internet availability of this Proxy Statement rather than a printed copy?

As permitted by the new Securities and Exchange Commission (“SEC”) rules allowing companies to provide stockholders with access to proxy materials over the Internet, we are making this Proxy Statement available to our stockholders electronically via the Internet. Accordingly, to reduce the environmental impact of our annual meeting and reduce costs, we are sending to a portion of our stockholders a Notice containing instructions on how to access this Proxy Statement online. If you received a Notice by mail, you will not receive a printed copy of this Proxy Statement in the mail unless you request to receive a printed copy of this Proxy Statement. Instructions on how to access this Proxy Statement over the Internet or to request a printed copy are set forth in the Notice. In addition, stockholders may request to receive proxy materials in print form or electronically by email on an ongoing basis.

How can I access the Company’s proxy materials and annual report electronically?

A copy of this Proxy Statement and the Annual Report on Form 10-K filed by the Company with the SEC for its latest fiscal year is available without charge to stockholders at http://bnymellon.mobular.net/bnymellon/car, at the Company’s website at www.avisbudgetgroup.com, or upon written request to Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, New Jersey 07054, Attention: Investor Relations. You can elect to receive future annual reports and proxy statements electronically by marking the appropriate box on your proxy card or by following the instructions provided if you vote via the Internet or by telephone.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED AND THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT.

BOARD OF DIRECTORS

General

The Board of Directors presently consists of nine members. The directors elected at the Meeting will serve for a term of one year expiring at the 2010 annual meeting of stockholders and until their successors are duly elected and qualified. The name and age of each present director, and his or her position with the Company, is set forth below.

In 2006, Cendant Corporation, as we were formerly known, completed a separation into four separate companies (the “Cendant Separation”), one for each of its former real estate services businesses (Realogy Corporation), its former hospitality services businesses (Wyndham Worldwide Corporation), its former travel distribution services businesses (Travelport Inc.) and its former vehicle services businesses (Avis Budget Group, Inc.). Following completion of the Cendant Separation, Cendant, then consisting solely of our vehicle rental businesses of Avis and Budget, changed its name to Avis Budget Group, Inc. and our Common Stock began trading on the NYSE under the symbol “CAR.” Our director’s positions with Cendant Corporation, if any, are detailed below in their biographical information.

Name of Present Directors	Age	Present Position
Ronald L. Nelson	56	Chairman of the Board, Chief Executive Officer and Director
Mary C. Choksi	58	Director
Leonard S. Coleman	60	Presiding Director and Chairman of the Corporate Governance Committee
Martin L. Edelman	67	Director
John D. Hardy, Jr.	65	Director and Chairman of the Compensation Committee
Lynn Krominga	58	Director
Eduardo G. Mestre	60	Director
F. Robert Salerno	57	President, Chief Operating Officer and Director
Stender E. Sweeney	70	Director and Chairman of the Audit Committee

Biographical Information for Nominees

Mr. Nelson has been Chairman and Chief Executive Officer of the Company since August 2006 and director since April 2003. Mr. Nelson was Chief Financial Officer from May 2003 until August 2006 and President from October 2004 to August 2006. Mr. Nelson was also Chairman and Chief Executive Officer of the Company’s Vehicle Rental business from January 2006 to August 2006. From December 2005 to April 2006, Mr. Nelson was interim Chief Executive Officer of the Company’s former Travel Distribution Division. From April 2003 to May 2003, Mr. Nelson was Senior Executive Vice President, Finance. From November 1994 to March 2003, Mr. Nelson was Co-Chief Operating Officer of DreamWorks SKG. Prior thereto, he was Executive Vice President, Chief Financial Officer and a director at Paramount Communications, Inc., formerly Gulf + Western Industries, Inc. Mr. Nelson serves on the board of Convergys Corporation and Hanesbrands Inc., which both file reports pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Ms. Choksi has been a director since March 2007. Ms. Choksi has been a Managing Director of Strategic Investment Partners, Inc. and Emerging Markets Investors Corporation (investment management firms) since 1987.

Mr. Coleman has been a director since December 1997, Presiding Director at executive sessions of the Board since February 2003 and Chairman of the Governance Committee since August 2006. Mr. Coleman was a director of HFS Incorporated (“HFS”) from April 1997 until December 1997. From 1999 to December 2005, Mr. Coleman was a Senior Advisor to Major League Baseball. Mr. Coleman was President of The National League of Professional Baseball Clubs from 1994 to 1999, having previously served since 1992 as Executive

Director, Market Development of Major League Baseball. Mr. Coleman is a director of the following corporations which file reports pursuant to the Exchange Act: Omnicom Group Inc., H.J. Heinz Company, Churchill Downs Incorporated and Electronic Arts Inc.

Mr. Edelman has been a director since December 1997 and was a director of HFS from November 1993 to December 1997. Mr. Edelman has been Of Counsel to Paul, Hastings, Janofsky & Walker, LLP, a New York City law firm, since June 2000. Mr. Edelman was a partner with Battle Fowler LLP, which merged with Paul, Hastings, Janofsky & Walker, LLP, from 1972 to 1993 and was Of Counsel to Battle Fowler LLP from 1994 to June 2000. Mr. Edelman also serves as a director of the following corporations that file reports pursuant to the Exchange Act: Capital Trust, Inc. and Ashford Hospitality Trust, Inc.

Mr. Hardy has been a director since April 2, 2008. From 1981 to 2008, Mr. Hardy was a partner at the law firm of O’Melveny & Myers LLP and is currently a partner of Venable LLP where he focuses on recruitment and practice development for the firm’s West Coast Transaction Practice.

Ms. Krominga has been a director since October 2006. Ms. Krominga is an attorney and business executive. Since 1999, Ms. Krominga has been a consultant to private equity and venture capital firms and to start-up and early stage technology companies and served as chief executive officer of Fashion Wire Daily, Inc. in 2002. From 1981 to 1999, Ms. Krominga held various senior executive and legal offices at Revlon, including President, Licensing Division, and General Counsel. Prior to that, Ms. Krominga was an attorney at American Express Company and at Cleary, Gottlieb, Steen & Hamilton. Ms. Krominga currently serves on the board of directors of Sunrise Senior Living, Inc., which files reports pursuant to the Exchange Act, where Ms. Krominga serves as chairman of the compensation committee. From March through November 2008, Ms. Krominga served as Chairman of the Board of Sunrise Senior Living, and was appointed Lead Director thereafter (when the former CEO assumed the position of chair), and both of such roles include voting membership on all board committees.

Mr. Mestre has been a director since July 2008. Mr. Mestre has been Vice Chairman of Evercore Partners since 2004 where he is responsible for the firm’s corporate advisory business. Prior to joining Evercore, Mr. Mestre served as Chairman of Investment Banking at Citigroup, among numerous leadership positions he filled during a twenty-seven year career there.

Mr. Salerno has been President, Chief Operating Officer and a director of the Company since August 2006. Mr. Salerno has been Chief Executive Officer of Avis Budget Car Rental, LLC, our subsidiary, since April 2004. He was previously President and Chief Operating Officer of Cendant Car Rental Group, Inc. from November 2002 until April 2004 and was President and Chief Operating Officer of Avis from 1996 to November 2002. In 1995, he was named Executive Vice President of Operations and in July 1990, Senior Vice President and General Manager of Avis.

Mr. Sweeney has been a director and Chairman of the Audit Committee since August 2006. Mr. Sweeney has been a financial advisor and equity investor in several privately held enterprises since 1998. In 1997, Mr. Sweeney served in a senior financial and operating capacity for a joint venture between DreamWorks SKG and Pacific Data Images. From 1995 to 1996, Mr. Sweeney was the Chief Executive Officer and a director of Vehicle Information Network, a database management and marketing company. From 1994 to 1995, Mr. Sweeney was the Chief Financial Officer and Principal of The Onyx Group, a shopping center development and management company. From 1968 to 1994, Mr. Sweeney served in various positions at The Times Mirror Company, the last eight years of which as Vice President, Finance. Mr. Sweeney serves on the board of the Payden & Rygel Investment Group, which files reports pursuant to the Exchange Act.

Functions and Meetings of the Board of Directors

The Company’s corporate governance guidelines, director independence criteria, committee charters, codes of conduct and other documents setting forth the Company’s corporate governance practices can be accessed in the “Investor Relations—Corporate Governance” section of the Company’s website at www.avisbudgetgroup.com or by writing to the Company at Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, New Jersey 07054, Attention: Investor Relations.

Director Independence

Each year, our Board of Directors reviews commercial and charitable relationships of each director to evaluate such director’s independence pursuant to Rule 303A.02 of the New York Stock Exchange Listed Company Manual and our own director independence criteria, which can be accessed on our website at www.avisbudgetgroup.com and are attached hereto as Annex A. In conducting its review, the Board of Directors considers a number of factors, including the director’s and his or her immediate family members’ relationships with the Company and its subsidiaries, affiliates, executive officers and auditors; his or her relationships with foundations, universities and other non-profit organizations to which the Company has made a certain level of contributions during the past three years; and whether such director or his or her immediate family members have, during the past three years, been part of an “interlocking directorate” in which an executive officer of the Company served on the compensation (or equivalent) committee of another company that employs such director or his or her immediate family member as an executive officer.

After evaluating the factors described above, the Board of Directors has affirmatively determined that five of our current directors are independent under the corporate governance listing standards of the NYSE and our own director independence criteria. Our independent directors are currently Mary C. Choksi, Leonard S. Coleman, John D. Hardy, Jr., Lynn Krominga and Stender E. Sweeney.

We also maintain a Corporate Governance Committee, a Compensation Committee and an Audit Committee, and all of the directors serving on such committees are independent, based upon the corporate governance listing standards of the NYSE and our own director independence criteria.

Presiding Director

The position of Presiding Director was established by the Board of Directors to appoint a director whose primary responsibilities include presiding over periodic executive sessions of the non-management members of the Board of Directors, advising the Chairman of the Board of Directors and committee chairs with respect to meeting agenda and information needs, providing advice with respect to the selection of committee chairs and performing other duties that the Board of Directors may from time to time delegate to assist it in the fulfillment of its responsibilities. The non-management members of the Board of Directors have designated Mr. Coleman to serve in this position until the Company’s 2010 annual meeting of stockholders.

Communicating with the Board of Directors

Stockholders and other interested parties may send communications to the Board of Directors by writing to the Board of Directors, c/o the Secretary, at Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, New Jersey 07054. In addition, all parties interested in communicating directly with the Presiding Director or with any other non-management director may do so by writing to Avis Budget Group, Inc. at the same address, Attention: Presiding Director, c/o the Secretary or via e-mail at presidingdirector@avisbudget.com. The Presiding Director is responsible for reviewing and distributing all interested parties’ communications received to the intended recipients and/or to the full Board of Directors, as appropriate.

Codes of Conduct

The Board of Directors has adopted a code of conduct that applies to all officers and employees, including the Company’s principal executive officer, principal financial officer and principal accounting officer. The Board of Directors has also adopted a code of business conduct and ethics for directors. Both codes of conduct are available in the “Investor Relations—Corporate Governance” section of the Company’s website at www.avisbudgetgroup.com, or by writing the Company at Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, New Jersey 07054, Attention: Investor Relations. The purpose of these codes of conduct is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and to promote compliance with all applicable rules and regulations that apply to the Company and its officers and directors.

Board of Directors Meetings

The Board of Directors held eight meetings and acted by unanimous written consent on one occasion during 2008. In 2008, all incumbent directors attended at least 75% of the aggregate number of meetings of the Board of Directors and committees of the Board of Directors on which they served. All directors are required to attend each regularly scheduled Board of Directors meeting. Attendance at the Company’s annual meeting of stockholders is strongly encouraged, and our goal is for a representative of each of the Audit Committee, Compensation Committee and Governance Committee to be present at each annual meeting. The 2008 annual meeting of stockholders was attended by all directors.

Committees of the Board of Directors

Audit Committee

The Audit Committee presently consists of Mr. Sweeney (Chairman), and Mses. Krominga and Choksi (the “Audit Committee”). The Audit Committee oversees the accounting and financial reporting processes of the Company, as well as the audits of the financial statements of the Company. See “Report of Audit Committee” below. The Board of Directors has determined that all members of the Audit Committee are independent directors under the rules of the NYSE, the Company’s Director Independence Criteria (as set forth in Annex A) and within the meaning of applicable SEC rules, and that each member of the Audit Committee has the ability to read and understand fundamental financial statements. The Board of Directors has determined that Mr. Sweeney qualifies as an “audit committee financial expert” as defined by the rules of the SEC and is independent as defined by the NYSE standards with respect to audit committee members. The text of the Audit Committee charter can be found in the “Investor Relations—Corporate Governance” section of the Company’s website at www.avisbudgetgroup.com, or may be obtained by contacting the Company’s Secretary at Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, New Jersey 07054. The Audit Committee held eight meetings in 2008.

Compensation Committee

The Compensation Committee presently consists of Messrs. Hardy (Chairman) and Coleman and Ms. Krominga (the “Compensation Committee” or the “Committee”).

The Board of Directors has determined that each member of the Compensation Committee is an independent director under the rules of the NYSE and the Company’s Director Independence Criteria, an outside director for purposes of Section 162(m) of the Internal Revenue Code, and a non-employee director for purposes of Section 16 of the Exchange Act. The text of the Compensation Committee charter can be found in the “Investor Relations—Corporate Governance” section of the Company’s website at www.avisbudgetgroup.com, or may be obtained by contacting the Company’s Secretary at Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, New Jersey 07054. The Compensation Committee held six meetings in 2008.

The role of the Committee is to assure that our executive officers are compensated effectively in a manner consistent with our stated compensation strategy, internal equity considerations, and competitive practice. The primary responsibilities are as follows:

•	Review and approve our stated compensation strategy;

•	Annually review and determine the individual elements of total compensation for the Chief Executive Officer;

•	Review and approve individual elements of total compensation for our executive officers;

•	Assure that our annual and long-term bonus and incentive compensation plans are administered in a manner consistent with our compensation strategy;

•

Make recommendations to the Board of Directors with respect to incentive compensation plans and equity-based plans and approve, subject, where appropriate, to submission to stockholders, all new equity-related incentive plans for executive officers;

•	Review and approve stock option and other equity awards; and

•	Evaluate its performance under its charter on an annual basis.

We refer you to “Executive Compensation” below for additional information regarding the Compensation Committee’s processes and procedures.

Corporate Governance Committee

The Corporate Governance Committee presently consists of Messrs. Coleman (Chairman) and Sweeney and Ms. Choksi (the “Corporate Governance Committee”). The Board of Directors has determined that each of the current members qualifies as an independent director under the rules of the NYSE and the Company’s Director Independence Criteria. The responsibilities of the Corporate Governance Committee include identifying and recommending to the Board of Directors appropriate director nominee candidates and providing oversight with respect to corporate governance matters. The text of the Corporate Governance Committee charter can be found in the “Investor Relations—Corporate Governance” section of the Company’s website at www.avisbudgetgroup.com, or may be obtained by contacting the Company’s Secretary at Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, New Jersey 07054. The Corporate Governance Committee held four meetings in 2008.

Director Nomination Procedures

The Corporate Governance Committee considers the appropriate balance of experience, skills and characteristics required of members of the Board of Directors. It seeks to ensure that all members of the Company’s Audit Committee meet the Company’s Director Independence Criteria and the financial literacy requirements under the rules of the NYSE; that at least one of the members of the Audit Committee qualifies as an “audit committee financial expert” under the rules of the SEC; and that all members of the Compensation Committee and the Corporate Governance Committee meet the Company’s Director Independence Criteria. Nominees for director positions are selected on the basis of their depth and breadth of experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment, and willingness to devote adequate time to the duties associated with being a member of the Board of Directors.

The Corporate Governance Committee will consider written proposals from stockholders for candidates to be nominees for director positions. In considering candidates submitted by stockholders, the Corporate Governance Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate. Any such proposal should be submitted to the Corporate Governance Committee, c/o the Secretary of the Company, at Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, New Jersey 07054, and should include the following: (a) the name of the stockholder and evidence of such stockholder’s beneficial ownership of the shares of Common Stock, including the number of shares of Common Stock beneficially owned and the length of time of such beneficial ownership; and (b) the name of the candidate, such candidate’s resume or a listing of his or her qualifications to be a director of the Company and such candidate’s consent to be named as a director, if selected by the Corporate Governance Committee, nominated by the Board of Directors and elected. The written proposal should be submitted in the time frame and consistent with the requirements described in the by-laws of the Company and under the caption “Stockholder Proposals for 2010 Annual Meeting” below.

The process for identifying and evaluating candidates to be nominees to the Board of Directors is initiated by identifying a candidate who meets the criteria for selection as a nominee and has the specific qualities or skills being sought based on input from members of the Board of Directors and, if the Corporate Governance Committee deems appropriate, a third-party search firm. Such candidates are evaluated by the Corporate Governance Committee by reviewing such candidates’ biographical information and qualification and checking the candidates’ references. Qualified candidates are interviewed by at least one member of the Corporate Governance Committee. Using the input from such interview and other information obtained by the Corporate Governance Committee, the Corporate Governance Committee evaluates whether such candidate is qualified to serve as a director and whether the Corporate Governance Committee should recommend to the Board of Directors that the Board nominate such candidate or elect such candidate to fill a vacancy on the Board of Directors. Candidates recommended by the Corporate Governance Committee are presented to the Board of Directors for selection as nominees to be presented for the approval of the stockholders or for election to fill a vacancy.

The Corporate Governance Committee expects that a similar evaluation process will be used to evaluate candidates to be nominees for director positions recommended by stockholders. However, to date, the Company has not received any stockholder proposal to nominate a director.

Executive Committee

The Executive Committee presently consists of Messrs. Nelson (Chairman), Salerno and Edelman (the “Executive Committee”). The Executive Committee has and may exercise all of the powers of the Board of Directors when the Board of Directors is not in session, including the power to authorize the issuance of stock, except that the Executive Committee has no power to (a) alter, amend or repeal the by-laws or any resolution or resolutions of the Board of Directors, (b) declare any dividend or make any other distribution to the stockholders of the Company, (c) appoint any member of the Executive Committee, or (d) take any other action which legally may be taken only by the full Board of Directors. The Executive Committee acted by unanimous written consent on three occasions in 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding beneficial ownership of shares of Common Stock, par value $0.01 per share, of the Company (“Common Stock”) as of March 20, 2009 by (i) each person who is known by us to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each of the Company’s directors and each of its named executive officers named in the Summary Compensation Table below and (iii) all of the Company’s directors and current executive officers as a group.

Name of Beneficial Owner	Total Amount of Shares Beneficially Owned(1)		Percent of Common Stock Owned(2)	Of the Total Number of Shares Beneficially Owned, Shares which May be Acquired within 60 days(3)
Principal Stockholders:
Shapiro Capital Management LLC(4)	16,775,472		16.5%	—
Classic Fund Management Aktiengesellschaft(5)	5,242,283		5.2%	—

Directors and Named Executive Officers:
Ronald L. Nelson	256,894		*	104,249
Mary C. Choksi	27,100	(6)	*	—
Leonard S. Coleman	31,255	(7)	*	6,255
Martin L. Edelman	36,767	(8)	*	11,467
John D. Hardy, Jr.		(9)	*	—
Lynn Krominga		(10)	*	—
Eduardo G. Mestre		(11)	*	—
F. Robert Salerno	147,558		*	85,469
Stender E. Sweeney	100	(12)	*	—
Mark J. Servodidio	44,097		*	19,472
Patric Siniscalchi	34,355		*	16,574
David B. Wyshner	93,376		*	51,615

All Directors and Executive Officers as a group (17 persons)	822,438	(13)	*	379,436

*	Amount represents less than 1% of outstanding Common Stock.
(1)	Shares beneficially owned include direct and indirect ownership of shares, vested stock option awards and stock option awards that may become vested, and restricted stock units that may be settled, within 60 days of March 20, 2009.
(2)	Based on 101,758,514 shares of Common Stock outstanding on March 20, 2009.
(3)	Includes vested stock option awards and stock option awards that may become vested, and restricted stock units that may be settled, within 60 days of March 20, 2009.
(4)	Reflects beneficial ownership of 16,775,472 shares of Common Stock by Shapiro Capital Management LLC and Samuel Shapiro (together, “Shapiro Capital”), as derived solely from information reported in a Schedule 13G under the Exchange Act, filed with the SEC on February 3, 2009. Samuel Shapiro is the chairman, director and majority stockholder of Shapiro Capital Management LLC and exercises dispositive power over the securities held by Shapiro Capital Management LLC and may be deemed to have indirect beneficial ownership over the shares of Common Stock described above. Shapiro Capital has sole voting power over 13,455,892 of the shares of Common Stock and shared voting power over 3,319,580 of the shares of Common Stock, and has sole power to dispose or direct the disposition of 16,775,472 shares of Common Stock. The principal business address for Shapiro Capital is 3060 Peachtree Road, Suite 1555 N.W., Atlanta, Georgia 30305. Information is based upon the assumption that there was no change in the beneficial ownership of such shares of Common Stock from the publicly filed information through March 20, 2009.
(5)	Reflects beneficial ownership of 5,242,283 shares of Common Stock by Classic Fund Management Aktiengesellschaft (“Classic Fund”), as derived solely from information reported in a Schedule 13G under the Exchange Act filed by Classic Fund with the SEC on February 4, 2009. Such Schedule 13G indicates that Classic Fund is the trustee of three mutual funds domiciled in the Principality of Liechtenstein, and in its role as trustee has sole voting and dispositive power over 5,242,283 of the shares of Common Stock. The principal business address for Classic Fund Management Aktiengesellschaft is Raetikonstrasse 33, FL-9490 Vaduz, Principality of Liechtenstein. Information is based upon the assumption that there was no change in the beneficial ownership of such shares of Common Stock from the publicly filed information through March 20, 2009.

(6)	Excludes 24,645 shares of Common Stock held under the Non-Employee Directors Deferred Compensation Plan, which pursuant to the terms of the plan will be distributed seven months following such director’s retirement or termination of service from the Board for any reason (“Director Deferred Shares”).
(7)	Excludes 33,734 Director Deferred Shares.
(8)	Excludes 39,167 Director Deferred Shares.
(9)	Excludes 20,745 Director Deferred Shares.
(10)	Excludes 27,797 Director Deferred Shares.
(11)	Excludes 16,582 Director Deferred Shares.
(12)	Excludes 38,641 Director Deferred Shares.
(13)	Excludes 201,311 Director Deferred Shares.

EXECUTIVE OFFICERS

The present executive officers of the Company are set forth in the table below. All executive officers are appointed at the annual meeting or interim meetings of the Board of Directors. Each executive officer is appointed by the Board of Directors to hold office at the discretion of the Board of Directors and may be removed at any time by the Board of Directors with or without cause.

Name	Offices or Positions To be Held
Ronald L. Nelson	Chief Executive Officer

F. Robert Salerno	President and Chief Operating Officer

David B. Wyshner	Executive Vice President and Chief Financial Officer

W. Scott Deaver	Executive Vice President, Strategy and Pricing

Larry D. De Shon	Executive Vice President, Operations

Thomas M. Gartland	Executive Vice President, Sales and Marketing

Karen C. Sclafani	Executive Vice President and General Counsel

Mark J. Servodidio	Executive Vice President, Chief Human Resource Officer

Patric T. Siniscalchi	Executive Vice President, International Operations

Brett D. Weinblatt	Senior Vice President and Chief Accounting Officer

Biographical information concerning the executive officers of the Company who also presently serve as directors is set forth above under “Board of Directors—Biographical Information for Nominees.” Biographical information concerning all other present executive officers is set forth below.

Name	Biographical Information
David B. Wyshner	Mr. Wyshner, age 42, has been Executive Vice President and Chief Financial Officer since August 2006, and also served as Treasurer from August 2006 to November 2007. Prior to the Cendant Separation, Mr. Wyshner was Executive Vice President and Treasurer of the Company from January 2004 to August 2006. Mr. Wyshner was named Vice Chairman and Chief Financial Officer of the Company’s former Travel Content Division, which included the Company’s vehicle rental business of Avis and Budget, in July 2005. From 1999 until January 2004, Mr. Wyshner was employed in various roles at the Company, including serving as Executive Vice President for Finance, Planning and Development. Prior to joining the Company, Mr. Wyshner was a Vice President in Merrill Lynch & Co.’s investment banking division, specializing in corporate finance and mergers and acquisitions.

W. Scott Deaver	Mr. Deaver, age 57, has been Executive Vice President, Strategy and Pricing since September 2006. Previously, Mr. Deaver served in a variety of roles with the Company. Mr. Deaver was Executive Vice President, Marketing for Avis Budget Car Rental, LLC from March 2001 to September 2006. He also served as Chief Marketing Officer for move.com, an online real estate and home services portal launched by the Company, and as Senior Vice President of corporate marketing of the Company.

Larry D. De Shon	Mr. De Shon, age 49, has been Executive Vice President, Operations since October 2006. From November 2002 to June 2006, Mr. De Shon was Senior Vice President of airport operations at United Airlines. Mr. De Shon began his 28-year career with United Airlines as a customer service representative and advanced to hold a number of positions of increasing responsibility during his tenure.

Name	Biographical Information
Thomas M. Gartland	Mr. Gartland, age 51, has been Executive Vice President of Sales and Marketing since April 2008. Prior to joining the Company, Mr. Gartland was President of JohnsonDiversey, Inc.’s North American Region, where he worked for 14 years. Prior thereto, Mr. Gartland was Vice President and Director of National Accounts with Ecolab Inc., where he also worked for 14 years.

Karen C. Sclafani	Ms. Sclafani, age 57, has been Executive Vice President and General Counsel since August 2006. Previously, Ms. Sclafani was Senior Vice President, General Counsel and Secretary of Avis Budget Car Rental, LLC from November 2002 and was Senior Vice President and General Counsel of Avis from August 1998. Prior to being appointed General Counsel, Ms. Sclafani served as Vice President and Deputy General Counsel and in various other capacities in Avis’ legal department. Before joining Avis, she was a corporate associate with the law firm Mudge, Rose, Guthrie and Alexander in New York City.

Mark J. Servodidio	Mr. Servodidio, age 43, has been Executive Vice President, Chief Human Resource Officer since August 2006. Prior to such appointment, Mr. Servodidio was Executive Vice President, Human Resources for Avis Budget Car Rental, LLC from November 2002. He joined Avis in April 2001 as Senior Vice President, Human Resources. Prior to joining Avis, Mr. Servodidio was with Kraft Foods, Inc. (formerly Nabisco) from 1996 to 2001 where he was most recently head of Human Resources for Nabisco’s sales and supply chain unit. Prior thereto, he served in various leadership roles at PepsiCo, Inc.

Patric T. Siniscalchi	Mr. Siniscalchi, age 59, has been Executive Vice President, International Operations since August 2006. Prior to such appointment, Mr. Siniscalchi was Senior Vice President, International Operations for Avis Budget Car Rental, LLC from November 2002. Mr. Siniscalchi joined Avis in 1971 and advanced to hold a number of positions of increasing responsibility during his tenure.

Brett D. Weinblatt	Mr. Weinblatt, age 39, has been Senior Vice President and Chief Accounting Officer since June 2007. Mr. Weinblatt was Controller of the Company from August 2006 to June 2007 and was previously Senior Vice President and Controller of Avis Budget Car Rental, LLC from July 2005. Prior to joining the Company, Mr. Weinblatt held various senior finance positions with Alpharma Inc., a specialty pharmaceutical company, including chief financial officer of Alpharma’s Animal Health Division, from June 2002. Prior to joining Alpharma, Mr. Weinblatt held various senior finance positions at Honeywell International Inc. (formerly AlliedSignal) from September 1995. Prior to joining Honeywell, Mr. Weinblatt was associated with Deloitte & Touche LLP for five years.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We refer you to our Annual Report on Form 10-K for the year ended December 31, 2008 (the “2008 Form 10-K”) for additional information regarding the 2008 financial results for our Company discussed below.

Executive Summary

Our pay-for-performance philosophy has been the foundation for our compensation design and has focused on aligning our executives’ efforts and achievements with our stockholders’ interests. In 2008, we successfully maintained our revenue base and generated solid EBITDA from our international operations, despite an unprecedented set of challenging market conditions, including weak travel volumes, significantly increased fleet costs, disruption in the credit markets, and concerns related to the domestic auto manufacturers.

For 2008, the Company achieved total revenue of approximately $6 billion and its international operations generated $141 million of EBITDA. We also executed against key strategic initiatives, including:

•	achieving our target of $40 million of cost savings related to our Performance Excellence process improvement initiative;

•	renewing and amending financing facilities aggregating over $4 billion despite a banking and financial crisis; and

•	launching additional aggressive cost-saving and efficiency initiatives, which we expect to substantially reduce expenses in 2009.

Despite these achievements, due to the challenges described above, we did not meet all of the performance goals contained in our incentive programs and, consequently, our pay-for-performance discipline resulted in compensation paid to our named executive officers (“NEOs” or “named executive officers”) for 2008 being well below the compensation targeted for each NEO and also below 2007 compensation levels. Our named executive officers received:

•

no payout under the 2008 annual incentive programs, including the discretionary component (except for our Executive Vice President, International Operations, who received a partial payout based on the performance of our international operations);

•	none of the shares that were eligible to vest in 2008 or 2009 based on performance for 2007 and 2008;

•

reduced 2009 equity award values as compared to 2008 (which were also lower compared to 2007), due principally to the decline in our stock price during 2008 and consistent with our commitment to limit our equity dilution; and

•	no increase in base salary for 2009.

Furthermore, since our earnings did not meet the business plan we set at the beginning of 2008, our Compensation Committee (the “Committee”) supported the CEO’s recommendation not to award a payout on the discretionary component under the 2008 annual incentive programs to senior management.

For 2009, the Committee will continue to focus on retaining and motivating high levels of performance from management, which it believes is critical to the success of our business, by ensuring that our management ranks, and particularly our executive-level positions, are populated with persons possessing outstanding capabilities, strong commitment to our business and a drive to add value. At the same time, the Committee will also continue to focus on performance balanced by an awareness of competitive practices and competing alternatives for management talent, an understanding that there can be trade-offs among various objectives and unintended consequences due to factors outside of management’s control, and a belief that discretion and judgment are required to address compensation issues appropriately.

The current economic environment and credit-market-related challenges facing the Company in 2009 are, paradoxically, heightening the importance of management capabilities at the same time that they are negatively impacting the Company’s stock price and reducing the retention and incentive value of the Company’s compensation plans. The Company is not alone among Fortune 500 companies facing this situation, and the Committee intends to monitor developments in, and potentially pursue appropriate modifications to our, compensation design.

Components and Mix of Executive Compensation

The 2008 compensation program for our NEOs included the following components:

Pay Component	Purpose	Form of Compensation	Tie to 2008 Performance	Short vs. Long- Term	Fixed vs. Variable	Percentage of Target Total Direct Compensation(*)
Base Salary	Provide competitive compensation to attract and retain exceptional executive talent	Cash	Not performance-based; pay a competitive wage for a competitive skill set and experience	Short Term	Fixed, other than increases	CEO: 22% Other NEOs: 22%

Annual Incentives:	Motivate and reward achieving or exceeding Company and management team annual goals; place a significant portion of NEOs’ pay “at risk” based on annual results	Cash		Short Term	Variable, based primarily on Company performance	CEO: 33% Other NEOs: 39%
2008 Management Incentive Plan (“MIP”) 2008 Executive Strategic Incentive Plan (“ESIP”)

MIP rewards achievement of goals related to pre-tax income, return on invested capital, and revenue, as well as individual and team goals(**)

ESIP designed to reward achievement of specific additional strategic goals for 2008

Long-term Incentives (Equity)	Provide alignment with stockholder interests; reward achievement of long-term goals and retain executive team	Restricted Stock Units Performance Stock Units	Value tied to Avis Budget stock price Rewards achievement of goals tied to earnings before income taxes (“EBIT”) per share and EBIT return on capital; value tied to Avis Budget stock price	Long Term	Variable, based entirely on Company performance for CEO and combination of performance and time based for other NEOs	Restricted Stock Units: CEO: 0% Other NEOs: 22% Performance Stock Units: CEO: 45% Other NEOs: 17%

Health, Retirement and Other Benefits	Part of our broad-based employee benefits program	Health, life insurance, disability, and retirement	Not performance- based	N/A	N/A	N/A

Executive Benefits/ Perquisites	Attract and retain top talent through industry-specific and competitive benefits and perquisites	Auto use, discounted auto insurance, auto lease, personal use of company aircraft services (for our CEO, President and CFO), and financial planning services	Not performance-based	N/A	N/A	N/A

(*)	Consists of base salary, annual incentives and long-term incentives.
(**)	Goals for our EVP, International Operations included pre-tax income and revenue for the Company’s international operations in place of return on invested capital and total Company revenue.

Setting CEO and other NEO Compensation

The Committee is responsible for the approval of compensation for all executive officers of Avis Budget, including the CEO. In 2008, the Committee continued its engagement of Watson Wyatt & Company, a compensation consulting firm, to work with the Committee and the Company as an advisor on executive and key employee compensation maters, including pay competitiveness and executive program plan design. The compensation consultant reports to and is directed by the Committee. In 2008, members of the Committee met individually with the compensation consultant in advance of certain meetings of the Committee and the Committee met with the compensation consultant during each Committee meeting, including in executive session.

In the case of named executive officers (other than the CEO), the Committee works with management and the compensation consultant to determine the appropriate level, performance criteria and goals, if applicable, and weighting for each compensation element. Specifically, our process is as follows:

•

Following the approval of the annual business plan by the CEO, our Chief Human Resource Officer (“CHRO”) and his staff work with the compensation consultant, the Chief Financial Officer and CEO to develop performance criteria and goals based on the Company’s business plan and initiatives articulated to investors.

•

The CHRO works with the compensation consultant to compile information and recommendations for the Committee (including compiling market data, as discussed below) with respect to levels and mix for base salary, annual incentives and long-term incentives.

•

Preliminary information is reviewed with the Chairman of the Committee, and through the Chairman with other members of the Committee, to ensure that the materials are consistent with the Committee’s expectations and compensation philosophy.

•	Management, together with the compensation consultant, jointly presents the information to the Committee for consideration.

•

In some instances the Committee responds with additional direction; and in other instances the information is presented together with a recommendation that the Committee is asked to approve, which approval can be given with or without modification.

The Committee, by charter, has the ultimate right and authority to revise and/or approve recommendations of management. Recommendations as to the level of compensation for each component reflect primarily market data (as described below), position scope (defined as the executive’s relative responsibilities compared to others within the Company and the individual’s potential impact on Company operations) and the individual’s experience level and performance in addition to other factors which are further discussed under “Analysis of 2008 Pay Decisions”. Recommendations and decisions related to the mix of compensation elements for 2008 reflect a review of practices of the Peer Group, which is discussed below, and are consistent both with past practice and our strategy to tie a greater portion of total target compensation to variable versus fixed compensation with a greater portion of variable compensation coming from long-term equity-based incentives, especially at higher levels in the organization.

The CEO’s compensation is determined in part based on the same process, performance criteria, goals and competitive market data as the other named executive officers. In addition, the Committee works with the compensation consultant to tie corporate goals and objectives to each component of the CEO’s compensation at the beginning of each year based upon, and consistent with, our business and strategic plans. The Committee then evaluates the CEO’s performance against these goals and objectives as of the end of each year. The results of this performance review as well as market data and other factors such as level of experience and responsibilities, leadership, skill and contributions are used by the Committee to determine the CEO’s level and mix of compensation for the subsequent year.

Determining Executive Compensation Competitiveness

In order to achieve our goal of retaining and motivating high levels of performance from management, we endeavored to deliver competitive compensation opportunities (or targets) for 2008. We compared our executive pay targets for 2008 with that of comparable companies to ensure reasonable comparability of the compensation packages for our NEOs. Based on input from the compensation consultant, at the beginning of 2008 the Committee conducted a comprehensive review of the Company’s peer group for 2007, which consisted of Bed Bath & Beyond, Inc., Continental Airlines, Inc., Dollar Thrifty Automotive Group, Inc., Hertz Global Holdings, Inc., Hilton Hotels Corporation, JetBlue Airways Corporation, Marriott International, Inc., Nordstrom, Inc., Southwest Airlines Co., Starwood Hotels and Resorts Worldwide and US Airways Group, Inc. (the “2007 Peer Group”), and the Committee identified the following companies as our peer group for 2008 (the “Peer Group”):

Alaska Air Group, Inc.	Ryder System, Inc.

Continental Airlines, Inc.	SkyWest, Inc.

Dollar Thrifty Automotive Group, Inc.	Southwest Airlines Co.

Hertz Global Holdings, Inc.	Starwood Hotels & Resorts Worldwide

JetBlue Airways Corporation	US Airways Group, Inc.

Officemax Incorporated	Wyndham Worldwide Corporation

Pitney Bowes Inc.	YRC Worldwide Inc.

Royal Caribbean Cruises Ltd.

Given that there is an insufficient number of public companies in the car rental sector to establish a sufficiently large peer group, this peer group was selected to supplement the two U.S.-based publicly traded car rental companies with additional companies based on the following criteria: company size, with revenue and workforce level as the primary factors and market capitalization as an additional consideration; business similarities (e.g., travel-related or logistics-oriented); and similar business complexities (i.e., similar business issues). Other considerations included that more than half of our revenues result from business-to-business agreements, as well as our total assets and focus on logistics. To arrive at the Peer Group, certain of the 2007 Peer Group companies were eliminated and certain other companies were added. For example, we eliminated the 2007 Peer Group retail companies because it was determined that these retailers did not generate the same level of business-to-business revenue we do, nor did they possess business complexities that are similar to ours. Pitney Bowes and YRC Worldwide were added based on their focus on logistics, business-to-business activities, size and assets. The Committee expects to review the Peer Group at the beginning of each year for which it determines a review of executive pay data for comparable companies is appropriate, to ensure that the component companies continue to meet the criteria for which they were selected, as well as to identify other companies that may become appropriate for inclusion in our peer group. The Peer Group was analyzed for comparison of the components of the 2008 compensation and benefits package for each NEO other than our EVP, International Operations, who was not expected to be an NEO for 2008.

Recognizing that our executives have opportunities available to them in a range of industries, in 2008 we also reviewed various sources of compensation and benefits survey data for determining the competitiveness of our NEO compensation, particularly with respect to the aggregate amount of total direct compensation (described below). In order to compare ourselves to the broadest set of general industry market data available, we employed widely-used survey data from consulting firms such as Hewitt Associates, LLC and Towers Perrin HR Services for companies that have (a) revenue comparable to ours or (b) for our Chief Human Resource Officer, a workforce comparable in size to ours (the “Survey Data”). We also reviewed survey data from these consulting firms for companies that have a capital structure similar to ours. The Survey Data represent data for over 1,000 companies sized according to revenue, assets and number of employees. While the Survey Data include a general list of participating companies, the survey provides information on a “no-names” basis—i.e., for each position comparison, it does not identify by name which companies comparable in revenue size to our company produced results for each position matched, and thus we are unable to list the comparable companies that are included in the Survey Data. In 2008, we considered the Survey Data for each element of the 2008 compensation and benefits package for each NEO to ensure reasonable comparability. Consideration of the Peer Group and Survey Data, however, was just one factor considered in setting executive compensation for 2008. Please refer to “Analysis of 2008 Pay Decisions” for the other factors considered in setting executive compensation for 2008. In 2009, we expect to rely less, if at all, on the Peer Group and Survey Data and more on past practice as our ability to continue to deliver annual cash incentives and long-term equity incentives has been limited by the impact of the current economic environment.

Analysis of 2008 Pay Decisions

Base Salaries

Salaries for our named executive officers were primarily agreed to in 2006 in connection with the Cendant Separation in which our Company underwent a transformation that included the disposition of former businesses that together represented approximately 70% of our revenue for 2005, as then reported. These salaries were determined based on Survey Data and past practice and, in the opinion of the Committee, are reflective of our named executive officers’ skills and capabilities, strong commitment to our business, drive to add value and leadership. For our CFO, the Committee also recognized the size and complexity of our balance sheet and capital structure, with average assets over the course of 2008 of approximately $13 billion and average debt of approximately $8.4 billion and highly structured vehicle financing programs to support our business.

Salaries for our CEO, our President and our CFO have not been increased since the Cendant Separation. In 2008, the Committee approved salary increases for our President and our CFO for 2010 and 2011 in connection with amendments to the employment agreements for these officers. For additional information regarding these amendments, please see “Employment and Change of Control Agreements; Severance Arrangements.”

The salaries of our NEOs were reviewed in first quarter 2008 and pay decisions are shown in the table below. The Committee supported the Chief Executive Officer’s recommendation to maintain his base salary, as well as salaries of our President and our CFO, at the 2006 level, principally because these salaries had been adjusted in 2006 to reflect either a change in position scope as a result of, or the assumption of public company responsibilities in connection with, the Cendant Separation and these salaries were appropriate for 2008 as:

•	the salaries were consistent with the minimum provided for in the employment agreements for these officers; and

•	a review of the Peer Group and Survey Data discussed above suggested they were market competitive.

The Committee approved a 2008 base salary increase for our CHRO taking into consideration the following factors:

•	the average increase to be awarded to other employees of the Company;

•	the scope of his responsibilities and impact on the Company; and

•

an evaluation of the Peer Group and Survey Data and the added dimension of the size and complexity of our workforce, which is decentralized with more than 26,000 employees, who are both union and non-union.

With respect to our EVP, International Operations, the Committee delegated approval authority for 2008 base salary to our Chief Executive Officer and our President, who approved a 2008 base salary increase taking into consideration the following factors:

•	the average increase to be awarded to other employees of the Company;

•	an evaluation of the Survey Data as well as the performance of the Company’s international operations for 2007; and

•	the base salaries of other Executive Vice Presidents of the Company.

Name and Position	2007 Base Salary	2008 Base Salary	% Increase
Chief Executive Officer	$1,000,000	$1,000,000	0%
President	$700,000	$700,000	0%
Chief Financial Officer	$525,000	$525,000	0%
Chief Human Resource Officer	$362,250	$375,000	3.52%
Executive Vice President, International Operations	$310,500	$325,000	4.67%

Annual Incentive Awards

2008 Management Incentive Plan

Each of our NEOs was eligible to earn an annual performance incentive under the 2008 Management Incentive Plan (“2008 MIP”). In first quarter 2008, in connection with the Board’s review of our 2008 business plan, the Committee reviewed and approved Pre-tax Income, Return on Invested Capital and Revenue as the appropriate performance criteria to measure levels of incentive payout under the 2008 MIP. Our business plan for 2008 was driven by (1) revenue growth and (2) pretax income growth, which encompassed both revenue growth and a reduction in, or moderation of, operating expenses other than fleet costs. At the same time, the Committee approved performance targets for the MIP that were consistent with the measures and targets that were implied by the business plan. By utilizing these measures, the Committee believed the 2008 MIP emphasized the importance of balancing growth and profitability.

The MIP also included a discretionary component to allow the Committee to consider the individual performance of each executive and/or the collective performance of the senior leadership team, which includes our named executive officers, that contributes to the achievement of the Company’s financial and/or operational performance as well as other external factors. Similar to the Company financial goals, individual goals for the discretionary component were established for each executive at the beginning of 2008.

With respect to our EVP, International Operations, the Committee delegated authority to our CEO and our President to approve the applicable performance criteria based on the same process and rationale described for the other NEOs.

At the same time that the Committee approved the financial measures and performance targets required to achieve specified levels of incentive payouts, the Committee established levels of incentive payout opportunity for each NEO (other than our EVP, International Operations), expressed as a percentage of base salary earned. For our CEO, our President and our CFO, the Committee not only looked to the employment agreements for these officers to establish their target payouts as a percentage of base salary but also considered the Peer Group and Survey Data as well as an internal review of position scope in determining the target incentive opportunity.

While the Committee supported management’s suggested performance goals for the 2008 MIP, following consultation with its compensation consultant, the Committee determined that the goals were more challenging than would be consistent with the Committee’s goal of balancing its pay-for-performance philosophy with its goal of retaining and motivating management and therefore determined that 100% achievement of the pre-tax income and return on invested capital performance goals should merit a higher than 100% component payout as reflected in the table below. Excluding the impact of the higher component payout, the annual incentive targets for the 2008 MIP as a percentage of base salary were 150%, 100%, 100%, 75% and 65%, respectively, for each of our CEO, President, CFO, CHRO and EVP, International Operations, which were consistent with the 2007 targets.

The 2008 MIP for our NEOs is summarized below:

Financial Measure/Goal	Weighting	Percent of Goal Achievement	Component Payout (as a % of target)	Actual Component Payout
Pre-Tax Income (pretax income excluding any separation, restructuring or unusual items) of approximately $229 million	30%	81.2% (threshold) 100% (target) 105% (max)	50% 120% 150%	0%

Return on Invested Capital (pre-tax income excluding any separation, restructuring or unusual items, plus gross interest expense divided by average stockholders’ equity plus corporate debt) of 7.97%(1)	30%	91.6% (threshold) 100% (target) 105% (max)	50% 105% 150%	0%

Total Revenue of $6.5 billion(2)	15%	94% (threshold) 100% (target) 105% (max)	50% 100% 150%	0%

Discretionary Component(3)	25%	Discretionary	0-150%	0%

(1)	For our EVP, International Operations, this metric was substituted with International Pre-tax Income (pre-tax income for the Company’s international segment excluding any separation, restructuring or unusual items) of approximately $135 million, with a 50% weighting and 100% of this goal was achieved leading to 100% payout for this goal.
(2)	For our EVP, International Operations, this metric was substituted with International Revenue of approximately $976 million, with a 20% weighting and 96% of this goal was achieved leading to a 67% payout for this goal.
(3)	For our EVP, International Operations, no discretionary component was included.

Excluding our EVP, International Operations, who received a partial annual incentive payout of $132,783 based on the performance of our international operations, none of our named executive officers received a payout under the 2008 MIP because threshold performance goals were not met. Despite notable performance vis-à-vis key strategic initiatives, including with respect to the Company’s Performance Excellence initiative, the Committee supported the CEO’s recommendation that there be no payout on the discretionary component to senior management, since EBITDA for the Company’s domestic and truck rental segments declined substantially compared to the prior year.

2008 Executive Strategic Incentive Plan

For 2008, the Committee concurred with the CEO’s view that the Company’s ability to achieve its overall business goals would also be driven by performance in a number of specific strategic areas that were not necessarily reflected in the metrics derived from the Company’s business plan. Further, the Committee recognized that the Company delivered below target total direct compensation for 2007 due in part to factors outside of management’s control and was advised by its compensation consultant that performance targets for 2007 and 2008 short-term and long-term incentives have been and may be more challenging than would be consistent with the Committee’s goal of retaining and motivating management and its recognition of competing alternatives for the Company’s management. In addition, the Committee also considered that the value of the 2008 long-term incentives on the date of grant were below the value of the 2007 awards.

Therefore, the Committee supported the CEO’s recommendation and approved a supplemental performance-based incentive plan (the “Strategic Incentive Plan” or “2008 ESIP”) for selected senior executives (including the NEOs) designed to draw particular focus upon achievement of our most critical areas of strategic business opportunity, as disclosed, and important, to our investors. The Committee supported the CEO’s recommendation to exclude him from the 2008 ESIP as the CEO designed, and was the principal proponent of, the 2008 ESIP.

The Strategic Incentive Plan provided for a 12.5% weighting for each financial goal achieved and was designed to pay out at threshold (50%) if four out of the eight goals were met. The financial goals were as follows:

•	pre-tax savings attributable to the Company’s Performance Excellence initiative of at least $40 million;

•	a year-over-year monthly take-rate increase of approximately 35% for the Company’s where2 GPS product offering;

•	growth in ancillary revenue of at least 10% compared to 2007;

•	achievement of incremental commercial and affiliate revenue of $442 million compared to 2007;

•	growth in insurance replacement revenue of at least 25% compared to 2007;

•	savings attributable to implementation of the Company’s fleet optimization system of approximately 1% on a per unit basis;

•	other cost savings of at least $10 million; and

•	generation of free cash flow of at least 85% of target pre-tax income.

Target payout opportunities under the Strategic Incentive Plan for the NEOs were the same as those set forth for the 2008 MIP. Due in large part to the challenging nature of the business environment in 2008, fewer than four of the goals under the Strategic Incentive Plan were met and therefore, no payouts were made under the 2008 ESIP.

Long-term Incentive Awards

The Long-term Incentive Plan is designed to link executive rewards with stockholder value over time as well as to promote long-term retention. Prior years’ grants have included stock-settled stock appreciation rights (“SSARs”), performance-based and time-based restricted stock units (“RSUs”) and, prior to the Cendant Separation, stock options.

For our CEO, the 2008 award consisted entirely of performance-based RSUs (“PSUs”), whereas for the other NEOs, the award consisted of a mix of PSUs and time-based RSUs. This mix was designed to reflect the NEOs’ relative decision-making authority and their consequent ability to impact the Company’s performance. The vesting of the PSUs is subject to the attainment of pre-established annual financial performance goals based on earnings before income taxes per share and EBIT return on capital over four one-year performance periods starting on January 1, 2008 and ending December 31, 2011. The financial measures were selected based on the Company’s long-term strategy for profitability, margin enhancement and earnings per share growth in the beginning of 2008.

The 2008 long-term incentive awards are shown in the table below:

Type of Award	Executives Receiving Award	Weight	Number of Share Units Granted	Vesting
Performance-Based PSUs	CEO	100%	118,017	25% per year based on achievement of annual goals for both Earnings Before Income Taxes Per Share and EBIT Return on Capital.* There is an opportunity to “catch-up” over the four-year period ending 12/31/11 if performance criteria are not achieved with respect to a given prior year.
	President	50%	44,256
	CFO	50%	29,504
	CHRO	30%	10,031
	EVP, International Operations	30%	9,028

Time-Based RSUs	CEO	0%	—	25% per year, subject to continued employment.
	President	50%	44,256
	CFO	50%	29,504
	CHRO	70%	23,407
	EVP, International Operations	70%	21,066

*	Earnings Before Income Taxes Per Share is defined as pre-tax income excluding any separation, restructuring or unusual items, divided by the average number of shares outstanding during each year of the performance period issued and outstanding. The performance goal for the first performance period was $1.99 with a 10% increase year-over-year for each of the three succeeding performance periods. EBIT Return on Capital is defined as pre-tax income plus gross interest expense (adjusted to exclude separation, restructuring or unusual items) divided by our average stockholders’ equity plus our average corporate debt. The performance goal for the first performance period was 7.5% with increases for each of the three succeeding performance periods totaling approximately 5% above the goal for the first performance period.

The Committee approved the total dollar amount of long-term incentives to be granted, individual grants to employees, and the type of equity to be granted. The following factors were reviewed to determine the appropriate type of equity to be granted: perceived value to employees to effect retention goals, potential dilution from equity plans and projected expense balanced with the value delivered to employees. Based on an analysis of these factors, the Committee determined that for 2008, except for our CEO (who received 100% PSUs), a mix of performance-based RSUs and time-based RSUs would:

•	reflect the relevant decision-making impact of the individual and the impact of those decisions on the Company;

•	provide an effective balance between aligning long-term rewards with the Company’s performance;

•	maximize retention of key employees over the long term; and

•	meet our commitment with respect to equity dilution (as described under “Equity Dilution”).

To determine the amount of long-term incentive plan grants for our NEOs, the Committee relied primarily on targets established for each position at the time of the Cendant Separation with reduced award values compared to 2007 due to the Company’s lower stock price. For our CFO, the Committee also took into consideration the size and complexity of our balance sheet and capital structure, and for our Chief Human Resource Officer, the Committee also took into consideration the size and complexity of our work-force.

In March 2008 and March 2009, no interim vesting of the performance-based equity awards granted in 2007 or 2008 occurred reflecting that performance goals for 2007 and 2008 were not met. Vesting could occur in future years if the Company meets the catch-up requirements.

2009 Decisions

In 2009, the Committee approved a grant of incentive awards comprised of time-vested and performance-vested stock options to the NEOs; however, given our stock price at the time of the 2009 annual grant, an award of comparable value to the 2008 award would have required a substantially greater number of shares. Consequently, the Committee approved a reduction in the NEO grant values compared to the 2008 awards by an average of approximately 75% for each NEO but at the same time shortened the vesting period for the award. Time-based awards vest on the two-year anniversary of the date of grant. Vesting for the performance-vested stock options granted to our CEO and our President vest on the two-year anniversary of the date of grant provided that at some point during that two-year period, the average stock price of our Common Stock equals at least $5 for a consecutive 20-day trading period. Vesting for the performance-vested stock options granted to our other NEOs occurs on the one-year anniversary of grant provided certain EBTIDA levels are attained.

In 2009, the Committee also approved the annual management incentive program for the NEOs (the “2009 MIP”). Performance targets were set to highlight the importance of meeting the financial covenants set forth in the Company’s senior credit facilities, as amended. As a result, the 2009 MIP contains financial measures based on EBITDA with threshold vesting principally based on meeting the December 31, 2009 minimum EBITDA test set forth in our senior credit facilities and with target vesting principally based on meeting our business plan. The annual incentive plan for our EVP, International Operations also contains a component tied to pre-tax income for our international operations.

In approving the 2009 long-term incentive awards and the 2009 MIP, the Committee assessed the risks associated with the adoption of these awards, including the performance measures and goals for the awards, and concluded that the metrics would not be likely to encourage excessive risk taking.

As noted above, there were no changes to base salary in 2009. This decision was consistent with the Company’s decision to freeze base salaries for virtually all employees above a certain seniority level in connection with the Company’s cost-saving and efficiency initiatives.

On March 18, 2009, our Board of Directors approved, subject to stockholder approval at the Annual Meeting, an amendment to the Avis Budget Group, Inc. 2007 Equity and Incentive Plan to increase the number of shares authorized for issuance under the Plan by 4,500,000 shares to 12,500,000 and to add total stockholder return and stock price as additional permitted performance goal criteria. The amendment also provides that awards granted following the effectiveness of the amendment will accelerate in the event of a Change in Control only if a participant is terminated without cause or experiences a constructive discharge within two years following that Change in Control, commonly referred to as a “Double Trigger.” For additional information on the proposed amendment to the Plan, including a definition of “Change in Control”, see “Proposal To Approve Amendments To The Avis Budget Group, Inc. 2007 Equity And Incentive Plan—Proposal No. 4” below.

Equity Dilution

In 2007, the Board of Directors committed to our stockholders that over the next three fiscal years (commencing on January 1, 2007), it would not grant a number of shares subject to options, stock appreciation rights or stock awards to employees or non-employee directors at an average rate greater than 2.31% of the number of shares of our Common Stock that we believe would be outstanding over that three year-period. For purposes of calculating the number of shares granted in a year, stock awards will count as equivalent to (1) 1.5 shares, if our annual stock price volatility is 53% or higher, (2) two shares if our annual stock price volatility is between 25% and 52%, and (3) four shares if our annual stock price volatility is less than 25%. For 2007 and 2008, our equity dilution rate was less than 2.31%, assuming a stock price volatility of between 25% and 52%. The components utilized to calculate our equity dilution rate are set forth below:

Year	2007	2008
Shares Outstanding at December 31	103,830,725	101,502,799
Time-based Restricted Stock Units Granted	784,375	739,305
Performance-based Restricted Stock Units Vested	0	46,108
Options Granted	0	0
Equity Dilution	1.13%	1.16%

Policy Related to Equity Awards

Our practice is to grant long-term incentive awards at pre-established meetings of the Compensation Committee. The annual grant, which includes the annual grants to all of the NEOs, is typically approved on the date of the first regularly scheduled Compensation Committee meeting each year. Grants are also approved at each of the other pre-established Compensation Committee meetings for executives hired or promoted since the prior meeting. In connection with valuing the grants of equity awards, it is our policy to use, as the grant or strike price for any stock-based compensation vehicle, the closing price of our stock on the date the Compensation Committee approves the equity grant except in circumstances where, following consultation with counsel, our Compensation Committee determines that it would be appropriate to use a different date, in which case the Compensation Committee, upon advice of counsel, will determine that date.

Stock Ownership Guidelines

Executives

Executive stock ownership guidelines for Avis Budget require senior officers to acquire and hold designated levels of Avis Budget Common Stock. Under these guidelines the CEO is required to retain 100%, and other NEOs are required to retain a minimum of 50%, of the net shares (net of exercise price and taxes) obtained upon the exercise of stock options or stock appreciation rights or the vesting of restricted stock awards until reaching specified ownership thresholds of four times base salary for our CEO, two times base salary for our President and our CFO, and one times base salary for all other NEOs. Given the mandatory hold provision until thresholds are obtained, we do not have a deadline for achieving those thresholds. Stock ownership is defined to include stock owned by the executive directly (due to personal purchases of stock in the open market), stock owned indirectly through the Company’s savings plan, unrestricted (i.e., vested) stock awards or units, and the “in-the-money” value of vested stock options and stock appreciation rights. Following attainment of ownership thresholds, our NEOs will be required, for a period of one year, to hold 50% of the net shares obtained upon the exercise or vesting of any equity award. As of March 20, 2009, our CEO, President & COO, CFO, CHRO and EVP, International Operations held 152,645, 62,089, 41,761, 24,625 and 17,781 shares of Avis Budget Common Stock, respectively. These holdings are well below the ownership thresholds required by our stock ownership guidelines, primarily as a result of the decline in our stock price.

Board of Directors

As discussed under the “2008 Director Compensation Table,” the annual retainer and committee chair and membership stipends for each non-employee member of the Board of Directors are paid, subject to certain limited exceptions, 50% in cash and 50% in deferred Common Stock of the Company. Each share of deferred Common Stock entitles each director to receive one share of Common Stock immediately following that director’s retirement or termination of service from the Board for any reason. The directors may not sell or receive value from any shares of deferred Common Stock prior to termination of service.

Employment and Change of Control Agreements; Severance Arrangements

To foster the retention of our key management team particularly in light of the Cendant Separation, in 2006, we entered into an employment agreement with each of our CEO, our President, and our CFO. These agreements allowed us, among other things, to obtain post-employment non-compete covenants from these executive officers. A detailed description of these employment agreements is set forth under the heading “Employment Agreements and Other Arrangements.”

In 2008, the Committee approved amendments to these agreements principally to cause these agreements to be in compliance with Section 409A of the Internal Revenue Code of 1986 (the “Code”). In addition, the amendments provided for a pro-rated annual bonus payment on death or disability and extended the initial term of the agreements to August 1, 2010 and August 31, 2010 for the CEO and CFO, respectively. This initial term is subject to extension as described under “Employment Agreements and Other Arrangements.”

The amendments to the agreements with our President and Chief Operating Officer provide for (1) a new three-year term ending on January 1, 2012; (2) salary increases in 2010 and 2011; (3) beginning 18 months from the effective date through the end of the term of the agreement, a transition to the role of Vice Chairman, which role is not expected to comprise day-to-day operating responsibility; and (4) at the end of the term of the agreement, full vesting of time-based equity awards, pro rata vesting of performance-based equity awards, and non-cash severance benefits. The amendments to the agreement with our CFO also provide for salary increases in 2010 and 2011.

The salary increases for our President and COO would raise his salary from $700,000 (which has been his salary since 2006) to $750,000 in 2010 and $800,000 in 2011 and the salary increases for our CFO would raise his salary from $525,000 (which has been his salary since 2006) to $575,000 in 2010 and $600,000 in 2011. These increases were approved following a review of the Peer Group and Survey Data to ensure reasonable comparability and in recognition of each officer’s efforts in connection with the Company’s attainment of key strategic initiatives in 2008, including renewing and amending financing facilities aggregating over $4 billion despite the banking and financial crisis and launching additional aggressive cost-saving and efficiency initiatives expected to substantially reduce annual expenses in 2009. In addition, the Committee focused on the expectation that the Company will face a challenging operating environment in 2009 due to relatively weak demand for travel services, ongoing disruption in the credit markets and continuing concerns about the domestic auto manufacturers and recognized that these officers possess the capabilities and commitment to our business required to seek to mitigate these risks in 2009 and that continuity of leadership will be important during this challenging period.

We consider it essential to the best interests of our stockholders to foster the continued employment of key management personnel. Thus, we have also entered into severance agreements with our two NEOs who do not have written employment agreements. In these agreements, the Company seeks to provide appropriate protections to members of management that are consistent with prevailing market practices. In 2008, the Committee approved amendments to these agreements principally to cause these agreements to be in compliance with Section 409A.

The benefits that would be received by our NEOs in the event of termination without cause or a change in control are set forth under the heading “Termination, Severance and Change of Control Arrangements”.

Perquisites and Benefits

Avis Budget provides perquisites to its executives that are consistent with those provided to executives in the Peer Group. Our perquisites currently consist primarily of financial planning services, auto use, discounted auto insurance for up to four additional vehicles for our CEO and two vehicles for our other NEOs, auto leasing through the employee lease program and personal use of company aircraft services (limited to our CEO, our President and our CFO). We will continue to review our compensation and benefit programs to ensure that we remain competitive with comparable companies and are able to attract and retain highly qualified senior executives.

Forfeiture Policy

Our Board of Directors has adopted a policy that provides that if the Board learns of any intentional misconduct by a Section 16 officer that resulted in an increase to incentive income awarded to that officer, the Board will, to the full extent permitted by applicable law, in all appropriate cases, require reimbursement of the increased portion of incentive income awarded to that officer.

Deductibility of Compensation

Section 162(m) of the Code limits our ability to deduct certain compensation in excess of $1 million paid to our CEO and to certain of our other named executive officers (the “covered NEOs”). This limitation does not apply to compensation that qualifies under applicable regulations as “performance-based.” We aim to design the performance-based compensation we pay to our named executive officers so that it will satisfy the requirements for deductibility under section 162(m); however, the Committee is authorized to exercise discretion in determining payments in relation to levels of achievement of performance goals and believes that the total compensation program for executive officers should be managed in accordance with the objectives outlined in our compensation philosophy and in the best overall interests of our stockholders. For this reason, some compensation may exceed the limitations or not meet the requirements for deductibility under section 162(m).

Base salary for each of our NEOs does not exceed $1 million; accordingly, salaries for 2008 and 2009 are expected to be deductible. The 2008 annual incentives and performance-based equity awards were granted under plans and programs that met the requirements for deductibility under section 162(m); therefore, we expect that our performance-based long-term incentives and annual incentives granted in 2008 for the covered NEOs will qualify for the “performance-based” exception described above to the extent a payout was made or vesting occurs. Our goal is to work toward structuring compensation for the covered NEOs consisting of performance-based long-term incentives and annual incentives (other than any discretionary component) awarded in future years to qualify for the “performance-based” exception.

COMPENSATION COMMITTEE REPORT

The Avis Budget Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on this review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

John D. Hardy, Jr. (Chairman)

Leonard S. Coleman

Lynn Krominga

Summary Compensation Table

Name and Principal Position(a)	Year	Salary ($)(b)	Bonus ($)(c)	Stock Awards ($)(d)	Option Awards ($)(e)	Non-Equity Incentive Plan Compensation ($)(f)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(g)	All Other Comp ($)(h)	Total ($)
Nelson, Ronald L.
Chairman & Chief Executive Officer, Avis Budget/Former President and Chief Financial Officer, Cendant
	2008	1,000,000	0	393,697	750,000	0	0	122,092	2,265,789
	2007	1,000,000	0	974,359	662,500	900,000	0	248,616	3,785,475
	2006	862,981	4,491,667	6,381,172	400,000	0	0	3,165,418	15,301,238

Wyshner, David B.	2008	525,000	0	718,429	153,846	0	0	76,161	1,473,436
Executive Vice President and Chief Financial Officer	2007	525,000	0	943,590	153,846	315,000	0	124,695	2,062,131
	2006	491,346	793,681	1,364,874	102,564	0	0	89,728	2,842,193

Salerno, F. Robert	2008	700,000	0	1,154,566	307,692	0	59,291	109,925	2,331,474
President & Chief Operating Officer	2007	700,000	0	1,492,308	307,692	420,000	6,080	103,046	3,029,126
	2006	660,871	330,435	1,961,443	205,128	0	10,353	90,778	3,259,008

Servodidio, Mark J.
Executive Vice President & Chief Human Resource Officer	2008	372,549	0	353,639	0	0	0	46,839	773,027
	2007	359,894	0	376,794	0	161,952	0	53,659	952,299
	2006	333,167	172,341	667,562	0	0	0	35,814	1,208,884

Siniscalchi, Patric	2008	322,212	0	244,652	0	132,783	30,560	38,799	769,006
Executive Vice President, International Operations	2007	308,481	0	290,987	0	249,839	15,234	34,422	898,963
	2006	273,386	140,307	162,500	0	0	9,088	27,566	612,847

(a)	In 2006, prior to the completion of the Cendant Separation, Mr. Nelson served as the President and Chief Financial Officer and a Director of Cendant and the other NEOs served in various other capacities at Cendant and/or its vehicle rental business.
(b)	Salary includes amounts deferred under the Company’s Deferred Compensation Plan or 401(k) Plan as follows for 2006, 2007, and 2008 respectively: Mr. Nelson, $51,779, $60,000 and $15,323; Mr. Wyshner, $29,481, $31,500 and $31,500; Mr. Salerno, $39,652, $42,000; and $42,000; Mr. Servodidio, $11,000, $15,500 and $13,800; and Mr. Siniscalchi $13,200, $15,500 and $13,800.
(c)	There were no discretionary bonus payments made for 2007 or 2008. Bonus amounts for 2006 were comprised of discretionary payouts equal to 25% of target for Mr. Nelson, 80% of target for Mr. Siniscalchi and 50% of target for our other named executive officers. Amounts presented for Messrs. Nelson, Wyshner, Servodidio and Siniscalchi also include special bonuses for their roles in the execution of the transactions necessary to complete the Cendant Separation and/or the assumption of additional duties related to the vehicle rental business while continuing their Cendant responsibilities and, in Mr. Nelson’s case, acting as Chief Executive Officer of Cendant’s Travelport businesses until May 2006. These special bonuses totaled $4,000,000 for Mr. Nelson, $500,000 for Mr. Wyshner, $60,000 for Mr. Servodidio and $10,000 for Mr. Siniscalchi. 2006 bonus amounts also include deferrals under the Company’s Deferred Compensation Plan as follows: Mr. Nelson, $197,717; Mr. Salerno, $19,826; Mr. Wyshner, $14,740; and Mr. Servodidio, $10,340. The 2006 bonus amount also includes a special bonus of $96,233 for Mr. Nelson paid in the first quarter of 2006 under the Executive Officer Supplemental Life Insurance Program. This program was eliminated, effective January 1, 2007. Bonus amounts for 2006 also include a discretionary cash payment of $48,008 for Mr. Wyshner and $12,773 for Mr. Siniscalchi.
(d)	Represents amounts expensed in connection with stock awards under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (SFAS No. 123R). Assumptions used in the calculation of these amounts are included in Note 20 to our audited financial statements for the fiscal year ended December 31, 2008, included in our 2008 Form 10-K. These are not amounts paid to or realized by our NEOs. The compensation costs for 2008 for each type of stock award are set forth in the table below together with the market value as of December 31, 2008 of the stock awards granted in 2006, 2007 and 2008, in the aggregate.

	2008 Awards		2007 Awards		2006 Awards		Total 2008 Compensation Cost ($)	Market Value of Awards at 12/31/08 ($)(1)
	PSUs ($)	RSUs ($)	PSUs ($)	RSUs ($)	PSUs ($)	RSUs ($)
Grant (Valuation) Date Stock Price	12.71		25.84		24.40
Mr. Nelson	—	—	(307,692)	—	701,389	—	393,697	222,857
Mr. Wyshner	—	79,327	(162,821)	148,077	153,846	500,000	718,429	159,080
Mr. Salerno	—	118,990	(244,231)	222,115	307,692	750,000	1,154,566	245,792
Mr. Servodidio	—	62,933	(62,949)	103,654	—	250,000	353,638	75,122
Mr. Siniscalchi	—	56,639	(57,410)	82,923	—	162,500	244,652	59,489

(1)	Determined by multiplying the aggregate number of shares underlying each such award by our closing stock price of $0.70 on December 31, 2008. Excludes any reduction for shares that have not vested because performance goals have not been achieved.

None of our NEOs have sold any shares of Common Stock which vested pursuant to any of the above-referenced awards (other than amounts deemed to have been sold for tax withholding purposes).

(e)	Represents the amount expensed in connection with option awards under SFAS No. 123R. Assumptions used in the calculation of these amounts are included in Note 20 to our audited financial statements for the fiscal year ended December 31, 2008, included in our 2008 Form 10-K. These are not amounts paid to or realized by our NEOs. The compensation costs for 2008 for each option award are set forth in the table below.

	2008 Awards ($)	2007 Awards ($)	2006 Awards ($)	Total 2008 Compensation Cost ($)	Market Value of Award at 12/31/08 ($)(1)
Grant (Valuation) Date Stock Price			24.40
Mr. Nelson	—	—	750,000	750,000	0
Mr. Wyshner	—	—	153,846	153,846	0
Mr. Salerno	—	—	307,692	307,692	0
Mr. Servodidio	—	—	—	—	—
Mr. Siniscalchi	—	—	—	—	—

(1)	Awards are deemed to have no market value because the awards have strike prices significantly in excess of our closing stock price of $0.70 on December 31, 2008.

None of our NEOs have exercised any of the option awards set forth in the table above.

(f)	For 2008, only Mr. Siniscalchi received a non-equity incentive plan payment as discussed in the Compensation Discussion and Analysis. For 2007, amounts reflected were earned pursuant to the 2007 Management Incentive Plan and include deferrals under the Company’s Deferred Compensation Plan as follows: Mr. Nelson, $450,000; Mr. Wyshner, $18,900; and Mr. Servodidio, $9,717. There were no non-equity incentive plan payments for 2006.
(g)	For Messrs. Salerno and Siniscalchi, the reported change in pension value during the year represents the sum of the increased value accumulated in the Avis Rent A Car System Pension Plan and the Avis Rent A Car System Retirement Equalization Benefit Plan. Avis froze its qualified and non-qualified defined benefit pension plans to new participation and future benefit accruals as of December 31, 1998. Please see the Pension Benefits Table below for further information regarding these plans.
(h)	All Other Compensation includes the personal benefits and perquisites presented in the tables below.

All Other Compensation Table

Name	Year	Tax Reimbursements ($)(1)	Deferred Compensation Plan Contributions ($)(2)	Medical Expense Reimbursement Plan/Executive Physical Exam ($)(3)	Severance and Other Benefits ($)(4)	Perquisites ($)(5)	Total All Other Compensation ($)
Mr. Nelson	2008	22,551	11,492	2,650	N/A	85,399	122,092
	2007	17,191	114,000	2,500	N/A	114,925	248,616
	2006	13,074	75,505	4,800	3,000,000	72,039	3,165,418

Mr. Wyshner	2008	10,483	31,500	2,200	N/A	31,978	76,161
	2007	9,324	50,400	N/A	N/A	64,971	124,695
	2006	12,762	44,221	720	N/A	32,025	89,728

Mr. Salerno	2008	17,409	42,000	N/A	N/A	50,516	109,925
	2007	10,147	42,000	N/A	N/A	50,899	103,046
	2006	1,999	59,478	720	N/A	28,581	90,778

Mr. Servodidio	2008	8,819	13,800	2,200	N/A	22,020	46,839
	2007	7,187	23,217	2,075	N/A	21,180	53,659
	2006	755	21,340	720	N/A	12,999	35,814

Mr. Siniscalchi	2008	6,259	13,800	2,650	N/A	16,090	38,799
	2007	592	15,500	2,500	N/A	15,830	34,422
	2006	937	13,200	720	N/A	12,709	27,566

(1)	Represents tax payments made on behalf of each NEO relating to the provision of financial services disclosed in footnote (b) to the Perquisites Table below for 2006, 2007 and 2008, respectively, for Mr. Nelson, $7,384, $7,375 and $7,516; Mr. Salerno, $1,900 (2006) and $3,088 (2008); Mr. Wyshner, $1,619, $1,197 and $1,393; Mr. Servodidio, $674, $913 and $1,252 and Mr. Siniscalchi, $856, $592 and $976. Also includes tax payments relating to the Company-provided car disclosed in footnote (c) to the Perquisites Table below for 2006, 2007 and 2008, respectively, for Mr. Nelson, $5,615, $9,816 and $15,035; Mr. Wyshner, $11,076, $8,127 and $9,090; Mr. Salerno, $10,147(2007) and $14,321 (2008); Mr. Servodidio, $6,274 (2007) and $7,567 (2008) and Mr. Siniscalchi, $5,283 (2008). The 2006 total tax reimbursements for each of the NEOs also include tax payments for nominal company gifts.

(2)	Represents Company matching contributions to a non-qualified deferred compensation plan maintained by the Company for the benefit of certain of our officers. Under this plan, participants are permitted to defer compensation under the terms of the plan. The plan match contributions are as follows: for Mr. Nelson $75,505 and $114,000 for 2006 and 2007, respectively; for Mr. Salerno $59,478, $42,000 and $42,000 for 2006, 2007 and 2008, respectively; for Mr. Wyshner, $44,221, $50,400 and $31,500 for 2006, 2007 and 2008, respectively; and for Mr. Servodidio, $10,340 and $9,717 for 2006 and 2007, respectively. For Mr. Nelson, Mr. Servodidio and Mr. Siniscalchi, the defined contribution plan match contributions include matching contributions under the qualified company-sponsored 401(k) saving plan: for Mr. Nelson $11,492 for 2008 and Mr. Servodidio $11,000, $13,500 and $13,800 for 2006, 2007 and 2008, respectively; and Mr. Siniscalchi $13,200, $15,500 and $13,800 for 2006, 2007 and 2008, respectively.
(3)	The Medical Expenses Reimbursement Plan (MERP) was an employer plan that reimbursed a select group of executives for medical expenses related to an annual physical examination, up to a $750 annual maximum, directly from employer funds. For the 2006 plan year, Mr. Salerno, Mr. Wyshner, Mr. Servodidio and Mr. Siniscalchi were the NEOs eligible for the MERP. The VIP Medical Expense Reimbursement Plan (“VIP MERP”) was an employer plan that reimbursed a select group of senior executives (and their dependents) for previously unreimbursed medical expenses, up to a $7,500 annual maximum, through a policy of health or accident insurance. For the 2006 plan year, Mr. Nelson was the only NEO eligible for the VIP MERP. Both plans were eliminated effective January 1, 2007.
(4)	For 2006, represents amount received pursuant to agreements between Mr. Nelson and Realogy, Wyndham Worldwide and Travelport which contained non-compete covenants.
(5)	Represents the perquisites presented in the table below.

Perquisites Table

Name	Year	Personal Use of Company Aircraft ($)(1)	Financial Services ($)(2)	Car ($)(3)	Charitable Contributions ($)(4)	Total Perquisites ($)(5)
Mr. Nelson	2008	51,411	10,000	18,988	5,000	85,399
	2007	80,937	10,000	18,988	5,000	114,925
	2006	32,137	10,000	19,780	10,000	72,039

Mr. Wyshner	2008	0	9,760	22,218	N/A	31,978
	2007	34,888	9,380	20,703	N/A	64,971
	2006	0	9,250	22,603	N/A	32,025

Mr. Salerno	2008	26,840	7,100	16,576	N/A	50,516
	2007	29,932	1,200	19,767	N/A	50,899
	2006	12,637	9,750	6,000	N/A	28,581

Mr. Servodidio	2008	N/A	8,770	13,250	N/A	22,020
	2007	N/A	8,430	12,750	N/A	21,180
	2006	N/A	6,790	6,000	N/A	12,999

Mr. Siniscalchi	2008	N/A	6,840	9,250	N/A	16,090
	2007	N/A	6,580	9,250	N/A	15,830
	2006	N/A	6,500	6,000	N/A	12,709

(1)	Prior to the completion of the Cendant Separation, represents personal use of the Cendant company aircraft calculated based on the incremental cost to the Company for fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs and similar variables costs. Since the aircraft was used primarily for business travel, fixed costs that do not change based on usage, such as crew salaries, the purchase costs for the company aircraft, and the cost of maintenance not related to personal trips were not included. Only Mr. Nelson used the Cendant company aircraft prior to completion of the Cendant Separation.

Following completion of the Cendant Separation, Avis Budget replaced the company aircraft with leased jet services. Under the revised Company Aircraft Policy, our CEO may use the leased jet services for personal use for a maximum of 16 hours per year (or 48 hours during the period commencing August 2006 through August 2009). Our President and our Chief Financial Officer may also use the leased jet services for personal use, at the discretion of our CEO, for a maximum of 10 hours per year (or 30 hours from the period commencing August 2006 through August 2009). The incremental cost of personal use of the leased jet services was calculated based on the contracted per hour cost, which includes flight specific direct operating costs such as standard fuel, maintenance, repairs, catering, and miscellaneous fees such as variable fuel surcharge as applicable, international fees for travel outside the U.S., and a 7.5% Federal excise tax. Since the aircraft is leased primarily for business travel, fixed costs, such as crew salaries, training, hangaring, insurance, and services support are not included. In 2008, Mr. Nelson used the corporate aircraft for personal use for an aggregate of 12 hours at an average incremental cost of $4,146 per hour; Mr. Salerno used the corporate aircraft for personal use for an aggregate of seven hours at an average incremental cost of $3,834 per hour; and Mr. Wyshner did not use the corporate aircraft for personal use in 2008. Since May 2008, there has been no personal use of the corporate aircraft and since October 2008, there has been no business use of the corporate aircraft.

(2)	For Mr. Nelson, represents reimbursement for financial services provided by an approved vendor up to a maximum annual reimbursement of $10,000. For the other NEOs, represents the actual costs we incurred for financial services including tax return preparation, financial planning and estate planning.
(3)	Represents the cost of a Company-provided car. All of the NEOs other than Mr. Servodidio participate in the Company’s employee auto insurance program and Mr. Wyshner and Mr. Siniscalchi participate in the employee car lease program; however, no amounts are included for these programs as the Company does not incur any incremental cost associated with these programs.
(4)	Represents discretionary matching contributions made by The Avis Budget Charitable Foundation.
(5)	Includes cost to the Company for a nominal company gift. For 2008, the Company paid annual dues for corporate private club memberships for use by its NEOs in conducting Company business. These memberships permitted personal use by our NEOs; however, the Company was not responsible for any costs incurred in respect of such personal use and therefore the Company did not incur any incremental cost associated with any NEO’s personal use of these memberships. All but one of such memberships were cancelled effective January 1, 2009.

Grants of Plan-Based Awards Table

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards Number of Shares of Stock or Units (#)(c)	All Other Option Awards Number of Securities Underlying Options (#)	Exercise or Base Price of Options Awards ($/SH)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)(a)	Target ($)(a)	Maximum ($)(a)	Threshold (#)(b)	Target (#)(b)	Maximum (#)(b)
Mr. Nelson		562,500	1,125,000	1,687,500
	1/30/08				N/A	118,017	N/A				1,500,000

Mr. Wyshner		196,875	393,750	590,625
		262,500	525,000	525,000
	1/30/08							29,504			375,000
	1/30/08				N/A	29,504	N/A				375,000

Mr. Salerno		262,500	525,000	787,500
		350,000	700,000	700,000
	1/30/08							44,256			562,500
	1/30/08				N/A	44,256	N/A				562,500

Mr. Servodidio		104,779	209,559	314,338
		139,706	279,412	279,412
	1/30/08							23,407			297,500
	1/30/08				N/A	10,031	N/A				127,500

Mr. Siniscalchi		130,899	209,438	314,157
		104,719	209,438	209,438
	1/30/08							21,066			267,750
	1/30/08				N/A	9,028	N/A				114,750

(a)	Other than for Mr. Siniscalchi, there were no non-equity incentive award payouts for 2008 as discussed in the Compensation Discussion and Analysis. The non-equity incentive award paid to Mr. Siniscalchi for 2008 is set forth in the Summary Compensation Table.
(b)	Represents awards of PSUs. Information regarding these awards, including the applicable performance criteria and vesting terms, is included in the Compensation Discussion and Analysis. The number of PSUs granted to each eligible employee was determined by dividing the award amount by the closing price of our stock on the date of grant, which was the date of the first regularly scheduled Compensation Committee meeting for 2008.
(c)	Represents awards of time-vested RSUs which vest in equal installments on each of the first four anniversaries of March 6, 2008, subject to continued employment. The number of RSUs granted to each eligible employee was determined by dividing the award amount by the closing price of our stock on the date of grant, which was the date of the first regularly scheduled Compensation Committee meeting for 2008.

Outstanding Equity Awards at Fiscal Year-End Table

NAME	OPTION AWARDS					STOCK AWARDS
	Number of Securities Underlying Unexercised Options (#) Exercisable(a)	Number of Securities Underlying Unexercised Options (#) Unexercisable(b)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercisable Unearned Options (#)	Options Exercise Price ($)(c)	Options Expiration Date(d)	Number of Shares Or Units of Stock that Have Not Vested (#)(e)	Market Value of Shares Or Units of Stock that Have Not Vested ($)(f)	Equity Incentive Plan Awards: Number of Unearned Shares, Units Or Other Rights That Have Not Vested (#)(g)	Equity Incentive Plan Awards: Market Or Payout Value of Unearned Shares, Units Or Other Rights That Have Not Vested ($)(g)
Mr. Nelson								272,259	190,581
Mr. Nelson	104,249			18.8163	04/14/2013
Mr. Nelson	168,539	168,540		24.4000	08/01/2013
Mr. Wyshner						87,903	61,532	92,566	64,796
Mr. Wyshner	15,637			26.2536	02/10/2009
Mr. Wyshner	11,467			31.7920	01/13/2010
Mr. Wyshner	170			13.5404	01/03/2011
Mr. Wyshner	13,511			27.4044	01/22/2012
Mr. Wyshner	2,871			33.2593	06/03/2014
Mr. Wyshner	3,104			30.0385	04/26/2015
Mr. Wyshner		54,348		24.4000	08/01/2013
Mr. Salerno						131,855	92,299	149,095	104,367
Mr. Salerno	18,244			18.8450	03/01/2011
Mr. Salerno	36,487			27.4044	01/22/2012
Mr. Salerno		108,696		24.4000	08/01/2013
Mr. Servodidio						56,090	39,263	26,672	18,670
Mr. Servodidio	4,222			22.9938	04/19/2011
Mr. Servodidio	5,004			27.4044	01/22/2012
Mr. Siniscalchi						44,139	30,897	24,276	16,993
Mr. Siniscalchi	5,212			20.0822	03/12/2011
Mr. Siniscalchi	3,002			27.4044	01/22/2012
Mr. Siniscalchi	1,700			33.2593	06/03/2014

(a)	Represents fully vested currently exercisable stock options. As a result of the Cendant Separation, the Cendant Compensation Committee approved the accelerated vesting of all outstanding stock options following the spin-offs of Wyndham and Realogy. For Mr. Nelson, includes 84,269 SSARs which vested in 2007 and 84,270 SSARs which vested in 2008.
(b)	Represents SSARs which for Mr. Nelson vest in two equal installments on each of July 31, 2009 and July 31, 2010, subject to continued employment. The SSARs for Messrs. Salerno and Wyshner vest on July 31, 2009, subject to continued employment.
(c)	Represents the fair-market value on the date of the grant as approved by the Cendant Compensation Committee. The original price was adjusted in 2005 on the date of the PHH spin-off and in 2006 on the date of the Realogy and Wyndham spin-offs. The price was then subsequently adjusted in connection with the 1-for-10 reverse stock split of Avis Budget Common Stock in September 2006.
(d)	Represents the expiration date of the stock option grant, subject to continued employment.
(e)	Represents 40,984, 61,476, 20,492 and 13,320 time-vested RSUs awarded to Mr. Wyshner, Mr. Salerno, Mr. Servodidio and Mr. Siniscalchi, respectively, in 2006 which vest in two equal installments on May 2, 2009 and 2010; and 17,415, 26,123, 12,191 and 9,753 RSUs awarded to Mr. Wyshner, Mr. Salerno, Mr. Servodidio and Mr. Siniscalchi, respectively, in 2007, which vest in three equal installments on March 6, 2009, 2010 and 2011; and 29,504, 44,256, 23,407 and 21,066 RSUs awarded to Mr. Wyshner, Mr. Salerno, Mr. Servodidio and Mr. Siniscalchi, respectively, in 2008 which vest in four equal installments on March 6, 2009, 2010, 2011 and 2012.
(f)	Values are based on the closing price of our Common Stock on December 31, 2008 of $0.70.
(g)	Represents 76,843, 20,492 and 40,984 PSUs for Messrs. Nelson, Wyshner and Salerno, respectively, awarded in 2006; 77,399, 42,570, 63,855, 16,641 and 15,248 outstanding PSUs for Messrs. Nelson, Wyshner, Salerno, Servodidio and Siniscalchi, respectively, awarded in 2007; and 118,017, 29,504, 44,256, 10,031, and 9,028 outstanding PSUs granted to Messrs. Nelson, Wyshner, Salerno, Servodidio and Siniscalchi, respectively, awarded in 2008. For additional information regarding the outstanding PSUs for 2008, see the Compensation Discussion and Analysis. The outstanding PSUs awarded in 2006 vest for Mr. Nelson in two remaining installments of 46,105 on July 31, 2009 and 30,738 on July 31, 2010, and for Mr. Wyshner and Mr. Salerno vest on July 31, 2009, in each case subject to attainment of performance goals. The outstanding PSUs awarded in 2007 vest principally on March 6, 2009, 2010 and 2011, subject to the attainment of performance goals. Although no vesting occurred for such PSUs on March 6, 2009 as the relevant performance goals were not met, there is the ability to “catch-up” at later vesting dates. Of such PSUs, 19,350, 29,025, 9,675 and 9,675 of such PSUs for Messrs. Wyshner, Salerno, Servodidio and Siniscalchi, respectively, vest on March 6, 2009, subject to the attainment of performance goals, and if performance goals are not met, 50% of such amounts are forfeited and 50% are still eligible for vesting if performance goals are met by December 31, 2009. No vesting occurred on March 6, 2009 as the relevant performance goals were not met and therefore 50% of such amounts were forfeited. The number of PSUs granted to each eligible employee was determined by dividing the award amount by the closing price of our stock on the date of grant. Values are based on the closing price of our Common Stock on December 31, 2008 of $0.70.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(a)	Value Realized on Vesting ($)(b)
Mr. Nelson	—	—	46,108	335,666
Mr. Wyshner	—	—	26,297	343,028
Mr. Salerno	—	—	39,445	514,537
Mr. Servodidio	—	—	14,309	183,966
Mr. Siniscalchi	—	—	9,910	126,115

(a)	Represents vesting of 25% of time-based RSUs granted in 2006 and 2007. For Mr. Nelson, represents vesting of 37.5% of performance-based RSUs granted in 2006.
(b)	Values are based on the closing price of our Common Stock on the date of vesting.

Pension Benefits Table

Name	Plan Name(a)	Number of Years of Credited Service (#)(a)	Present Value of Accumulated Benefit ($)(a)	Payments During Last Fiscal Year ($)
Mr. Salerno	Avis Rent A Car System, Inc. Pension Plan	26 years, 7 months as of 12/31/08	314,401	—
Mr. Salerno	Avis Rent A Car System, Inc. Retirement Equalization Benefit Plan	26 years, 7 months as of 12/31/08	405,459	—
Mr. Siniscalchi	Avis Rent A Car System, Inc. Pension Plan	36 years, 4 months as of 12/31/08	425,367	—
Mr. Siniscalchi	Avis Rent A Car System, Inc. Retirement Equalization Benefit Plan	36 years, 4 months as of 12/31/08	38,181	—

(a)	Avis froze its qualified and non-qualified defined benefit pension plans to new participation and future benefit accruals as of December 31, 1998. Mr. Salerno and Mr. Siniscalchi are the only NEOs who participated in these plans. Prior to December 31, 1998, Mr. Salerno and Mr. Siniscalchi earned the right to receive certain benefits upon retirement at the retirement age of 65 or upon early retirement on or after age 55. For a discussion of the calculation of retirement benefits, please see Note 21 to our audited financial statements for the fiscal year ended December 31, 2008 included in our 2008 Form 10-K.

The Avis Rent A Car System, Inc. Pension Plan is a qualified, final average pay type of retirement plan that pays unreduced benefits upon attainment of age 65. The retirement benefit is calculated by multiplying years of credited service and final average pay (five highest consecutive years earnings in the ten years immediately preceding the December 31, 1998 plan freeze date) and reducing that amount by a portion of estimated Social Security old age benefits payable at age 65. The normal form of payment is a 50% joint and survivor annuity (assuming the participant is married at the time benefit payments commence). Alternate forms of annuity payments and a lump-sum option may be selected, if approved by the spouse.

The Avis Rent A Car System, Inc. Retirement Equalization Benefit Plan is a non-qualified Supplemental Executive Retirement Plan (“SERP”). Payments under this retirement plan are calculated by using the same formula that applies to the qualified plan except that final average earnings under the non-qualified plan are those earnings, prior to the December 31, 1998 plan freeze date, that exceeded the limitations imposed by section 415 of the Internal Revenue Code. As with the qualified plan, unreduced benefits are payable upon the attainment of age 65. The normal form of payment under the SERP is a single life annuity. Actuarially equivalent optional forms of payment are available.

Non-qualified Deferred Compensation Table

Name	Executive Contributions in Last FY ($)(a)	Registrant Contributions in Last FY ($)(b)	Aggregate Earnings in Last FY ($)(c)	Aggregate Withdrawals / Distributions ($)(d)	Aggregate Balance at Last FYE ($)(e)
Mr. Nelson	0	0	(2,058,425)	0	5,589,186
Mr. Wyshner	31,500	31,500	(188,932)	90,146	354,937
Mr. Salerno	42,000	42,000	(403,454)	776,925	772,395
Mr. Servodidio	0	0	(10,693)	82,901	12,215
Mr. Siniscalchi	0	0	(538)	0	5,574

(a)	Amounts shown are included in the Salary column in the Summary Compensation Table and individually identified in footnote (b) to the table. Under the deferred compensation plan, participants can elect to defer a maximum of 80% of base salary and 98% of annual cash incentives. The agreements between participants and the Company must provide that the deferrals under the plan are (1) irrevocable; (2) agreed to before the compensation is earned; and (3) for a specified length of time. Amounts deferred by participants, as well as any matching contributions made by the Company, are contributed to a rabbi trust established for the purpose of holding plan assets. Participants may allocate deferrals to one or more deemed investments under the plan, which may include a deemed investment in the Company’s Common Stock. Matching contributions may be subject to such distribution provisions as determined from time to time; however, all of a participant’s accounts under this plan will be distributed in the event of a change in control (as defined in the deferred compensation plan) or in the event that the participant’s service with us terminates as a result of death or disability. A participant in this plan may elect a single lump-sum payment of his or her account, or may elect payments over time; however, the participant’s entire account balance will be paid in a single lump sum following a change in control.
(b)	For 2008, participant deferrals were matched dollar-for-dollar by the Company up to 6% of base salary and 6% of annual bonus.
(c)	All participant deferrals and matching contributions are immediately vested and are held in a grantor trust. Under this arrangement, the Company takes no tax deduction, and the beneficiaries pay no tax on contributions to the trust until they start receiving their money. Although funds are potentially subject to the employer’s creditors, they are inaccessible to present and future management. Participants may allocate deferrals to one or more of a variety of deemed investment options including the Company’s Common Stock.
(d)	A participant in this plan may elect to receive payment in the form of a single lump sum or in annual installments over a period of up to 10 years; all account balances will be paid in a single lump sum upon change of control of the Company. In December 2002, Mr. Wyshner elected to have his 2003 plan year amounts distributed to him in five equal annual installments, beginning in January 2005. In 2003, Mr. Salerno elected to have his 2003 RSU’s distributed to him in June of 2008. In 2002, 2003, 2004 and 2005, Mr. Servodidio elected to have his 2003, 2004, 2005 and 2006 plan amounts distributed to him in April of 2008.
(e)	Represents total trust assets accumulated for all periods of plan participation through the end of 2008. The aggregate balance is the sum of all participant and registrant contributions and investment earnings less any withdrawals or distributions. As further described below, each Named Executive Officer received a distribution of his aggregate balance at December 31, 2008, with limited exceptions, in January 2009.

In 2008, any amount elected to be deferred by a participant under the deferred compensation plan was matched by the Company up to a cap of 6%. The Company match and the participant’s deferral are transferred, in cash, on or immediately following the date the deferral amount would have otherwise been paid to a participant (absent the participant’s deferral election) to a rabbi trust established for the purpose of holding and investing these amounts. Participants indicate their preferences as to how the deferred amounts transferred to the trust should be invested. Investment options are identical, with limited exceptions, to the investment options offered in the Company’s 401(k) plan.

In 2008, the Company conducted a review of each of its benefit plans and agreements with its employees to ensure compliance under 409A. See “Employment Agreements and Other Arrangements.” In connection with this review, the Company amended its deferred compensation plans and permitted each participant a special one-time opportunity to review prior deferred income distribution elections under the plan and make a unifying election for their entire account balance, including the ability to elect a lump sum distribution in 2009. As a result, in January 2009, each NEO received a distribution of his aggregated deferred compensation balance at December 31, 2008 as set forth in the Table above (other than certain amounts which were in the course of being paid to Mr. Wyshner pursuant to previous elections). The distribution was effectuated by liquidating the investments relating to each participant’s deferred amounts transferred to the rabbi trust. In connection with the Company’s adoption of cost-saving and efficiency initiatives in 2008, the Company suspended matching contributions for highly-compensated employees, including the NEOs, for both the deferred compensation plan and the 401(k) plan for 2009.

Employment Agreements and Other Arrangements

Each NEO is employed by us pursuant to a written agreement of employment or has a severance agreement. In 2008, the Company undertook a review of its employment agreements and severance agreements under Section 409A of the Code. Following this review, we amended the agreements principally to, among other things, cause the agreements to be in compliance with Section 409A. The amendments are summarized under “Employment and Change of Control Agreements; Severance Arrangements” and the summaries set forth below reflect such amendments.

Ronald L. Nelson

Mr. Nelson’s employment agreement has a term ending on August 1, 2010. The term will automatically extend for one additional year unless we or Mr. Nelson provide notice to the other party of non-renewal at least six months prior to August 1, 2010. Pursuant to our by-laws, our Board of Directors may terminate Mr. Nelson’s employment at any time. Upon expiration of the employment agreement, Mr. Nelson will be an employee at will unless the agreement is renewed or a new agreement is executed.

In addition to providing for a minimum base salary of $1 million and employee benefit plans generally available to our executive officers, Mr. Nelson’s agreement provides for an annual incentive award with a target amount equal to 150% of his base salary, subject to attainment of performance goals, and grants of long-term incentive awards, upon such terms and conditions as determined by our Board of Directors or Compensation Committee. Mr. Nelson’s agreement provides that if his employment with us is terminated by us without “Cause” or due to a “Constructive Discharge” (each term as described below), he will be entitled to a lump sum payment equal to 299% of the sum of his then-current base salary plus his then-current target annual bonus. In addition, in this event, all of Mr. Nelson’s then-outstanding equity awards will become fully vested (and any stock options and stock appreciation rights granted on or after July 28, 2006 will remain exercisable until the earlier of three years following his termination of employment and the original expiration date of such awards).

Options granted prior to the Cendant Separation remain exercisable in accordance with Mr. Nelson’s prior agreement with us. Mr. Nelson’s employment agreement also provides him and his dependents with medical benefits through his attainment of the age of 75. Mr. Nelson’s agreement provides for post-termination non-competition and non-solicitation covenants which will last for two years following Mr. Nelson’s employment with us. Mr. Nelson has a right pursuant to his employment agreement to be reimbursed by the Company for any “golden parachute” excise tax, including taxes on any reimbursement, subject to limitations described in his employment agreement.

F. Robert Salerno

Mr. Salerno’s employment agreement has a three-year term ending on January 1, 2012.

In addition to providing for a minimum base salary of $700,000, $750,000 and $800,000 for 2009, 2010 and 2011, respectively, and employee benefit plans generally available to our executive officers, Mr. Salerno’s agreement provides for an annual incentive award with a target amount equal to 100% of his base salary, subject to attainment of performance goals, and grants of long-term incentive awards, upon such terms and conditions as determined by our Board of Directors or Compensation Committee. From June 30, 2010 (the “Transition Date”) through the end of the term of Mr. Salerno’s agreement, Mr. Salerno will serve as Vice Chairman of the Company in a transitional role without day-to-day operating responsibility. At the end of the term of the agreement, Mr. Salerno will be entitled to receive full vesting of time-based equity awards, pro-rata vesting of performance-based equity awards, and non-cash severance benefits.

Mr. Salerno’s agreement provides that if his employment with us is terminated by us without “Cause” or due to a “Constructive Discharge” (each term as described below) during the term of the agreement, he will be entitled to a lump sum payment equal to 299% of the sum of his then-current base salary plus his then-current target annual bonus. In addition, in this event, all of Mr. Salerno’s then-outstanding equity awards will become fully vested (and any stock options and stock appreciation rights granted on or after July 28, 2006 will remain exercisable until the earlier of three years following his termination of employment and the original expiration date of such awards).

Mr. Salerno’s agreement provides for post-termination non-competition and non-solicitation covenants which will last for two years following Mr. Salerno’s employment with us. Mr. Salerno has a right pursuant to his employment agreement to be reimbursed from the Company for any “golden parachute” excise tax, including taxes on any reimbursement, subject to limitations described in his employment agreement.

David B. Wyshner

Mr. Wyshner’s employment agreement has a term ending on August 31, 2010. The term will automatically extend for additional one-year periods unless we or Mr. Wyshner provides notice to the other party of non-renewal at least six months prior to the end of the term, as may be extended.

In addition to providing for a minimum base salary of $525,000, $575,00 and $600,000 for 2009, 2010 and 2011, respectively, and employee benefit plans generally available to our executive officers, Mr. Wyshner’s agreement provides for an annual incentive award with a target amount equal to 100% of his base salary, subject to attainment of performance goals, and grants of long-term incentive awards, upon such terms and conditions as determined by our Board of Directors or Compensation Committee. Mr. Wyshner’s agreement provides that if his employment with us is terminated by us without “Cause” or due to a “Constructive Discharge” (each term as described below), he will be entitled to a lump sum payment equal to 299% of the sum of his then-current base salary plus his then-current target annual bonus. In addition, in this event, all of Mr. Wyshner’s then-outstanding equity awards will become fully vested (and any stock options and stock appreciation rights granted on or after July 28, 2006 will remain exercisable until the earlier of three years following his termination of employment and the original expiration date of such awards).

Mr. Wyshner’s agreement provides for post-termination non-competition and non-solicitation covenants which will last for two years following Mr. Wyshner’s employment with us. Mr. Wyshner has a right pursuant to his employment agreement to be reimbursed by the Company for any “golden parachute” excise tax, including taxes on any reimbursement, subject to limitations described in his employment agreement.

Mark J. Servodidio and Patric T. Siniscalchi

Severance agreements for Mr. Servodidio and Mr. Siniscalchi provide that if employment is terminated by us other than for “Cause” (as described below), disability or death, the executive will receive a lump-sum severance payout equal to 200% of the sum of base salary plus target incentive bonus, and perquisites to include car usage, financial planning and health coverage for a period of 24 months. Severance is subject to and contingent upon execution of a separation agreement containing a release of claims against the Company and non-competition covenants. The agreement also provides for a lump sum cash payment for the ratable portion of stock-based awards which would have been expensed in accordance with their original vesting schedule by the one-year anniversary of termination of employment.

For each of Mr. Nelson, Mr. Salerno and Mr. Wyshner:

“Cause” means the willful failure to substantially perform his duties, any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct, conviction of a felony or any crime involving moral turpitude, gross negligence in the performance of his duties or purposeful or negligent false certification pertaining to financial statements.

“Corporate Transaction” means either:

any person or entity is or becomes the “beneficial owner”, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding voting securities; or

the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the effective date of the applicable employment agreement, constitute the Board and any new director whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least one-half of the directors then still in office who either were directors on the effective date of the relevant agreement or whose appointment, election or nomination for election was previously so approved or recommended.

For Mr. Nelson:

“Constructive Discharge” means (a) any material failure of the Company to fulfill its obligations under the employment agreement or any material diminution to Mr. Nelson’s duties and responsibilities, (b) the business office is relocated to any location that increases the Executive’s one-way commute by more than 30 miles or to New York City and such relocation constitutes a material negative change to Mr. Nelson employment relationship, (c) Mr. Nelson is not the Chief Executive Officer and the most senior executive officer of the Company or does not report directly to the Board, (d) the Company does not extend the employment agreement upon the expiration of its then applicable term, (e) the occurrence of a “Corporate Transaction” as described above, or (f) Mr. Nelson is not nominated to be a member of the Board.

For Mr. Salerno:

“Constructive Discharge” means (a) any material failure of the Company to fulfill its obligations under the employment agreement or any material diminution to Mr. Salerno’s duties and responsibilities, including Mr. Salerno ceasing to be an executive officer of a public company but not the transition to the Vice Chairman role, (b) prior to the Transition Date the business office is relocated to any location that increases the Executive’s one-way commute by more than 30 miles and such relocation constitutes a material negative change to Mr. Salerno’s employment relationship, or (c) Mr. Salerno is not nominated to be a member of the Board.

For Mr. Wyshner:

“Constructive Discharge” means (a) any material failure of the Company to fulfill its obligations under the employment agreement or any material diminution to Mr. Wyshner’s duties and responsibilities, including Mr. Wyshner ceasing to be an executive officer of a public company, (b) the business office is relocated more than 30 miles from Parsippany, New Jersey, (c) Mr. Wyshner is not the most senior financial officer of the Company, (d) the Company provides notice that it will not extend the employment agreement for an additional year, or (e) the occurrence of a “Corporate Transaction” as described above.

For Mr. Servodidio and Mr. Siniscalchi:

“Cause” shall mean: (i) the willful failure to substantially perform the executive’s duties, (ii) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct, or (iii) conviction of a felony or any crime involving moral turpitude.

Discussion of Change-of-Control Provisions

Equity awards accelerate upon a change-of-control transaction, which is defined similarly to a “Corporate Transaction” (as described above), pursuant to the terms of the awards of all NEOs.

Under the employment agreements for Messrs. Nelson, Wyshner and Salerno, if employment is terminated by one of these executives due to a “Constructive Discharge” (as described above), which for Mr. Nelson and Mr. Wyshner includes the occurrence of a “Corporate Transaction” (as described above) and for Mr. Salerno includes the occurrence of a “Corporate Transaction” (as described above) followed by certain circumstances, the executive will be entitled to a lump sum payment equal to 299% of the sum of his then-current base salary plus his then-current target annual bonus. Mr. Nelson’s employment agreement also provides him and his dependents with medical benefits through his age 75 and this benefit would continue if Mr. Nelson were to terminate his employment due to a “Constructive Discharge”. Messrs. Nelson, Wyshner and Salerno each has a right pursuant to his employment agreement to be reimbursed by the company for any “golden parachute” excise tax, including taxes on any reimbursement, subject to certain limitations.

Under the severance agreements for Mr. Servodidio and Mr. Siniscalchi, if employment is terminated by us other than for “Cause” (as described above), disability or death, which would include a termination by us in connection with a change-of-control transaction, a lump-sum severance payment will be paid equal to 200% of the sum of base salary plus target incentive bonus and perquisites to include car usage, financial planning and health coverage for a period of 24 months.

Termination, Severance and Change of Control Arrangements

The table below shows the potential severance payments for each NEO. All payments are contingent on the executive’s termination of employment and/or the identified triggering events.

Name and Triggering Event(a)	Lump Sum Severance Payment ($)(b)	Accelerated Vesting of Stock-based Awards ($)(c)	Continuation of Benefits and Perquisites ($)(d)	Excise Tax Gross-Up ($)(e)	Total ($)
Mr. Nelson
Resignation or Termination by Company for Cause	0	0	308,664		308,664
Termination due to Death or Disability	0	190,581	308,664		499,245
Termination by Company without Cause or due to Constructive Discharge	7,475,000	190,581	308,664		7,974,245
Change of Control Transaction and Termination by Company without Cause or due to Constructive Discharge	7,475,000	190,581	308,664	0	7,974,245
Change of Control Transaction without Termination	0	190,581	0	0	190,581

Mr. Wyshner
Resignation or Termination by Company for Cause	0	0	0		0
Termination due to Death or Disability	0	126,328	90,707		217,035
Termination by Company without Cause or due to Constructive Discharge	3,139,500	111,984	90,707		3,342,191
Change of Control Transaction and Termination by Company without Cause or due to Constructive Discharge	3,139,500	126,328	90,707	0	3,356,535
Change of Control Transaction without Termination	0	126,328	0	0	126,328

Mr. Salerno
Resignation or Termination by Company for Cause	0	0	0		0
Termination due to Death or Disability	0	196,665	94,568		291,233
Termination by Company without Cause or due to Constructive Discharge	4,186,000	196,665	94,568		4,477,233
Termination at End of Period of Employment	0	196,665	0		196,665
Change of Control Transaction and Termination by Company without Cause or due to Constructive Discharge	4,186,000	196,665	94,568	0	4,477,233
Change of Control Transaction without Termination	0	196,665	0	0	196,665

Mr. Servodidio
Resignation or Termination by Company for Cause	0	0	0		0
Termination due to Death or Disability	0	57,993	0		57,993
Termination by Company without Cause	1,312,500	23,859	68,322		1,404,681
Change of Control Transaction and Termination by Company without Cause	1,312,500	57,993	68,322	N/A	1,438,815
Change of Control Transaction without Termination	0	57,993	0	N/A	57,993

Mr. Siniscalchi
Resignation or Termination by Company for Cause	0	0	0		0
Termination due to Death or Disability	0	47,891	0		47,891
Termination by Company without Cause	1,072,500	19,951	53,225		1,145,676
Change of Control Transaction and Termination by Company without Cause	1,072,500	47,891	53,225	N/A	1,173,616
Change of Control Transaction without Termination	0	47,891	0	N/A	47,891

(a)	Descriptions of the terms “Without Cause Termination” and “Constructive Discharge” are provided under “Employment Agreements and Other Arrangements” above.
(b)	The lump sum severance benefits were calculated based on each executive’s base salary and target annual incentive as of December 31, 2008 and a multiplier of 299% or 200% as per the terms of each agreement.
(c)	The value of accelerated vesting of stock-based awards was calculated assuming vesting was accelerated as of December 31, 2008 and based on the closing price of our Common Stock of $0.70 on December 31, 2008.
(d)	For Mr. Nelson, reflects the continuation of benefit and perquisite plans he participates in as of December 31, 2008 until age 75 and 24 months continued car benefits and financial planning. For the other NEOs reflects 24 months of continued health, dental, car benefits and financial planning.
(e)	Estimated assuming change of control transaction and termination of employment occurred on December 31, 2008 at a stock price of $0.70.

2008 Director Compensation Table

Name	Fees Earned or Paid In Cash ($)(a)	Stock Awards ($)(b)	All Other Comp ($)(c)	Total ($)
Current Directors
Choksi, Mary C.	75,544	88,196	5,000	168,740
Coleman, Leonard S.	90,242	72,263	5,000	167,505
Edelman, Martin L.	71,802	61,200	5,000	138,002
Hardy, John D.	58,485	64,881	3,000	126,366
Krominga, Lynn	77,744	64,763	5,000	147,507
Mestre, Eduardo G.	31,692	27,997	5,000	64,689
Sweeney, Stender E.	26,178	123,825	5,000	155,003

Former Director
Rosenberg, Sheli Z.	—	37,083	—	37,083

(a)	A full description of all fees paid to Avis Budget directors is provided below. The cash portion of fees paid represents: 50% of the annual retainer and 50% of committee chair and membership stipends in addition to the amounts that exceed the Stock Award Cap described below.
(b)	The stock awards represent: 50% of the retainer and 50% of committee chair and membership stipends, which are paid quarterly in deferred Common Stock subject to a cap of 7,500 deferred shares per quarter (the “Stock Award Cap”). Amounts set forth represent the amount expensed in 2008 under SFAS No. 123R. Assumptions used in the calculation of these amounts are included in Note 20 to our audited financial statements for the fiscal year ended December 31, 2008 included in our 2008 Form 10-K. The number of shares of Common Stock to be received pursuant to the Common Stock portion of the retainer or any other compensation to be paid in the form of Common Stock is equal to the value of the compensation being paid in the form of Common Stock, divided by the fair market value of the Common Stock on the date of grant subject to the Stock Award Cap. To the extent the Stock Award Cap does not permit a quarterly stock award equal to the value of the compensation to be paid in the form of Common Stock, any excess amounts are settled in cash. Each share of deferred Common Stock entitles the non-employee director to receive one share of Common Stock immediately following such director’s retirement or termination of service from the Board for any reason. The non-employee directors may not sell or receive value from any shares of deferred Common Stock prior to such termination of service. Directors may elect to receive more than 50% of their retainer and stipends in deferred Common Stock, subject to the Stock Award Cap. Mr. Sweeney has made such an election. Amounts for Ms. Choksi, Mr. Hardy and Mr. Mestre include amounts expensed in 2008 under SFAS No. 123R in connection with the new director equity award received upon commencement of service with the Board of Directors in March 2007, April 2008 and July 2008, respectively.
(c)	Represents discretionary matching contributions available through The Avis Budget Charitable Foundation.

The table below shows the components of Director Compensation provided or made available to non-employee directors for 2008.

	Annual Compensation ($)(a)(b)
Annual Director Retainer(c)	125,000
One-Time New Director Equity Grant(d)	75,000
Audit Committee Chair	20,000
Audit Committee Member	10,000
Compensation Committee Chair	15,000
Compensation Committee Member	7,500
Corporate Governance Committee Chair	10,000
Corporate Governance Committee Member	5,000
Executive Committee Member	8,000
Presiding Director Stipend	20,000
Other Benefits	5,000	(e)

(a)	Members of the Board of Directors who are also officers or employees of the Company or any of its subsidiaries do not receive compensation for serving as directors (other than travel-related expenses for meetings held outside of the Company’s headquarters).
(b)	The committee chair stipends and all committee membership stipends are paid 50% in cash and 50% in deferred Common Stock subject to the Stock Award Cap. Directors may elect to receive more than 50% of such stipends in deferred Common Stock also subject to the Stock Award Cap.
(c)	The annual retainer is paid on a quarterly basis. The retainer is paid equally 50% in cash and 50% in shares of deferred Common Stock, subject to the Stock Award Cap.
(d)	The grant is to be made in the form of deferred Common Stock not to exceed 7,500 shares of deferred Common Stock. The number of shares granted is equal to $75,000 divided by the fair market value of a share of Common Stock as of the close of business on the date of the grant. Grants awarded after January 1, 2007 will vest ratably over three years or immediately in the event of a change in control, but Directors may not sell or receive value from the shares until termination from the Board. To the extent that 7,500 shares of deferred Common Stock does not equate to a value of $75,000, the excess will be paid in deferred cash.
(e)	Represents discretionary matching contributions available through The Avis Budget Charitable Foundation.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee is composed entirely of independent directors and administers the Company’s executive compensation policies and programs. Leonard S. Coleman has served as a member of our Compensation Committee since August 23, 2006. Lynn Krominga has served as a member of our Compensation Committee since January 30, 2007. John D. Hardy, Jr. has served as a member of our Compensation Committee since April 2, 2008. None of these Directors were officers or employees of the Company or any of the Company’s subsidiaries or had any relationship requiring disclosure by the Company under Item 404 of the SEC’s Regulation S-K during 2008 or before.

REPORT OF AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements and opining on the effectiveness of the Company’s controls in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and issuing their reports thereon. The Audit Committee reviews and oversees these processes, including oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s independent auditors’ qualifications and independence, (iii) the performance of the Company’s independent auditors and the Company’s internal audit function and (iv) the Company’s compliance with legal and regulatory requirements.

In this context, the Audit Committee met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States, and the Audit Committee reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee also discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (Communications with Audit Committees) (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee discussed with the independent auditors the auditors’ independence from the Company and its management, and the independent auditors provided to the Audit Committee the written disclosures and letter required from the independent auditors by the PCAOB Ethics and Independence Rule 3526 (Communication with Audit Committees Concerning Independence).

The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC. The Audit Committee and the Board of Directors also have recommended, subject to stockholder ratification, the selection of the Company’s independent auditors for fiscal year 2009.

AUDIT COMMITTEE

Stender E. Sweeney, Chairman

Mary C. Choksi

Lynn Krominga

PROPOSALS TO BE VOTED ON AT MEETING

ELECTION OF DIRECTORS

PROPOSAL NO. 1

The Board of Directors has nominated Mses. Choksi and Krominga and Messrs. Coleman, Edelman, Hardy, Mestre, Nelson, Salerno and Sweeney to be elected at the Meeting to serve as directors for a one-year term ending at the 2010 annual meeting of stockholders and until their successors are duly elected and qualified. All nominees are currently directors of the Company. For certain information regarding each nominee and continuing directors, see “Board of Directors—Biographical Information for Nominees” above.

Each nominee has consented to being named in this Proxy Statement and to serve if elected. If, prior to the Meeting, any nominee should become unavailable to serve, the shares of Common Stock represented by a properly executed and returned proxy (whether through the return of the enclosed proxy card, by telephone or electronically via the Internet) will be voted for such alternative person as shall be designated by the Board of Directors, unless the Board of Directors determines to reduce the number of directors in accordance with the Company’s Amended and Restated Certificate of Incorporation and by-laws.

Directors will be elected by the affirmative vote of a plurality of the shares of Common Stock present at the Meeting, in person or by proxy, and entitled to vote in the election of directors. Under the rules of the NYSE, brokers who hold shares of Common Stock in “street name” will have discretion, on behalf of their clients that beneficially own shares of Common Stock as of the Record Date, to vote on this proposal when the brokers do not receive instructions from such beneficial owners. Pursuant to applicable Delaware law, in determining whether such nominees have received the requisite number of affirmative votes, withhold votes will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE ELECTION OF EACH NOMINEE AS A DIRECTOR.

RATIFICATION OF APPOINTMENT OF AUDITORS

PROPOSAL NO. 2

Deloitte & Touche LLP has been appointed by the Board of Directors as the auditors for the Company’s financial statements for 2009. A representative of Deloitte & Touche LLP is expected to be present at the Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions of stockholders.

Principal Accounting Firm Fees. Fees billed to the Company by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) for the years ended December 31, 2008 and 2007 were as follows:

Audit Fees. The aggregate fees billed for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2008 and 2007 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q and for other attest services primarily related to financial accounting consultations, comfort letters and consents related to SEC and other registration statements, regulatory and statutory audits and agreed-upon procedures were approximately $6.0 million and $8.3 million, respectively.

Audit-Related Fees. The aggregate fees billed for audit-related services were approximately $1.6 million for each of the fiscal years ended December 31, 2008 and 2007. These fees relate primarily to due diligence pertaining to acquisitions and audits of employee benefit plans for the fiscal years ended December 31, 2008 and December 31, 2007.

Tax Fees. The aggregate fees billed for tax services for the fiscal years ended December 31, 2008 and 2007 were approximately $4.9 million and $10.5 million, respectively. These fees relate to tax compliance, tax advice and tax planning for the fiscal years ended December 31, 2008 and December 31, 2007. For the fiscal year ended December 31, 2008, approximately $4.4 million of the above amount related to tax compliance and approximately $500,000 related to tax advice and tax planning. For the fiscal year ended December 31, 2007, approximately $9.5 million of the above amount related to tax compliance and approximately $1.0 related to tax advice and tax planning.

All Other Fees. There were no other fees for the fiscal years ended December 31, 2008 and 2007.

For 2008, approximately $2.3 million of tax fees and approximately $300,000 of other fees were related to the Cendant Separation. For 2007, approximately $9.1 million of tax fees and approximately $1.7 million of other fees were related to the Cendant Separation. Virtually all of such costs were reimbursed to the Company by Realogy and Wyndham Worldwide, the two former subsidiaries of the Company that were spun-off in July 2006 as part of the Cendant Separation.

The Audit Committee considered the non-audit services provided by the Deloitte Entities and determined that the provision of such services was compatible with maintaining the Deloitte Entities’ independence. The Audit Committee has also adopted a policy prohibiting the Company from hiring the Deloitte Entities’ personnel who have been directly involved in performing auditing procedures or providing accounting advice to the Company within a specified period of time in any role in which such person would be in a position to influence the contents of the Company’s financial statements.

The Company’s Audit Committee is responsible for appointing the Company’s independent auditors and approving the terms of the independent auditors’ services. The Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent auditors, as described below.

All services performed by the independent auditors in 2008 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee at its October 26, 2006 meeting. This policy describes the permitted audit, audit-related, tax and other services (collectively, the “Disclosure Categories”) that the independent auditors may perform. The policy requires that prior to the beginning of each fiscal year, a description of the services (the “Service List”) anticipated to be performed by the independent auditors in each of the Disclosure Categories in the ensuing fiscal year be presented to the Audit Committee for approval.

Any requests for audit, audit-related, tax and other services not contemplated by the Service List must be submitted to the Audit Committee for specific pre-approval, except for de minimis amounts under certain circumstances as described below, and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings of the Audit Committee. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman will update the full Audit Committee at the next regularly scheduled meeting for any interim approvals granted.

On a quarterly basis, the Audit Committee reviews the status of services and fees incurred year-to-date as compared to the original Service List and the forecast of remaining services and fees for the fiscal year.

The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances. No services were provided by the Deloitte Entities during 2008 and 2007 under such provision.

Although not required by the Company’s by-laws or otherwise, the Board of Directors is submitting for stockholder ratification the selection of Deloitte & Touche LLP as the Company’s independent registered public accountants. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Pursuant to applicable Delaware law, the ratification of the appointment of auditors of the Company requires the affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on the proposal. Under the rules of the NYSE, brokers who hold shares of Common Stock in “street name” will have discretion, on behalf of their clients that beneficially own shares of Common Stock as of the Record Date, to vote on this proposal when the brokers do not receive instructions from such beneficial owners. Abstentions will be counted and will have the same effect as a vote against this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” THIS PROPOSAL.

REVERSE STOCK SPLIT PROPOSAL

PROPOSAL NO. 3

Overview

The Board of Directors has unanimously adopted and is seeking stockholder approval of an amendment to our Amended and Restated Certificate of Incorporation to effectuate a reverse stock split of our Common Stock, at a ratio that will be determined by the Board following stockholder approval and prior to the time of filing a Certificate of Amendment with the Delaware Secretary of State. The reverse stock split, if approved, would authorize the Board to effectuate a reverse stock split based upon a ratio in the range from one-for-two to one-for-twenty, with the exact ratio to be established by the Board in its sole discretion, at any time prior to the Company’s 2010 annual meeting of stockholders. In addition, notwithstanding approval by our stockholders, the Board may also determine, in its sole discretion, not to effect the reverse stock split. The Board would also be authorized to file an amendment to our Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to effect the reverse stock split of our Common Stock at the specific ratio then determined by the Board. The form of the proposed amendment to our Amended and Restated Certificate of Incorporation to effect the reverse stock split is attached to this Proxy Statement as Annex B.

In determining the proper reverse stock split ratio (between one-for-two and one-for-twenty) to implement, if any, following the receipt of stockholder approval, the Board of Directors may consider, among other things, factors such as:

•	our ability to regain, and maintain, compliance with the NYSE’s continued listing standards and to continue our listing on the NYSE;

•	the historical trading price and trading volume of our Common Stock;

•	prevailing general market and economic conditions;

•	the then-prevailing trading price and trading volume of our Common Stock and the anticipated impact of the reverse stock split on the trading market for our Common Stock; and

•	which reverse split ratio would result in the lowest administrative costs to the Company.

The reverse stock split, if implemented, would affect all issued and outstanding shares of our Common Stock and outstanding rights to acquire Common Stock. Except for any changes as a result of the treatment of fractional shares, each holder of our Common Stock will hold the same percentage of Common Stock outstanding immediately after the reverse stock split as such stockholder held immediately prior to the split.

Reasons for Reverse Stock Split

On December 17, 2008, we were notified by the New York Stock Exchange (the “NYSE”) that the average per share price of our Common Stock was below the NYSE’s continued listing standard relating to minimum average share price. The NYSE’s Listed Company Manual requires that our Common Stock trade at a minimum average closing price of $1.00 over a consecutive 30 trading-day period. In accordance with the NYSE’s rules, we informed the NYSE within ten business days of our receipt of the notice of our intent to cure this deficiency. Pursuant to NYSE rules in effect at December 17, 2008, we were notified that we must bring our share price and average share price back above $1.00 for 30 consecutive trading days at the end of six months from the receipt of the NYSE notice, subject to possible extension. On February 26, 2009, the NYSE temporarily suspended the $1.00 average closing price requirement until June 30, 2009. We expect that, when the NYSE lifts the suspension, we will be required to regain compliance with this and other NYSE listing requirements within approximately four months, or the NYSE may initiate suspension and delisting procedures. We intend to continue to communicate with the NYSE regarding compliance with NYSE continued listing standards. On April [    ], 2009, the closing price of our Common Stock was $[        ] per share.

The Board is seeking approval of the reverse stock split proposal primarily to cure our deficiency in meeting the NYSE’s continued listing standard relating to minimum average share price, and return our share price to a level that will satisfy the NYSE’s continued listing standards. Reverse stock splits are viewed by the NYSE as an acceptable way for companies to gain compliance with the minimum average share price requirement. Accordingly, our Board concluded that reducing the number of outstanding shares of our Common Stock might be desirable in order to support a higher stock price per share.

The Board also believes that a higher stock price, one that is more typical of the stock prices of other widely-owned public companies, might help generate more investor interest in the Company and result in lower transaction costs for investors and therefore the Board may implement the reverse stock split even if the Company is otherwise in compliance with the NYSE’s continued listing standards. Brokerage houses and institutional investors often have internal policies and practices that either prohibit them from holding lower priced stock in their portfolios or function to make trades in lower priced stocks economically unattractive, thereby discouraging individual brokers from recommending lower-priced stocks to their clients. Trading costs for lower-priced stocks also generally represent a higher percentage of the stock price, which may make them less attractive to individual investors and institutions. In addition, investors may be dissuaded from purchasing lower-priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks.

The Board believes that it is in the best interests of the Company and our stockholders for the Board to obtain the authority to effectuate a reverse stock split to reduce the number of shares of our Common Stock outstanding and thereby attempt to proportionally increase the price of our Common Stock.

Board Discretion to Implement Reverse Stock Split

The Board believes that stockholder approval of a reverse stock split ratio range (rather than an exact reverse stock split ratio) provides the Board with maximum flexibility to achieve the purposes of the reverse stock split. If the stockholders approve the reverse stock split proposal, the reverse stock split would be effected, if at all, only upon a determination by the Board that the split is in the best interests of the Company and its stockholders at that time. In connection with a determination by the Board to effect the reverse stock split, the Board would set the timing for the split, on or prior to the Company’s 2010 annual meeting of stockholders, and also select the specific ratio within the range described above. No further action on the part of our stockholders would be required to either implement or abandon the reverse stock split. If the proposal is approved by our stockholders, and the Board determines to implement the reverse stock split, we would communicate to the public, prior to the effective date of the split, additional details regarding the reverse stock split, including the specific ratio the Board selects.

If the Board does not implement the reverse stock split prior to the Company’s 2010 annual meeting of stockholders, the authority granted in this proposal to implement the reverse stock split will terminate. At any time prior to the effectiveness of the reverse stock split, the Board may abandon the reverse stock split if it determines in its sole discretion that this proposal is no longer in the best interests of the Company and its stockholders, notwithstanding authorization of the proposed amendment by the stockholders.

Certain Risks Associated with the Reverse Stock Split

Even if the reverse stock split is effected, there can be no assurance that we will regain compliance with the NYSE’s continued listing standard relating to minimum average closing price or maintain compliance with that or the NYSE’s other continued listing standards applicable to the Company, which could result in our stock being delisted.

There can be no assurance that following the reverse stock split the market price of the Company’s Common Stock will increase in proportion to the reduction in the number of shares of Common Stock issued and outstanding before the proposed reverse stock split. Failure to increase the market price of the Company’s Common Stock to $1.00 for 30 consecutive trading days at the end of the six-month period (or after the NYSE lifts its temporary suspension of the rule) may result in the NYSE initiating suspension and delisting procedures.

A delisting of our Common Stock could negatively impact us by reducing the liquidity and market price of our Common Stock, reducing the number of investors willing to hold or acquire our Common Stock, which could negatively impact our ability to raise equity financing and access the public capital markets, or impairing our ability to provide equity incentives to our employees, officers or directors.

A decline in the market price of our Common Stock after the reverse stock split may result in a greater percentage decline than would occur in the absence of a reverse stock split, and the liquidity of our Common Stock could be adversely affected following such a reverse stock split.

If the reverse stock split is effected and the market price of our Common Stock declines, the percentage decline may be greater than would occur in the absence of a reverse stock split. The market price of our Common Stock will, however, also be based on our performance and other factors, which are unrelated to the number of shares of Common Stock outstanding.

For additional risks associated with the Company, see Item 1A of the Company’s Annual Report on Form 10-K for the Year Ended December 31, 2008.

Effects of the Proposed Reverse Stock Split

General

If approved and effected, the principal effect of the reverse stock split will be to proportionately decrease the number of outstanding shares of our Common Stock based on the ratio selected by the Board of Directors. The reverse stock split, if effected, would be realized simultaneously for all issued and outstanding shares of our Common Stock, and the ratio will be the same for all shares of our Common Stock and will affect all Common Stock holders uniformly. No common stockholder’s percentage ownership interest or voting power will be disproportionately affected, except to the extent that the reverse stock split would result in any holder of our Common Stock receiving cash in lieu of fractional shares, as discussed below.

The principal effects of the reverse stock split will be that:

•	depending on the exact reverse stock split ratio selected by the Board, between two and twenty shares of Common Stock owned by a holder of our Common Stock would be converted into one new share;

•

the number of shares of Common Stock issued and outstanding will be reduced from approximately 100 million shares to a range of approximately 50 million to 5 million shares, depending on the reverse stock split ratio determined by the Board;

•

based on the reverse stock split ratio selected by the Board, the Compensation Committee will determine the proportionate adjustments to the per-share exercise price and the number of shares issuable upon the exercise of all outstanding options entitling the holders to purchase shares of Common Stock;

•

based on the reverse stock split ratio selected by the Board, the Compensation Committee will determine the proportionate adjustments to the number of shares issuable upon the vesting of all outstanding restricted stock unit awards; and

•

the number of shares reserved for issuance under the Avis Budget Group 2007 Equity and Incentive Plan, the Avis Budget Group, Inc. 1998 Employee Stock Purchase Plan, and the Avis Budget Group, Inc. Employee Stock Purchase Plan (if approved by stockholders at the Annual Meeting), will be adjusted at the discretion of the Compensation Committee, pursuant to terms of each plan.

Effectiveness of Reverse Stock Split

If our stockholders approve the reverse stock split proposal and the Board decides to implement the reverse stock split at any time prior to the Company’s 2010 annual meeting of stockholders, we will promptly file a Certificate of Amendment with the Secretary of State of the State of Delaware to amend our existing Amended and Restated Certificate of Incorporation. The reverse stock split will become effective on the date and at the time specified in the Certificate of Amendment, which is referred to as the “Effective Date.” The exact timing of the filing of the amendment, if at all, will be determined by the Board of Directors at its discretion.

Beginning on the Effective Date, all pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares. The text of the Certificate of Amendment would be substantially in the form attached as Annex B to this Proxy Statement. The text of the Certificate of Amendment is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as the Board deems necessary and advisable to effect the reverse stock split, including the ratio selected by the Board for the reverse stock split.

Effect on Authorized but Unissued Shares of Common Stock

The reverse stock split would affect all issued and outstanding shares of our Common Stock and outstanding rights to acquire Common Stock. Upon the effectiveness of the reverse stock split, the number of authorized shares of Common Stock that are not issued or outstanding would increase due to the reduction in the number of shares of Common Stock issued and outstanding based on the reverse stock split ratio selected by the Board. As of March 20, 2009, we had 250,000,000 shares of authorized Common Stock and 101,758,514 shares of Common Stock issued and outstanding. We will continue to have 10,000,000 authorized shares of preferred stock, none of which are issued and outstanding at this time. Authorized but unissued shares would remain available for issuance.

Effect on the Company’s Stock Plans

As of March 20, 2009, we had approximately 12,000,000 shares subject to stock options and restricted stock units outstanding under our various equity compensation plans, including the Avis Budget Group, Inc. 2007 Equity and Incentive Plan (collectively, the “Stock Plans”). Under our Stock Plans, the Compensation Committee has sole discretion to determine the appropriate adjustment to the awards granted under our Stock Plans in the event of a stock split. Should the reverse stock split be effected, the Compensation Committee will determine the proportionate adjustments to the number of shares outstanding and available for issuance under the Stock Plans and proportionate adjustments to the exercise price, grant price or purchase price relating to any award under the Stock Plans. The Compensation Committee will determine the treatment of fractional shares subject to stock options and unvested restricted stock units under the Stock Plans.

Accordingly, if the reverse stock split is approved by our stockholders, upon the filing of an amendment to our Amended and Restated Certificate of Incorporation with the Delaware Secretary of State, the number of all outstanding equity awards, the number of shares available for issuance and the exercise price, grant price or purchase price relating to any award under the Stock Plans will be adjusted by the Compensation Committee at its discretion, and the treatment of fractional shares will be determined by the Compensation Committee.

For the Avis Budget Group, Inc. 1998 Employee Stock Purchase Plan and the Avis Budget Group, Inc. Employee Stock Purchase Plan (if approved by stockholders at the Annual Meeting), the number of shares reserved for issuance under the plans, the number of shares purchasable per participant on any purchase date and the number of shares and purchase price subject to outstanding rights will be adjusted, as appropriate, based on the reverse stock split ratio selected by the Board. The accounts of the employees who participate in these plans may be credited with a fractional share (if the number of shares of Common Stock credited to their accounts before the reverse stock split is not evenly divisible by the split ratio ultimately selected by the Board of Directors).

Effect on Beneficial Holders of our Common Stock

Upon a reverse stock split, we intend to treat stockholders holding our Common Stock in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding our Common Stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split. If you hold your shares with a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your nominee.

Effect on Registered Holders of Common Stock

If the reverse stock split is effected, stockholders who hold their stock directly will have their holdings electronically adjusted by the Company’s transfer agent (and beneficial owners will have their holdings adjusted by their brokers or banks that hold in “street name” for their benefit) to give effect to the reverse stock split.

Fractional Shares

We do not currently intend to issue fractional shares in connection with the reverse stock split. Instead, the transfer agent will aggregate all fractional shares and sell them as soon as practicable after the Effective Date at the then-prevailing prices on the open market. We expect that the transfer agent will conduct the sale in an orderly fashion at a reasonable pace and that it may take several days to sell all of the aggregated fractional shares of our Common Stock. Those holders who would otherwise be entitled to receive a fractional share, because the number of shares of Common Stock they hold before the reverse stock split is not evenly divisible by the split ratio ultimately selected by the Board of Directors, will be entitled to receive cash (without interest or deduction) in lieu of such fractional shares from the Company’s transfer agent in an amount equal to their pro rata share of the total net proceeds of that sale. The ownership of a fractional share interest will not give the holder any voting, dividend or other rights, except to receive the above-described cash payment. The Company will be responsible for any brokerage fees or commissions related to the transfer agent’s selling in the open market shares that would otherwise be fractional shares.

Stockholders should be aware that, under the escheat laws of various jurisdictions, sums due for fractional interests that are not timely claimed after the Effective Date may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by us or our transfer agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, if applicable, stockholders otherwise entitled to receive such funds, but who do not receive them due to, for example, their failure to timely comply with our transfer agent’s instructions, will have to seek to obtain such funds directly from the state to which they were paid.

If the reverse stock split is effected and the Board of Directors determines the reverse stock split ratio, then if you believe that you may not hold sufficient shares of Common Stock at the Effective Date to receive at least one share of Common Stock in the reverse stock split and you want to continue to hold Common Stock after the split, you may do so by either:

•	purchasing a sufficient number of shares of Common Stock; or

•	if you have shares of Common Stock in more than one account, consolidating your accounts,

so that in each case you hold a number of shares of Common Stock in your account prior to the reverse stock split that would entitle you to receive at least one share of Common Stock on a post-reverse stock split basis. Shares of Common Stock held in registered form (that is, stock held by you in your own name in the Company’s stock register records maintained by our transfer agent) and stock held in “street name” (that is, stock held by you through a bank, broker or other nominee) for the same investor will be considered held in separate accounts and will not be aggregated when effecting the reverse stock split.

Potential Anti-Takeover Effect

The increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect. For example, the issuance of a large block of our Common Stock could dilute the stock ownership of a person seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction for the combination of the Company with another company. However, the reverse stock split proposal is not being proposed in response to any effort of which we are aware to accumulate shares of Common Stock or obtain control of the Company, nor is it part of a plan by management to recommend to the Board and stockholders a series of amendments to our Amended and Restated Certificate of Incorporation. Other than the proposal for the reverse stock split, the Board does not currently contemplate recommending the adoption of any other amendments to our Amended and Restated Certificate of Incorporation that could be construed to reduce or interfere with the ability of third parties to take over or change the control of the Company.

Accounting Matters

The reverse stock split will not affect the par value of our Common Stock. As a result, as of the Effective Date of the reverse stock split, the stated capital attributable to Common Stock on our balance sheet will be reduced proportionately based on the reverse stock split ratio selected by the Board, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per-share net income or loss will be restated because there will be fewer shares of Common Stock outstanding.

No Appraisal Rights

Under the General Corporation Law of the State of Delaware, our stockholders are not entitled to appraisal rights with respect to the reverse stock split, and we will not independently provide stockholders with any such right.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material United States federal income tax consequences of the reverse stock split. It does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that may be subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of United States federal income tax law in effect as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the pre-reverse stock split shares were, and the post-reverse stock split shares will be, held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s tax advisor with respect to the tax consequences of the reverse stock split. As used herein, the term United States holder means a stockholder that is, for federal income tax purposes: a citizen or resident of the United States; a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States, any State of the United States or the District of Columbia; an estate the income of which is subject to federal income tax regardless of its source; or a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

Other than the cash payments for fractional shares discussed above, no gain or loss should be recognized by a stockholder upon the conversion of pre-reverse stock split shares into post-reverse stock split shares pursuant to the reverse stock split. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split (including any fraction of a post-reverse stock split share deemed to have been received) will be the same as the stockholder’s aggregate tax basis in the pre-reverse stock split shares into which such shares are converted. The stockholder’s holding period for the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares surrendered in the reverse stock split. The receipt of cash instead of a fractional share of Common Stock by a United States holder of Common Stock will result in a taxable gain or loss to such holder for federal income tax purposes based upon the difference between the amount of cash received by such holder and the adjusted tax basis in the fractional shares. The gain or loss will constitute a long-term capital gain or loss if the holder’s holding period is greater than one year as of the Effective Date.

We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service (“IRS”) regarding the United States federal income tax consequences of the reverse stock split and there can be no assurance that the IRS will not challenge the statements and conclusions set forth below or that a court will not sustain any such challenge. ACCORDINGLY, EACH STOCKHOLDER SHOULD CONSULT WITH HIS OR HER TAX ADVISOR WITH RESPECT TO ALL OF THE POTENTIAL TAX CONSEQUENCES TO HIM OR HER OF THE REVERSE STOCK SPLIT.

Pursuant to applicable Delaware law, the approval of this proposal requires the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote on the proposal. Under the rules of the New York Stock Exchange, brokers who hold shares in street name will have discretion, on behalf of their clients that hold shares as of the record date, to vote on this proposal when the brokers do not receive instructions from beneficial owners. Abstentions will be counted and will have the same effect as a vote against this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” THIS PROPOSAL.

PROPOSAL TO APPROVE AMENDMENTS TO THE AVIS BUDGET GROUP, INC.

2007 EQUITY AND INCENTIVE PLAN

PROPOSAL NO. 4

On March 18, 2009, the Compensation Committee approved, subject to stockholder approval at the Annual Meeting, an amendment to the Avis Budget Group, Inc. 2007 Equity and Incentive Plan (the “Plan”) to increase the number of shares authorized for issuance under the Plan and to make certain other changes to the terms of the Plan. The following material changes to the Plan will take effect upon adoption of the proposed amendment:

•

number of shares of Common Stock authorized for issuance under the Plan will be increased by 4,500,000 shares, which will increase the total number of shares of our Common Stock authorized for issuance pursuant to the Plan from 8,000,000 to 12,500,000. If the stockholders approve the reverse stock split proposal, the Compensation Committee will, at its discretion, determine the proportionate adjustments to the number of shares outstanding and available for issuance under the Stock Plans;

•	“total stockholder return” and “share price” will be added as performance goal criteria; and

•	certain changes described below will be made to the treatment of awards granted following effectiveness of the amendment in the event of a Change in Control of the Company (as defined in the Plan).

The purpose of the proposed amendment is to provide for additional shares of our Common Stock to be made available for the grant of restricted stock, restricted stock units, stock options, stock appreciation rights and other equity-based awards to our non-employee directors, executive officers and other key employees, consultants, independent contractors, and other individuals who perform services for the Company who are selected by our Compensation Committee for participation in the Plan. The addition of new performance goals will enhance the types of criteria available to the Compensation Committee when making grants of performance-based awards. The revised Change in Control provisions provide for the acceleration of awards only after both a Change in Control of the Company occurs and a participant is terminated without cause or experiences a constructive discharge within two years following a Change in Control of the Company, commonly referred to as a “Double Trigger.” The text of the proposed amendment to the Plan is set forth in Annex C to this Proxy Statement, and the description of the material amendments to the Plan set forth herein is qualified in its entirety by reference to the text thereof. A copy of the original Plan can be found as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 (filed with the SEC on August 8, 2007), and the first Amendment to the Plan can be found as Exhibit 10.1 to the Company’s Form 10-Q for the quarter ended March 31, 2008 (filed with the SEC on May 7, 2008). These filings, and the exhibits thereto, can be found on the Company’s website at www.avisbudgetgroup.com.

Our stockholders are being asked to approve the amendment in order to satisfy rules and regulations of the NYSE relating to equity compensation and, in the case of the additional performance goal criteria, so that awards based on such criteria may qualify as deductible performance-based compensation under Section 162(m) of the Code. If our stockholders do not approve the amendment to the Plan to increase the number of shares of our Common Stock authorized for issuance under the Plan and make the other changes described above, the current plan (prior to such proposed amendment) will remain in effect.

New Plan Benefits

No awards have been granted, and no shares have been issued, on the basis of the proposed 4,500,000 share increase. Future grants under the Plan will be made at the discretion of the Compensation Committee and, accordingly, are not yet determinable. In addition, the value of the awards granted under the Plan will depend on a number of factors, including the fair market value of our Common Stock on future dates and the exercise decisions made by the participants. Consequently, it is not possible to determine the benefits that might be received by participants receiving discretionary grants under the Plan. The table below sets forth grants approved under the Plan since December 31, 2008.

2007 Equity and Incentive Plan

Name and Position	Dollar Value	Number of Shares Subject to Options*	Number of Restricted Stock Units
Ronald L. Nelson, Chairman and CEO	$232,988	425,000	0
F. Robert Salerno, President	$205,577	375,000	0
David B. Wyshner, CFO	$208,225	337,500	0
Mark J. Servodidio, Chief Human Resource Officer	$115,239	187,500	0
Patric Siniscalchi, Executive Vice President, International Operations	$92,986	150,000	0
Current Executive Officers, as a Group (10 persons)	$1,332,500	2,247,500	0
Non-Officer Directors, as a Group (7 persons)	$21,000	0	52,500
All Employees, excluding Executive Officers	$1,132,726	1,763,400	0

*	Includes time-vesting and performance-vesting stock options for our NEOs and certain other officers.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information about shares of our Common Stock that may be issued upon the exercise of options and restricted stock units under all of our existing equity compensation plans as of December 31, 2008. The table excludes 202,000 shares of our Common Stock which were issued or available for issuance pursuant to the 1998 Employee Stock Purchase Plan approved by stockholders.

Of the approximately 8.3 million shares of our Common Stock available to be issued upon exercise of outstanding options, stock settled stock appreciation rights and restricted stock units, approximately five million shares are related to stock option grants that were made by Cendant Corporation to employees of Cendant Corporation prior to the spin-offs of Realogy and Wyndham, all of which have strike prices substantially in excess of our closing stock price of $0.70 on December 31, 2008.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, Rights and Restricted Stock Units(d)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (Excludes Restricted Stock Units) ($)(d)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by Company stockholders(a)	4,720,917	$24.96	6,724,046
Equity compensation plans not approved by Company stockholders(b)(e)	3,587,196	$24.81	—
Equity compensation plans assumed in mergers, acquisitions and corporate transactions(c)	26,382	$18.59	—

Total	8,334,495	$24.85	6,724,046

(a)	The number of securities to be issued includes options and other awards granted under the following plans: 2007 Equity and Incentive Plan; 1997 Stock Incentive Plan; 1997 Stock Option Plan; 1987 Stock Option Plan and the Directors Deferred Compensation Plan. Each plan other than the 2007 Equity and Incentive Plan was approved by stockholders with respect to an initial allocation of shares. The number of securities remaining available for future issuance under equity compensation plans represents shares available for issuance under the 2007 Equity and Incentive Plan as of December 31, 2008 and does not give effect to the increased authorization sought by this Proposal No. 4 or grants approved under the Plan since December 31, 2008, which are described above under “2007 Equity and Incentive Plan.”
(b)

Includes options and other awards granted under the following plans: 1999 Broad-Based Employee Stock Option Plan; 1997 Employee Stock Plan; 1992 Employee Stock Option Plan; and stand-alone option grants to former officers. The material terms of these plans are set forth under footnote (e) below. Notwithstanding the terms of these plans to the contrary, no option granted under any of these plans provides for a term in excess of 10 years or an exercise price below fair market value as of the date of grant (other than options assumed or replaced in connection with acquisitions). All options granted under these plans have been approved by the Board of Directors or the Compensation Committee.

(c)	Includes options granted under the following plans: Galileo International, Inc. 1999 Equity and Performance Incentive Plan, Trendwest Resorts, Inc. 1997 Employee Stock Option Plan, Cheap Tickets 1999 Stock Incentive Plan, Avis Group Holdings Inc. 1997 Stock Option Plan, and Avis Group Holdings Inc. 2000 Compensation Plan. As of the December 31, 2008, the weighted average remaining life for these options was 2.1 years.
(d)	Reflects an equitable adjustment of stock options and restricted stock units in connection with the spin-off of PHH Corporation to our stockholders during 2005 and the spin-offs of Realogy and Wyndham in 2006. Also reflects the one-for-ten reverse stock split completed in September 2006. For purposes of determining the weighted-average exercise price, restricted stock units are disregarded. As of December 31, 2008, 2,307,391 and 500,123 of the 4,720,917 securities to be issued upon exercise of outstanding options, warrants, rights and restricted stock units, were stock options and SSARs, respectively. As of December 31, 2008, 2,669,544 of the 3,587,196 securities to be issued upon exercise of outstanding options, warrants, rights and restricted stock units, were stock options. Of the aggregate 8,334,495 securities to be issued upon exercise of outstanding options, warrants, rights and restricted stock units, 5,503,523 were stock options and SSARs. As of December 31, 2008, the weighted average remaining life for the stock options and SSARs was 1.5 and 4.6 years, respectively, and the aggregate weighted average remaining life was 1.8 years. The weighted average exercise price of the stock options and SSARs was $24.90 and $24.40, respectively, and $24.85 in the aggregate.
(e)	Following are the material terms of plans not submitted for stockholder approval:

1999 Broad-Based Employee Stock Option Plan. This plan provides for the grant of stock options, shares of Common Stock and other awards valued by reference to Common Stock to our employees who are not executive officers. Shares issued pursuant to the exercise of options granted under this plan may be authorized and unissued shares or treasury shares. In the event of any change in corporate capitalization, any reorganization of our company or a similar event, shares subject to outstanding options, the exercise price of outstanding options and the number and type of shares remaining to be made subject to options under this plan may be adjusted or substituted for, as the Compensation Committee or Board may determine. The terms and conditions of options granted under this plan are to be determined by the Compensation Committee, provided that the exercise price of an option may not be less than the fair market value of the shares covered thereby on the date of grant. Each option granted under this plan will become immediately exercisable upon a “change-of-control transaction” (as defined in the plan). Unless otherwise determined by the Compensation Committee, following termination of employment, options granted under this plan generally will remain exercisable, to the extent exercisable at the time of termination, for one year (two years, in the case of retirement, death or disability).

1997 Employee Stock Plan. This plan provides for the grant of awards of stock options, stock appreciation rights and restricted stock to our employees and affiliates. Shares issued pursuant to awards granted under this plan may be authorized and unissued shares or treasury shares. In the event of any change in corporate capitalization, any reorganization of our company or a similar event, shares subject to outstanding awards, the exercise price of outstanding options and the number and type of shares remaining to be made subject to awards under this plan may be adjusted or substituted for, as the Compensation Committee or Board may determine. The terms and conditions of awards granted under this plan are to be determined by the Compensation Committee, provided that the exercise price of an option may not be less than the fair market value of the shares covered thereby on the date of grant. Under this plan, stock appreciation rights may be granted only in tandem with an option, and will be cancelled to the extent the related option is exercised or cancelled. The vesting of restricted stock awards granted under this plan may be subject to the attainment of predetermined performance goals. Unless otherwise determined by the Compensation Committee, following termination of employment, options and stock appreciation rights granted under this plan generally will remain exercisable, to the extent exercisable at the time of termination, for one year (two years, in the case of retirement, death or disability). Unless otherwise determined by the Compensation Committee, following termination of employment for any reason, shares that are subject to restrictions under a restricted stock award will be immediately forfeited.

Summary of the 2007 Equity and Incentive Plan, as Amended

General

The Plan was adopted by the Board on March 23, 2007, and approved by stockholders of the Company on May 21, 2007. The purpose of the Plan is to facilitate the attraction and retention of key executive talent critical to our long-term success, to tie a significant portion of executives’ compensation to the performance of the Company, including long-term performance, to align compensation with stockholder interests and to provide the Company with a strong long-term retention strategy.

The Plan provides for the grant of equity-based awards, including restricted stock, restricted stock units, stock options, stock appreciation rights and other equity-based awards to our non-employee directors, executive officers and other key employees, consultants, independent contractors, and other individuals who perform services for the Company who are selected by our Compensation Committee for participation in the Plan. Currently, there are seven non-employee directors, ten executive officers, approximately 870 other key employees and no consultants, independent contractors or other individuals who perform services for the Company who are eligible to receive equity-based awards. The value of the Company’s Common Stock as of April [    ], 2009 was $[      ].

Administration

The Plan is administered by our Compensation Committee, which has the authority, among other things, to determine who will be granted awards and all of the terms and conditions of the awards. The Compensation Committee is also authorized to determine to what extent an award may be settled, cancelled, forfeited or surrendered, to interpret the Plan and any awards granted thereunder and to make all other determinations necessary or advisable for the administration of the Plan. Where the vesting or payment of an award under the Plan is subject to the attainment of performance goals, the Compensation Committee is responsible for certifying that the performance goals have been attained. Neither the Compensation Committee nor our Board has the authority under the Plan to reprice, or to cancel and re-grant, any stock option, or, if applicable, other award granted under the Plan, that would lower the exercise, base or purchase price without first obtaining the approval of our stockholders.

Equity Incentive Programs

Upon approval of the proposed amendment, the maximum number of shares of Common Stock reserved for the grant of awards under the Plan will be 12.5 million, subject to adjustment as provided in the Plan. The Plan places limits on the maximum amount of awards that may be granted to any participant in any plan year. Under the Plan, no participant may receive awards that cover in the aggregate more than 1 million shares in any plan year. Shares issued under the Plan may be authorized but unissued shares or treasury shares. Awards granted after the date of the proposed amendment, except options and stock appreciation rights, will be counted against the foregoing share limit as 1.18 shares for every one share actually issued in connection with such award.

If any shares subject to an award granted under the Plan are forfeited, cancelled, or surrendered or if an award terminates or expires without a distribution of shares, those shares of Common Stock will again be available for awards under the Plan. Shares of stock that are surrendered or withheld as payment of either the exercise price of an award or withholding taxes in respect of an award (including shares underlying a stock appreciation right that are retained by the Company to account for the grant price of the stock appreciation right) are no longer available for awards under the Plan. In the event that the Compensation Committee determines that any corporate event, such as a stock split, reorganization, merger, consolidation, repurchase or share exchange, including the reverse stock split proposal described herein (if approved by stockholders and effected by the Company), affects our Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Plan participants, then the Compensation Committee will make those adjustments as it deems necessary or appropriate to any or all of:

•	the number and kind of shares or other property that may thereafter be issued in connection with future awards;

•	the exercise price or purchase price of any outstanding award;

•	the exercise price or purchase price of any outstanding award;

•	the performance goals applicable to outstanding awards; and

•	the maximum number of shares that can be issued to any one participant in any one year.

The Compensation Committee determines all of the terms and conditions of equity-based awards under the Plan, including whether the vesting or payment of an award will be subject to the attainment of performance goals. The performance goals that may be applicable to the equity incentive program under the Plan are as follows:

•	Return on total stockholder equity;

•	Earnings per share;

•	Net income (before or after taxes);

•	Earnings before any or all of interest, taxes, minority interest, depreciation and amortization;

•	Sales or revenues;

•	Return on assets, capital or investment;

•	Market share;

•	Cost reduction goals;

•	Implementation or completion of critical projects or processes;

•	Cash flow;

•	Gross or net profit margin;

•	Total stockholder return; and

•	Share price.

Stock Options and Stock Appreciation Rights

The terms and conditions of stock options and stock appreciation rights granted under the Plan are determined by our Compensation Committee and set forth in an award agreement. Stock options granted under the Plan may be “incentive stock options,” or non-qualified stock options. A stock appreciation right confers on the participant the right to receive an amount, in cash or shares of our Common Stock, equal to the excess of the fair market value of a share of our Common Stock on the date of exercise over the exercise price of the stock appreciation right, and may be granted alone or in tandem with another award. The exercise price of a stock option or stock appreciation right granted under the Plan will not be less than the fair market value of our Common Stock on the date of grant. The exercise price of a stock appreciation right granted in tandem with a stock option will be the same as the stock option to which the stock appreciation right relates.

The vesting of a stock option or stock appreciation right is subject to such conditions as the Compensation Committee may determine, which may include the attainment of performance goals but such vesting shall generally not occur prior to the first anniversary of the date of grant.

Restricted Stock

The terms and conditions of awards of restricted stock granted under the Plan are determined by our Compensation Committee and set forth in an award agreement. A restricted stock award granted under the Plan consists of shares of our Common Stock that may not be sold, assigned, transferred, pledged or otherwise encumbered, except as provided in the applicable award agreement or until such time as the restrictions applicable to the award lapse. Under the Plan, the Compensation Committee has the authority to determine the participants to whom restricted stock will be granted and the terms and conditions of restricted stock awards, including whether the lapse of restrictions applicable to the award will be subject to the attainment of one or more performance goals but such lapse of restrictions shall generally not occur prior to the first anniversary of the date of grant.

Restricted Stock Units

A restricted stock unit is an award of a right to receive a share of our Common Stock. These awards are subject to such restrictions on transferability and other restrictions, if any, as the Compensation Committee may impose at the date of grant or thereafter, which restrictions may lapse separately or in combination at such times, under such circumstances (including without limitation a specified period of employment or the satisfaction of preestablished performance goals), in such installments, or otherwise, as the Compensation Committee may determine but such lapse of restrictions shall generally not occur prior to the first anniversary of the date of grant.

Dividends

The Compensation Committee may determine that the holder of restricted stock or restricted stock units may receive dividends (or dividend equivalents, in the case of restricted stock units) that may be deferred during the restricted period applicable to these awards.

Other Cash and Equity-Based Awards

The Plan provides for other cash and equity-based awards, the form and terms of which will be as determined by the Compensation Committee, consistent with the purposes of the Plan. The vesting or payment of one of these awards may be made subject to the attainment of performance goals. The maximum amount that any participant may receive under a cash award for any annual performance period is three times base salary as of the beginning of the performance period.

Change in Control

The proposed amendment to the Plan will provide that, unless otherwise provided in an award agreement, or for awards that do not constitute deferred compensation under Section 409A of the Internal Revenue Code, unless determined by the Compensation Committee in its discretion, in the event of a change in control (as defined in the Plan), each award outstanding as of the change in control shall be assumed, continued, or substituted with a new award that has:

•	an intrinsic value equivalent to that of the original award, and

•	terms at least as beneficial to the grantee as those contained in the original award agreement.

If within two years following a change in control, a grantee is terminated for any of the reasons described below, all of the grantee’s outstanding awards which have not vested shall immediately vest and become exercisable and all restrictions on such awards shall immediately lapse:

•	by the Company, for any reason other than for cause (as defined in the Plan), or

•	by the grantee as a result of a constructive discharge (as defined in the Plan).

Term; Amendment

No awards will be made under the Plan following the tenth anniversary of the date that the Plan became effective. Our Board may amend or terminate the Plan at any time, provided that the amendment or termination does not adversely affect any award that is then outstanding without the award holder’s consent. We must obtain stockholder approval of an additional amendment to the Plan if stockholder approval is required to comply with any applicable law, regulation or stock exchange rule.

Tax Consequences

The following summary is intended as a general guide to the United States federal income tax consequences relating to the issuance and exercise of stock options granted under the Plan. This summary does not attempt to describe all possible federal or other tax consequences of such grants or tax consequences based on particular circumstances.

Incentive Stock Options. An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Internal Revenue Code (unless the optionee is subject to the alternative minimum tax). Optionees who dispose of their shares acquired upon the exercise of an incentive stock option (“ISO shares”) more than two years after the stock option grant date and more than one year after the exercise date normally will recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the amount paid for the ISO shares. If an optionee disposes of the ISO shares within two years after the stock option grant date or within one year after the exercise date (each a “disqualifying disposition”), the optionee will realize ordinary income at the time of the disposition in an amount equal to the excess, if any, of the fair market value of the ISO shares at the time of exercise (or, if less, the amount realized on such disqualifying disposition) over the exercise price of the ISO shares being purchased. Any additional gain will be capital gain, taxed at a rate that depends upon the amount of time the ISO shares were held by the optionee. The Company will be entitled to a deduction in connection with the disposition of the ISO shares only to the extent that the optionee recognizes ordinary income on a disqualifying disposition of the ISO shares.

Nonstatutory Stock Options. An optionee generally recognizes no taxable income as the result of the grant of a nonstatutory stock option. Upon the exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income equal to the difference between the stock option exercise price and the fair market value of the shares on the exercise date. If the optionee is a Company employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any subsequent gain or loss, generally based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

Pursuant to applicable Delaware law, the approval of this proposal requires the affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on the proposal, provided that the total votes cast represent over 50% of the voting power of the Outstanding Votes. Under the rules of the New York Stock Exchange, brokers who hold shares in street name will not have discretion, on behalf of their clients that hold shares as of the record date, to vote on this proposal when the brokers do not receive instructions from beneficial owners. Abstentions will be counted and will have the same effect as a vote against this proposal. The total sum of NYSE Votes Cast must be greater than 50% of the total Outstanding Votes. Thus, broker non-votes could impair our ability to satisfy the requirement that the NYSE Votes Cast represent over 50% of the Outstanding Votes. Further, the number of votes “for” the proposal must be greater than 50% of the NYSE Votes Cast.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” THIS PROPOSAL.

PROPOSAL TO APPROVE THE AVIS BUDGET GROUP, INC.

EMPLOYEE STOCK PURCHASE PLAN

PROPOSAL NO. 5

General

The Avis Budget Group, Inc. Employee Stock Purchase Plan (the “ESPP”) for the Company was unanimously adopted by the Compensation Committee on March 18, 2009, subject to approval by stockholders. The Company’s ESPP is designed to encourage employees to become stockholders and to increase their ownership of the Company’s Common Stock. The ESPP is intended to comply with the requirements of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), and to assure the participants of the tax advantages provided thereby. In order for the transfer of stock under the ESPP to qualify for this treatment, the ESPP must be approved by stockholders of the Company within 12 months of the plan’s adoption.

The ESPP will be administered by the Compensation Committee. A total of 2.5 million shares of the Company’s Common Stock will be authorized for issuance under the ESPP (of which, up to 125,000 per month and 1 million in the aggregate may be newly-issued Company shares or treasury shares). Subject to this limitation, any shares of Common Stock delivered under the Plan may be newly-issued shares, treasury shares or shares purchased in the open market. The number of shares of Common Stock initially authorized for issuance under the ESPP are subject to adjustment by the Compensation Committee in the event of a recapitalization, stock split, stock dividend or similar corporate transaction, including the reverse stock split proposal described herein (if approved by stockholders and effected by the Company).

Subject to certain procedural requirements, all employees of the Company who have at least 90 days of continuous service will be eligible to participate in the ESPP, except that employees who are owners of 5% or more of the combined voting power of all classes of stock of the Company will not be eligible to participate.

Pursuant to the ESPP, each eligible employee will be permitted to purchase shares of the Company’s Common Stock through regular payroll deductions (and/or cash payments) in an amount equal to at least 2%, but not more than 10% (as elected by the employee), of the employee’s base pay for each payroll period. Participating employees will be able to purchase shares of Common Stock with such accumulated payroll deductions at the end of a semi-annual cycle at a purchase of not less than 95% of the fair market value of the Common Stock on the date the monthly cycle ends. Under the ESPP, the fair market value of the shares of the Common Stock which may be purchased by any employee may not exceed $25,000 during any calendar year or an amount equal to 10% of the employee’s annual base salary.

The Company estimates that there are approximately 21,000 employees who are potential participants in the ESPP, including ten executive officers. Non-employee directors of the Company are not eligible participants.

The full text of the ESPP is set forth in Annex D to this Proxy Statement, and the description of the ESPP set forth herein is qualified in its entirety by reference to the text of such plan.

New Plan Benefits

Since the amount of benefits to be received by each participant is determined by his or her elections to participate and to purchase shares under the ESPP at various future dates, the amount of future benefits to be allocated to any individual or group of individuals under each ESPP is not determinable. Similarly, the amount of benefits which would have been received by or allocated to any individual or group of individuals for fiscal 2009 if the ESPP had been in effect is not determinable.

Summary of the Avis Budget Group, Inc. Employee Stock Purchase Plan

General

The purpose of the ESPP is to provide employees with an opportunity to purchase Common Stock of the Company through payroll deductions.

Administration

The ESPP will be administered by the Compensation Committee. The Committee’s interpretations and decisions in respect of the ESPP will be final and conclusive. The Committee will have the authority to appoint an employee as plan manager and to delegate authority to the plan manager, at its discretion, with respect to the administration of the ESPP.

Eligibility

Participation in the ESPP is limited to Employees who have at least ninety days of continuous service and who complete the enrollment procedures established by the Company. No employee may participate in the ESPP if such employee possesses 5% or more of the total combined voting power of all classes of stock of the Company or any subsidiary.

Participation in an Offering

Payment for shares of stock purchased under the ESPP will be made by authorized payroll deductions. Such deductions shall be at least 2% but not more than 10% of an employee’s base salary. An employee may not increase or decrease the deduction during a monthly option period. A participant may change the percentage deduction for any subsequent option period by notifying the Company prior to the end of the current option period. A participant may discontinue payroll deductions during an option period, and become a participant for a later option period by notifying the Company in accordance with the procedures established by the Company.

Purchase Price

The price per share of the Common Stock sold to ESPP participants will be not less than 95% of the fair market value of such share on the last date of an option period. The fair market value of the shares of the Common Stock which may be purchased by any participant may not exceed $25,000 during any calendar year or an amount equal to 10% of the participant’s annualized base salary in effect at the start of the option period.

Adjustment Upon Change in Capitalization

In the event that adjustments are made in the number of outstanding shares of Common Stock or such shares are exchanged for a different class of stock of the Company or for shares of stock of any other corporation by reason of merger, consolidation, stock dividend, stock split or otherwise, including the reverse stock split proposal described herein (if approved by stockholders and effected by the Company), the Compensation Committee may make appropriate adjustments in (i) the number and class of shares or other securities that may be reserved for purchase, or purchased, hereunder, and (ii) the price per share. All such adjustments will be made in the sole discretion of the Compensation Committee.

Amendment and Termination of the ESPP

The Board of Directors or the Compensation Committee may amend the ESPP at any time. Without approval of stockholders, however, no such amendment may increase the aggregate number of shares reserved under the ESPP, materially increase the benefits accruing to participants or materially modify the requirements as to eligibility for participation.

Termination of Eligibility; Withdrawal

If a participant ceases to be eligible under the ESPP for any reason, the dollar amount and the number of unissued shares in such participant’s account will be refunded or distributed to the participant. A participant may withdraw from the ESPP at any time by filing notice of withdrawal prior to the close of business on an exercise date. Upon withdrawal, the entire amount in a participant’s account shall be refunded to him without interest. Any participant who withdraws from the ESPP may again become a participant by re-enrolling in accordance with the procedures established by the Company.

Federal Tax Information for the ESPP

The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the option period and more than one year from the date of transfer of the stock to the participant, then the participant will recognize ordinary income measured as the lesser of (i) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price or (ii) an amount equal to the discount offered on the purchase. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent that ordinary income is recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

The foregoing is only a summary of the effect of federal income taxation upon the participant and the Company with respect to the shares purchased under the ESPP. Reference should be made to the applicable provisions of the Code. In addition, the summary does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside.

Pursuant to applicable Delaware law, the approval of this proposal requires the affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on the proposal. Under the rules of the New York Stock Exchange, brokers who hold shares in street name will not have discretion, on behalf of their clients that hold shares as of the record date, to vote on this proposal when the brokers do not receive instructions from beneficial owners. Abstentions will be counted and will have the same effect as a vote against this proposal and broker non-votes will have no effect on the vote on this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” THIS PROPOSAL.

STOCKHOLDER PROPOSAL

PROPOSAL NO. 6

Amalgamated Bank’s LongView MidCap 400 Index Fund, 275 Seventh Avenue, New York, New York, 10001, owner of approximately 37,000 shares of the Company’s Common Stock, has given notice of its intention to present the following resolution at the 2009 Annual Meeting.

“RESOLVED:

That the shareholders of Avis Budget Group, Inc. (the “Company”) hereby request that the board of directors amend the Company’s governing documents and take such other steps as may be necessary to provide that at each shareholder meeting where there is an uncontested election for the board of directors, a director shall be elected by a majority of the votes cast with respect to that director, with any incumbent director who fails to achieve such a majority vote obliged to tender his or her resignation and the board obliged to decide and state publicly within 90 days whether it has accepted that resignation.

SUPPORTING STATEMENT

Avis Budget Group, Inc. uses a “plurality vote” standard to elect directors. What this means is that in an uncontested election, there is no way for shareholders to vote against an individual candidate; shareholders can merely “withhold” support for that candidate, who will be elected anyway. In effect, plurality voting allows a candidate to be elected even if a substantial majority of shares are not affirmatively voted in favor of that candidate.

This proposal asks the Board to adopt a “majority vote” policy for electing directors. This would mean that nominees for the board must receive a majority of the votes cast in order to be elected or re-elected to the board, i.e., the number of votes cast “for” a nominee must exceed the number of votes cast “against” a nominee. If the only options are to vote “yes” or to “withhold” support, then a “withhold” vote would count as a vote “against” the nominee.

In our view, an effective majority vote policy should also require incumbent directors who fail to win re-election to resign from the board. Without such a provision, the failure of a candidate to achieve a majority might be viewed as creating a vacancy, and state law may allow an incumbent to fill that “vacancy” until his or her successor is chosen.

Allowing a director to hold onto his or her seat in that situation undercuts the goal of majority voting, which is why resignations are required at companies that adopt majority voting and why in that situation a board must decide and announce within 90 days whether it will accept the resignation.

Majority voting has been adopted by a majority of the Company’s peers in the S&P 500 index. In our view, such a “majority vote” standard in director elections would give shareholders a more meaningful role in the director election process. We believe that Avis Budget Group, Inc. should make appropriate changes to its governing documents to empower shareholders here.

We urge your support for this important director election reform.”

Pursuant to applicable Delaware law, the approval of this proposal, if properly presented at the Meeting, requires the affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on the proposal. Under the rules of the New York Stock Exchange, brokers who hold shares in street name will have discretion, on behalf of their clients that hold shares as of the Record Date, to vote on this proposal when the brokers do not receive instructions from beneficial owners. Abstentions will be counted and will have the same effect as a vote against this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” THIS PROPOSAL.

STOCKHOLDER PROPOSAL

PROPOSAL NO. 7

The California State Teachers’ Retirement System, 7667 Folsom Blvd., Suite 250, Sacramento, California 95826, owner of approximately 312,000 shares of the Company’s Common Stock, has given notice of its intention to present the following resolution at the 2009 Annual Meeting. The State Board of Administration of Florida, 1801 Hermitage Boulevard, Tallahassee, Florida 32308, owner of approximately 125,000 shares of the Company’s Common Stock, has given notice of its intent to co-sponsor the following resolution at the 2009 Annual Meeting.

“WHEREAS:

The American Geophysical Union, the world’s largest organization of earth, ocean and climate scientists, states that it is now “virtually certain” that global warming is caused by emissions of greenhouse gases (GHG) and that the warming will continue.

The Intergovernmental Panel on Climate Change recently concluded that warming of the climate system is unequivocal and that human activity is the main cause. Regulations addressing GHG emissions already exist in 28 states and Congress is presently debating the best way to address the problem.

The 2006 Stern Review on the Economics of Climate Change, lead by the former chief economist at the World Bank, “...estimates that if we don’t act, the overall (worldwide) costs and risks of climate change will be equivalent to losing at least 5% of global GDP each year, now and forever.”

Analysts at firms such as Goldman Sachs, McKinsey and JPMorgan Chase have publicly recognized the possible financial implications of climate change and have raised concerns about companies that do not adequately disclose them.

Avis Budget Group, Inc., through its subsidiaries, engages in the auto rental business throughout the world. With a fleet of approximately 400,000 passenger vehicles, Avis Budget Group is one of the world’s largest fleet operators.

Passenger vehicles are a significant source of greenhouse gas emissions. An active fleet of 400,000 vehicles will emit well over a million tons of CO2 each year. These emissions could be reduced through an increase in fleet average fuel economy.

Passenger vehicle fuel economy is the subject of intense focus by government policymakers. In late 2007, the United States made significant changes to fuel economy standards for the first time in 30 years. On November 21, 2008, the Washington Post reported that Federal financial assistance to US automakers would be conditioned on the automakers’ ability to improve vehicle fuel economy.

Avis Budget Group acquires several hundred thousand new vehicles each year and resells them within one to two years. As one of the largest users of new cars in the US, Avis Budget Group has the possibility of benefiting from or being harmed by these changes in auto manufacturing policy.

RESOLVED:

Shareholders request that the Board of Directors prepare a report concerning the feasibility of adopting quantitative goals, based on current and emerging technologies, for reducing total greenhouse gas emissions from the company’s rental car operations; and that the company should submit this report to shareholders by October 31, 2009. Such a report will omit proprietary information and be prepared at reasonable cost.

SUPPORTING STATEMENT:

We believe that management best serves shareholders by carefully assessing and disclosing all pertinent information on its plans and strategic thinking related to climate change. We believe a long-term strategy of reducing emissions and embracing stricter standards could provide competitive advantages, while inaction or opposition to greenhouse gas emission reduction efforts could leave companies unprepared for the requirements of a carbon-constrained economy.”

Board of Directors’ Position

The Board of Directors recommends a vote “AGAINST” the above proposal. The Company is committed to monitoring, measuring and managing its environmental impact, and working to reduce it where practicable on an ongoing basis. The Company has initiatives under way to achieve its environmental management goals, which are described in its 2009 Environmental Report posted on its website and summarized below. As this information already addresses many of the specific issues of interest that are described in Proposal No. 7, the Board believes that the proposal has been substantially addressed and that publication of an additional report would produce little added value while requiring substantial administrative burden and expense, particularly in the current economic environment.

Summary of Company Initiatives

Operations: We measure and manage our environmental impact through the creation of Environmental Management Systems (EMS) at major airport locations in the United States in accordance with International Organization for Standardization (ISO) 14001 guidelines. Our airport locations are assessed using ISO 14001 procedures across more than 100 different potential environmental impacts. We also strive to reduce our environmental impact at field operations in many different ways, including:

•

All diesel engine shuttle buses we operate at airports utilize clean diesel technology. “Clean diesel” refers to diesel fuel with reduced sulfur content which, combined with advanced engines and effective exhaust-control technology, produces fewer emissions than standard diesel fuel engines.

•

We are in the process of adding the new puraDYN® oil filtration system to our fleet of heavy-duty shuttle buses. The puraDYN system removes solid, liquid and gaseous contaminants from engine oil before they accumulate and cause damage, and is expected to reduce motor oil use and oil-related bus engine maintenance by as much as 90%.

•

All of the car washes installed at our facilities recycle and use at least 80% of their wastewater, and our maintenance facilities at major locations in the Northeast United States are heated by clean-burning furnaces built to run on used motor oil.

Fleet: We offer our customers a wide variety of vehicles that are environmentally friendly:

•

Out of our total fleet of more than 350,000 vehicles in the 2009 model year, more than half are rated 28 miles per gallon or better (highway), more than one-third have a fuel efficiency rating of 30 miles per gallon or better (highway) and one-fourth of our fleet is rated at 32 miles per gallon or better (highway), representing nearly an 18% increase from the 2008 model year in the number of vehicles in our fleet rated at 32 miles per gallon or better.

•	Our 2009 fleet includes gas/electric hybrid vehicles available in multiple car classes.

•

We also offer our customers a broad variety of SmartWay Certified vehicles. SmartWay Certification is a program of the U.S. Environmental Protection Agency that certifies each make and model based on an Air Pollution Score and a Greenhouse Gas Score. Virtually all of our compact, subcompact, intermediate, standard and full-size cars are SmartWay Certified, as are 66% of our small SUVs.

•

Vehicles are checked periodically to ensure that they are in good running condition. We conduct regular preventive maintenance including emissions systems, tire pressure and other measures to ensure that the fleet is running with high fuel efficiency.

•	We also offer flex fuel cars for those seeking to minimize environmental impact through use of E-85 ethanol fuel, which is sold at gas stations primarily in the Midwestern United States.

Outreach: We work closely with our corporate customers to help them achieve their environmental impact reduction targets through a program which helps reduce the environmental impact from their employees’ rental car use. Our offerings include the following:

•

eToll: Travelers can skip cash payment lines and use automated toll collection lanes to save valuable time while helping the environment. Studies have found that paying for tolls electronically significantly reduces fuel consumption due to reduced waiting at toll plazas.

•

where2 GPS: Our where2® global positioning system (GPS) device provides real-time traffic alerts that help drivers avoid traffic jams and road construction, reducing unnecessary driving time, thus lowering emissions. Turn-by-turn navigation assistance allows drivers to take the fastest or shortest route, saving time and fuel expense and reducing emissions.

•

Carbon Footprint Calculations: For our corporate customers, we utilize a sophisticated set of formulae based upon car classes and the information stored in our data warehouse to allow us to estimate the greenhouse gas emissions for any customer. The Calculator can be used to determine a benchmark and, from that point, track the corporate customer’s progress over time.

•

Carbon Offset Credits: Through our alliance with Carbonfund.org, a leading non-profit provider of carbon offset credits, renters can learn about carbon offsets and purchase credits which make their rental carbon neutral. Offset purchases/donations go toward carbon-reducing projects such as renewable energy, energy efficiency and reforestation projects.

Through these initiatives, we have improved the environmental profile of our fleet and reduced our consumption of natural resources. Through our “continuous improvement” approach, we remain committed to further managing and reducing our environmental impact in 2009 and beyond. The Board believes the initiatives described above substantially fulfill the request for information in Proposal No. 7. The Board does not believe expending resources to prepare the report requested by Proposal No. 7 is in the best interests of the Company’s stockholders given the Company’s current initiatives and the current economic environment. Accordingly, the Board recommends a vote against Proposal No. 7.

Pursuant to applicable Delaware law, the approval of this proposal, if properly presented at the Meeting, requires the affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on the proposal. Under the rules of the New York Stock Exchange, brokers who hold shares in street name will not have discretion, on behalf of their clients that hold shares as of the record date, to vote on this proposal when the brokers do not receive instructions from beneficial owners. Abstentions will be counted and will have the same effect as a vote against this proposal and broker non-votes will have no effect on the vote on this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “AGAINST” THIS PROPOSAL.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy and Procedures with Respect to Related Person Transactions

The Company recognizes that transactions with Related Persons can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its stockholders. Accordingly, as a general matter, it is the Company’s preference to avoid such transactions. Nevertheless, the Company recognizes that there are situations in which transactions with related persons may be in, or may not be inconsistent with, the best interests of the Company and its stockholders. Therefore, the Company has adopted written procedures for the review, approval or ratification of transactions with related persons (the “Policy”). The Policy has been approved by the Audit Committee of the Board of Directors, and the Audit Committee will review and may amend the Policy from time to time.

For the purposes of the Policy, a “Related Person” is defined as: (1) any director or executive officer or director nominee; (2) any beneficial holder of more than 5% of any class of the company’s voting securities; (3) any immediate family member of the foregoing persons; or (4) any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest. A “Related Person Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant, and in which any Related Person had, has or will have a direct or indirect interest.

Under the Policy, Related Person Transactions that are identified as such prior to the consummation thereof or amendment thereto shall be consummated or amended only if proper notice of the facts and circumstances of such transaction has been given to the General Counsel and Corporate Compliance Officer and the Secretary of the Company. If such notice has been given, the Secretary will then assess whether the proposed transaction is a Related Person Transaction for purposes of the Policy. If it is determined that the proposed transaction is a Related Person Transaction and the amount involved exceeds $120,000, the proposed Related Person Transaction will be submitted to the Audit Committee or, under certain circumstances, to the Chairman of the Audit Committee (the “Chair”). The Audit Committee or the Chair will then consider all of the relevant facts and circumstances available to the Audit Committee or the Chair, provided that no member of the Audit Committee will participate in any review, consideration or approval of any Related Person Transaction with respect to which such member or any of his or her immediate family members is the Related Person. The Audit Committee or the Chair will approve only those Related Person Transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee or the Chair determines in good faith, and the Audit Committee or the Chair, as applicable, will convey its decision to the General Counsel and Corporate Compliance Officer, who shall then convey the decision to the appropriate persons within the Company.

In the event the Company’s Chief Executive Officer, Chief Financial Officer or General Counsel and Corporate Compliance Officer becomes aware of a Related Person Transaction for which the amount involved exceeds $120,000 that has not been previously approved or previously ratified under the Policy, the transaction will be submitted to the Audit Committee or Chair. If the transaction is pending or ongoing, the Audit Committee or the Chair will consider all the relevant facts and circumstances available to the Audit Committee or the Chair and shall evaluate all options, including but not limited to ratification, amendment or termination of the Related Person Transaction. If the transaction is completed, the Audit Committee or the Chair will evaluate the transaction to determine if rescission of the transaction and/or any other action is appropriate, and shall request that the General Counsel evaluate the Company’s controls and procedures to ascertain the reason the transaction was not submitted to the Audit Committee or the Chair for prior approval and whether any changes to the Policy are recommended.

Annually, the Audit Committee will review each previously approved or ratified Related Person Transaction that remains ongoing and has a remaining term of more than six months or remaining amounts payable to or receivable from the Company of more than $60,000 and will determine if it is in the best interests of the Company and its stockholders to continue, modify or terminate such Related Person Transaction.

Other than contributions made pursuant to the Company’s matching contribution program for employees and directors, proposed charitable contributions, or pledges of charitable contributions, in excess of $1,000, in the aggregate, by the Company to a charitable or non-profit organization identified by any Related Person as one in which such person is actively involved in fund-raising or otherwise serves as a director, trustee or in a similar capacity (a “Related Charity”) shall be subject to prior review and approval by the Audit Committee or, under certain circumstances, by the Chair. In addition, each “named executive officer” (as defined by SEC rules and regulations) shall report to the Secretary, and the Secretary shall consolidate the information and report to the Audit Committee, on a quarterly basis, charitable contributions in excess of $1,000, in the aggregate, by the Company’s named executive officers and their spouses to charitable or non-profit organizations identified as a Related Charity.

No immediate family member of a director or executive officer shall be hired as an employee (other than as a temporary intern, if approved by the General Counsel and Corporate Compliance Officer) of the Company unless the employment arrangement is approved by the Audit Committee or, under certain circumstances, by the Chair. In the event a person becomes a director or executive officer of the Company and an immediate family member of such person is already an employee of the Company, no material change in the terms of employment, including compensation, may be made without the prior approval of the Audit Committee (except, if the immediate family member is himself or herself an executive officer of the Company, any proposed change in the terms of employment shall be reviewed and approved in the same manner as other executive officer compensatory arrangements).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. As a practical matter, we assist our directors and executive officers by monitoring transactions and completing and filing Section 16 reports on their behalf. In 2008, a transaction involving the withholding of shares of Common Stock for tax purposes in connection with a distribution from the deferred compensation account of F. Robert Salerno, our President and Chief Operating Officer, was not timely reported on Form 4. With the exception of the foregoing, the Company believes that all filings required to be made under Section 16(a) of the Exchange Act during 2008 were timely made.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Proposals received from stockholders are given careful consideration by the Company in accordance with Rule 14a-8 under the Exchange Act. Stockholder proposals are eligible for consideration for inclusion in the proxy statement for the 2010 annual meeting of stockholders if they are received by the Company on or before [                                    ]. Any proposal should be directed to the attention of the Secretary, Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, New Jersey 07054. In order for a stockholder proposal submitted outside of Rule 14a-8 to be considered “timely” within the meaning of Rule 14a-4(c), such proposal must be received by the Company not later than the last date for submission of stockholder proposals under the Company’s by-laws. In order for a proposal to be “timely” under the Company’s by-laws, it must be received not less than sixty (60) days (i.e., April 13, 2010) nor more than ninety (90) days (i.e., March 14, 2010) before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, in the event that the annual meeting of stockholders is called for on a date that is not within twenty-five (25) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting of stockholders was mailed or such public disclosure of the date of the annual meeting of stockholders was made, whichever occurs first.

ADDITIONAL INFORMATION

Stockholders with Multiple Accounts. The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or from the Company that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares of Common Stock are held in a brokerage account or the Company if you hold registered shares of Common Stock. You can notify the Company by sending a written request to Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, New Jersey 07054 Attention: Secretary or by calling (973) 496-4700 and selecting the “Investor Relations” option.

Solicitation of Proxies. The accompanying form of proxy is being solicited on behalf of the Board of Directors of the Company. The expenses of solicitation of proxies for the Meeting will be paid by the Company. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone by directors, officers and employees of the Company, who will receive no additional compensation therefor. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding material to beneficial owners of shares of Common Stock. The Company has hired Mellon Investor Services LLC to aid in the solicitation of proxies. It is estimated that the fee for Mellon Investor Services will be approximately $9,500 plus reasonable out-of-pocket costs and expenses. Such fee will be paid by the Company.

Electronic Access to Proxy Statement and Annual Report. This Proxy Statement and the Company’s 2008 annual report may be viewed online at http://bnymellon.mobular.net/bnymellon/car. If you are a stockholder of record, you can elect to receive future annual reports and proxy statements electronically by marking the appropriate box on your proxy card, by following the instructions provided if you vote via the Internet or by telephone or by enrolling through the transfer agent’s website at www.bnymellon.com/shareowner/isd. If you choose this option, you will receive a proxy form in early March listing the web site locations and your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your shares of Common Stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

By Order of the Board of Directors

JEAN M. SERA Secretary

Dated: April [    ], 2009

ANNEX A

AVIS BUDGET GROUP, INC.

DIRECTOR INDEPENDENCE CRITERIA

A director who satisfies all of the following criteria shall be presumed to be independent.

•

The Company does not currently employ, and has not within the last three years employed, the director or any of his or her immediate family members (except, in the case of immediate family members, in a non-executive officer capacity).

•

The director is not currently, and has not within the last three years been, employed by the Company’s present auditors, nor has any of his or her immediate family members been so employed (except in non-professional capacity not involving the Company’s business).

•

Neither the director, nor any of his or her immediate family members, is, or has been within the last three years, part of an “interlocking directorate” in which an executive officer of the Company serves on the compensation (or equivalent) committee of another company that employs the director or his or her immediate family member as an executive officer.

•

The director is not a current employee, nor is an immediate family member a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount in any of the last three fiscal years, exceeding the greater of $750,000 or 1% of such other company’s consolidated gross revenues.

•	The director currently does not have, or had within the past three years, a personal services contract with the Company, its Chairman and Chief Executive Officer or other executive officer.

•

The director has not received, and such director’s immediate family member has not received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company (other than Board of Director fees).

•

The director is not currently an officer or director of a foundation, university or other non-profit organization to which the Company within the last three years gave directly, or indirectly through the provision of services, more than the greater of (i) 1% of the consolidated gross revenues of such organization during any single fiscal year or (ii) $100,000.

For purposes of establishing director independence:

(i) a director is an “affiliate” of the Company or its subsidiaries if such director serves as a director, executive officer, partner, member, principal or designee of an entity that, directly or indirectly, controls, or is controlled by, or is under common control with, the Company or its subsidiaries;

(ii) an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares such person’s home;

(iii) “executive officer” means the Company’s president, principal financial officer, principal accounting officer, any vice president of the Company in charge of a principal business unit, division or function, any other officer who performs a policy-making function or any other person who performs similar policy-making functions for the Company; and

(iv) references to “the Company” in the foregoing criteria shall be deemed to include Avis Budget Group, Inc. and any subsidiary in a consolidated group with Avis Budget Group, Inc.

The Company’s Board will annually review all commercial and charitable relationships of directors. Whether directors meet these categorical independence criteria will be reviewed and will be made public annually prior to their standing for re-election to the Company’s Board.

A-1

ANNEX B

PROPOSED CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AVIS BUDGET GROUP, INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

Avis Budget Group, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: The name of the Corporation is Avis Budget Group, Inc.

SECOND: Pursuant to Section 242 of the Delaware General Corporation Law, this proposed Certificate of Amendment amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation, as amended (the “Restated Certificate of Incorporation”).

THIRD: The terms and provisions of this Certificate of Amendment (i) have been approved by the Board of Directors of the Corporation in a resolution setting forth and declaring advisable the amendment contained herein, and (ii) have been duly approved by the required number of shares of outstanding stock of the Corporation, in each case pursuant to and in accordance with Section 242 of the Delaware General Corporation Law.

FOURTH: Article Four of the Corporation’s Restated Certificate of Incorporation is hereby amended by adding the following new Paragraph D at the end of Article 4:

“D. Reverse Stock Split.

(1) Effective at [            ], Eastern time, on the date of filing of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), a [one-for-two to one-for-twenty] reverse stock split of each of the par value $0.01 Common Stock (“Current Common Stock”) shall become effective, such that (a) every [            ] shares of $0.01 par value Current Common Stock of the Corporation either issued and outstanding or held by the Corporation as treasury stock immediately prior to the Effective Time, will be automatically reclassified, combined and converted into one (1) share of $0.01 par value Common Stock of the Corporation.

(2) Notwithstanding the immediately preceding sentence, no fractional shares of Common Stock shall be issued to holders of record of Current Common Stock in connection with the foregoing reclassification of shares of Current Common Stock. In lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of Current Common Stock shall be issued to BNY Mellon, the transfer agent, as agent for the accounts of holders of record of Current Common Stock otherwise entitled to have a fraction of a share issued to them. The sale of all of the fractional interests will be effected by the transfer agent as soon as practicable after the Effective Time on the basis of the then-prevailing prices on the open market. After such sale, the transfer agent will pay to such holders of record of Current Common Stock their pro rata share of the total net proceeds derived from the sale of the fractional interests.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its corporate name as of the [    ] day of [                ], [        ].

By:
Title:
Name:

B-1

ANNEX C

AMENDMENT NO. 2 TO THE

2007 EQUITY AND INCENTIVE PLAN

THIS AMENDMENT TO THE 2007 EQUITY AND INCENTIVE PLAN (this “Amendment”) is made as of March 18, 2009.

WHEREAS, the Board of Directors (the “Board”) of Avis Budget Group, Inc. (the “Company”) wishes to amend the 2007 Equity and Incentive Plan (the “Plan”) as set forth below to, among other things, increase the number of Shares reserved for issuance under the Plan by adding an additional 4.5 million Shares and modify the treatment of Awards (as defined in the Plan) issued pursuant to the Plan following the date hereof on a Change in Control of the Company (as defined in the Plan); and

WHEREAS, Section 8(d) permits the Board to amend the Plan;

NOW, THEREFORE, the Plan is hereby amended as follows:

1.	Section 2(d)(4) of the Plan is hereby deleted in its entirety and replaced with the following:

the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 75% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

2.	The following shall be included as criteria in Section 2(r) of the Plan upon which Performance Goals (as defined in the Plan) may be based: total stockholder return, share price.

3.	Section 2(bb) is hereby deleted in its entirety.

4.	The first and second sentences of Section 5 of the Plan are hereby deleted in their entirety and replaced with the following sentences:

The maximum number of shares of Stock reserved for the grant of Awards under the Plan shall be 12,500,000 shares of Stock (all of which shares of Stock may be granted as ISOs), subject to adjustment as provided herein; provided that each Award granted hereunder after March 18, 2009 (other than Awards in respect of Options and SARs) shall be counted against the foregoing share limit as 1.18 shares for every one share actually issued in connection with such Award. Subject to adjustment as provided herein, no more than 1,000,000 shares of Stock may be made subject to Awards granted to an individual in a single calendar year.

5.	Section 7 of the Plan is hereby deleted in its entirety and replaced with the following paragraphs:

(a)	Unless the applicable Award Agreement provides otherwise or in the case of Awards that do not constitute deferred compensation under Section 409A of the Code, unless otherwise determined by the Committee in its discretion, in the event of a Change in Control, (i) each Award outstanding as of the Change in Control shall be assumed, continued, or substituted, effective as of the consummation of the Change in Control, with a new award with an intrinsic value equivalent to that of the original Award and on terms at least as beneficial to the Grantee as those contained in the Grantee’s original Award Agreement (as determined by an independent third party) and (ii) in the event that, within two years following a Change in Control, the Grantee’s service with the Company and its affiliates is terminated (x) by the Company or any of its affiliates for any reason other than for Cause or (y) by the Grantee as a result of a Constructive Discharge, all outstanding Awards granted to a Grantee which have not theretofore vested shall immediately vest and become exercisable and all restrictions on such Awards shall immediately lapse.

C-1

(b)	“Constructive Discharge” shall have the meaning assigned to such term (or a similar term) in any individual employment agreement or offer letter entered into between the Grantee and the Company or one of its Subsidiaries. If the Grantee has not entered into any such agreement, or such agreement does not define the term “Constructive Discharge,” a termination of service as a result of a Constructive Discharge shall mean a termination of service by the Grantee from the Company and its Subsidiaries following either (i) a material reduction in the Grantee’s base compensation, (ii) a material adverse change in the nature or status of the Grantee’s duties or responsibilities from those in effect immediately prior to a Change in Control, or (iii) a relocation of more than 30 miles from the Grantee’s principal place of employment immediately prior to the Change in Control; provided, that, in each case, the Grantee shall not be permitted to terminate service as a result of a Constructive Discharge unless the Grantee provides the Company with written notice of the occurrence of the action constituting Constructive Discharge within 30 days following the occurrence of such action, the Grantee provides the Company with a minimum of 30 days following delivery of the written notice to cure such action, and the Grantee terminates service within 90 days following the occurrence of such action.

(c)	“Cause” shall have the meaning assigned to such term (or a similar term) in any individual employment agreement or offer letter entered into between the Grantee and the Company or one of its Subsidiaries. If the Grantee has not entered into any such agreement, or such agreement does not define the term “Cause,” a termination of service for Cause shall mean: (i) the Grantee’s willful failure to substantially perform his duties as an employee of the Company or any Subsidiary (other than any such failure resulting from the Grantee’s incapacity due to physical or mental illness); (ii) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against the Company or any Subsidiary; or (iii) conviction of a felony or any crime involving moral turpitude (which conviction, due to the passage of time or otherwise, is not subject to further appeal).

6.	The terms of this Amendment shall apply to each Award issued pursuant to the Plan following the date hereof.

7.	This Amendment shall be governed by, interpreted under and construed in accordance with the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

8.	Except as modified by this Amendment, the Plan is hereby confirmed in all respects.

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered as of the date and the year first written above.

AVIS BUDGET GROUP, INC.

By:
Title:

C-2

ANNEX D

AVIS BUDGET GROUP, INC.

EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I

PURPOSE AND SCOPE OF THE PLAN

1.1	Purpose

The Avis Budget Group, Inc. Employee Stock Purchase Plan is intended to encourage employee participation in the ownership and economic progress of the Company.

1.2	Definitions

Unless the context clearly indicates otherwise, the following terms have the meaning set forth below:

Board of Directors or Board shall mean the Board of Directors of the Company.

Code shall mean the Internal Revenue Code of 1986, as amended from time to time, together with any applicable regulations issued thereunder.

Committee shall mean the Board, or a committee designated by the Board to administer the Plan, which Committee shall administer the Plan as provided in Section 1.3 hereof.

Company shall mean Avis Budget Group, Inc., a corporation organized under the laws of the State of Delaware, or any successor corporation.

Compensation shall mean the fixed salary or base hourly wage paid by the Company to an Employee as reported by the Company to the United States government (or other applicable government) for income tax purposes, including an Employee’s portion of salary deferral contributions pursuant to Section 401(k) of the Code and any amount excludable pursuant to Section 125 of the Code, but excluding any commissions, bonus, fee, overtime pay, severance pay, expenses, stock option or other equity incentive income, or other special emolument or any credit or benefit under any employee plan maintained by the Company.

Continuous Service shall mean the period of time, uninterrupted by a termination of employment (other than a termination as a result of a transfer of employment among the Company or a Designated Subsidiary), that an Employee has been employed by the Company or a Designated Subsidiary (or any combination of the foregoing) immediately preceding an Offering Date. Such period of time shall include any approved leave of absence.

Designated Subsidiary shall mean any subsidiary of the Company that has been designated by the Committee to participate in the Plan.

Employee shall mean any full-time or part-time employee of the Company or a Designated Subsidiary who customarily works for the Company or Designated Subsidiary, as the case may be, for a minimum of twenty hours per week.

Exercise Date shall mean the last day of each month of each Plan Year, unless otherwise determined by the Committee.

Fair Market Value of a share of Stock means the fair market value of such Stock determined by such methods or procedures as shall be established from time to time by the Committee. Unless otherwise determined by the Committee in good faith, the per share Fair Market Value of Stock as of a particular date shall mean (i) the closing price per share of Stock on the national securities exchange on which the Stock is principally traded, for the last preceding date on which there was a sale of such Stock on such exchange, or (ii) if the shares of Stock are then traded in an over-the-counter market, the average of the closing bid and asked prices for the shares of Stock in such over-the-counter market for the last preceding date on which there was a sale of such Stock in such market, or (iii) if the shares of Stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Committee, in its sole discretion, shall determine.

Offering Date shall mean the first day of each month of each Plan Year, unless otherwise determined by the Committee.

Option Period or Period shall mean the period beginning on an Offering Date and ending on the next succeeding Exercise Date, or such other period as determined by the Committee.

Option Price shall mean the purchase price of a share of Stock hereunder as provided in Section 3.1 hereof.

Participant shall mean any Employee who (i) is eligible to participate in the Plan under Section 2.1 hereof and (ii) elects to participate.

Plan shall mean the Company’s Employee Stock Purchase Plan, as the same may be amended from time to time.

Plan Account or Account shall mean an account established and maintained in the name of each Participant.

Plan Manager shall mean any Employee appointed pursuant to Section 1.3 hereof.

Plan Year shall mean the twelve (12) month period beginning January 1 and ending on the following December 31.

Stock means shares of the common stock, par value $0.01 per share, of the Company.

1.3	Administration of Plan

Subject to oversight by the Board of Directors or the Board’s Compensation Committee, the Committee shall have the authority to administer the Plan and to make and adopt rules and regulations not inconsistent with the provisions of the Plan or the Code. Its interpretations and decisions in respect of the Plan shall, subject to the aforesaid, be final and conclusive. The Committee shall have the authority to appoint an Employee as Plan Manager and to delegate to the Plan Manager such authority with respect to the administration of the Plan as the Committee, in its sole discretion, deems advisable from time to time.

1.4	Effective Date of Plan

The Plan shall become effective on the date established for that purpose by the Committee, if, prior to that date, the Plan (i) has been adopted by the Board of Directors of the Company and (ii) has been approved by an affirmative vote of a majority of the shares of the Company’s Stock present, in person or by proxy and entitled to vote on the proposal, at a meeting at which a quorum is present; provided, however, that such stockholder approval occurs on a date no later than twelve (12) months following the date the Plan is so adopted. The date established by the Committee as the effective date shall be an Offering Date.

1.5	Extension or Termination of Plan

The Plan shall continue in effect through, and including December 31, 2019 unless terminated prior thereto pursuant to Section 4.3 hereof, or by the Board of Directors or the Compensation Committee of the Board, each of which shall have the right to extend the term of or terminate the Plan at any time. Upon any such termination, the balance, if any, in each Participant’s Account shall be refunded to him, or otherwise disposed of in accordance with the policies and procedures prescribed by the Committee in cases where such a refund may not be possible.

ARTICLE II

PARTICIPATION

2.1	Eligibility

Participation in the Plan is limited to Employees who meet the requirements of this Section 2.1. Each Employee who, on an Offering Date, will have at least ninety days of Continuous Service may become a Participant by completing the enrollment procedures prescribed by, or on behalf of, the Plan Manager, as revised from time to time. No Employee may participate in the Plan if such Employee, immediately after an Offering Date, would be deemed for purposes of Section 423(b)(3) of the Code to possess 5% or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary. To the extent determined by the Committee prior to the commencement of the Option Period, no Employee may participate in the Plan if such Employee, at the time of the commencement of the Option Period, is an officer of the Company subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934.

2.2	Payroll Deductions

Payment for shares of Stock purchased hereunder shall be made by authorized payroll deductions from each payment of Compensation in accordance with instructions received from a Participant. Such deductions shall be expressed as a whole number percentage which shall be at least 2% but not more than 10%. A Participant may not increase or decrease the deduction during an Option Period. However, a Participant may change the percentage deduction for any subsequent Option Period by filing notice thereof with the Company prior to the Offering Date on which such Period commences. During an Option Period, a Participant may discontinue payroll deductions but have the payroll deductions previously made during that Option Period remain in the Participant’s Account to purchase Stock on the next Exercise Date, provided that he or she is an Employee as of that Exercise Date. Any amount remaining in the Participant’s Account after the purchase of Stock shall be refunded without interest upon the written request of the Participant. Any Participant who discontinues payroll deductions during an Option Period may again become a Participant for a subsequent Option Period upon completion of the enrollment procedures prescribed by, or on behalf of, the Plan Manager, as revised from time to time. Amounts deducted from a Participant’s Compensation pursuant to this Section 2.2 shall be credited to such Participant’s Account.

ARTICLE III

PURCHASE OF SHARES

3.1	Option Price

The Option Price per share of the Stock sold to Participants hereunder shall be 95% of the Fair Market Value of such share on the Exercise Date of an Option Period (or such greater percentage as is determined by the Committee in advance of an Option Period), but in no event shall the Option Price per share be less than the par value of the Stock.

3.2	Purchase of Shares

On each Exercise Date, the amount in a Participant’s Account shall be charged with the aggregate Option Price of the largest number of shares of Stock which can be purchased with such amount. The balance, if any, in such account shall be carried forward to the next succeeding Option Period.

3.3	Limitations on Purchase

Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an option under the Plan if, immediately after the grant, such Employee’s right to purchase shares under all employee stock purchase plans (as described in Section 423 of the Code) of the Company and any subsidiary of the

Company would accrue at a rate per Option Period which exceeds the lesser of: (a) twenty-five thousand dollars ($25,000) or (b) an amount equal to ten percent (10%) of the Employee’s annualized base salary in effect at the start of such Option Period, in each case of the Fair Market Value of such shares (determined at the time such option is granted); provided, however, that for any calendar year in which such option would be outstanding at any time, an Employee’s right to purchase shares under all employee stock purchase plans (as described in Section 423 of the Code) of the Company and any subsidiary of the Company may not accrue at a rate which exceeds twenty-five thousand dollars ($25,000) in the aggregate (as determined at the time such option is granted).

To the extent necessary to comply with Section 423(b)(8) of the Code and the limitations on purchase in this Section 3.3, a Participant’s payroll deductions may be decreased to 0% during any Option Period which is scheduled to end during any calendar year, such that the aggregate of all payroll deductions accumulated with respect to such Option Period and any other Option Period ending within the same calendar year is no greater than twenty-five thousand dollars ($25,000). Payroll deductions shall re-commence at the rate provided for by the Participant’s prior election at the beginning of the first Option Period which is scheduled to end in the following calendar year, unless suspended by the Participant pursuant to Section 2.2 of the Plan.

3.4	Transferability of Rights

Rights to purchase shares hereunder shall be exercisable only by the Participant. Such rights shall not be transferable.

ARTICLE IV

PROVISIONS RELATING TO COMMON STOCK

4.1	Stock Reserved; Delivery of Stock

A maximum of 2,500,000 shares of Stock may be purchased under the Plan, of which up to 125,000 shares of Stock purchased under the Plan per Option Period may be either newly issued shares or existing treasury shares, and up to 1,000,000 shares of Stock purchased under the Plan in the aggregate may be either newly issued shares or existing treasury shares (in each case, subject to adjustment in accordance with Section 4.2 hereof). Subject to the limitation in the preceding sentence, as determined by the Committee in its sole discretion, any shares of Stock purchased under the Plan may be either newly issued shares, existing treasury shares, or new purchases in the open market.

4.2	Adjustment for Changes in Stock

In the event that adjustments are made in the number of outstanding shares of Stock or such shares are exchanged for a different class of stock of the Company or for shares of stock of any other corporation by reason of merger, consolidation, stock dividend, stock split or otherwise, the Committee may make appropriate adjustments in (i) the number and class of shares or other securities that may be reserved for purchase, or purchased, hereunder, and (ii) the Option Price. All such adjustments shall be made in the sole discretion of the Committee, and its decision shall be binding and conclusive.

4.3	Insufficient Shares

If the aggregate funds available for the purchase of Stock on any Exercise Date would cause an issuance of shares in excess of the number provided for in Section 4.1 hereof, (i) the Committee shall proportionately reduce the number of shares which would otherwise be purchased by each Participant in order to eliminate such excess and (ii) the Plan shall automatically terminate immediately after such Exercise Date.

4.4	Confirmation

Confirmation of each purchase of Stock hereunder shall be made available to the Participant in either written or electronic format. A record of purchases shall be maintained by appropriate entries on the books of the Company. Unless otherwise determined by the Committee, shares of Stock delivered to a Participant hereunder may not be assigned, transferred, pledged or otherwise disposed of in any way by the Participant during the one-year period following such delivery to the Participant (other than by will or the laws of descent and distribution) and the shares of Stock shall bear a legend denoting such restrictions in such form as the Committee determines to be appropriate.

4.5	Rights as Shareholders

The shares of Stock purchased by a Participant on an Exercise Date shall, for all purposes, be deemed to have been issued and sold as of the close of business on such Exercise Date. Prior to that time, none of the rights or privileges of a shareholder of the Company shall exist with respect to such shares.

ARTICLE V

TERMINATION OF PARTICIPATION

5.1	Voluntary Withdrawal

A Participant may withdraw from the Plan at any time by filing notice of withdrawal prior to the close of business on an Exercise Date. Upon withdrawal, the entire amount, if any, in a Participant’s Account shall be refunded to him without interest. Any Participant who withdraws from the Plan may again become a Participant in accordance with Section 2.1 hereof.

5.2	Termination of Eligibility

If a Participant ceases to be eligible under Section 2.1 hereof for any reason, the dollar amount and the number of unissued shares in such Participant’s Account will be refunded or distributed to the Participant, or in the case of death, the Participant’s designated beneficiary or estate, or otherwise disposed of in accordance with policies and procedures prescribed by the Committee in cases where such a refund or distribution may not be possible.

ARTICLE VI

GENERAL PROVISIONS

6.1	Notices

Any notice which a Participant files pursuant to the Plan shall be made on forms prescribed by the Committee and shall be effective only when received by the Company.

6.2	Condition of Employment

Neither the creation of the Plan nor participation therein shall be deemed to create any right of continued employment or in any way affect the right of the Company or a Designated Subsidiary to terminate an Employee.

6.3	Withholding of Taxes

Each Participant shall, no later than the date as of which the value of an option under the Plan and/or shares of Stock first becomes includible in the income of the Participant for income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any taxes of any kind required by law to be withheld with respect to such option or shares of Stock. The obligations of the Company under the Plan shall be conditioned upon the making of such payments or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

In particular, to the extent a Participant is subject to taxation under U.S. Federal income tax law, if the Participant makes a disposition, within the meaning of Section 424(c) of the Code of any share or shares of Stock issued to Participant pursuant to Participant’s exercise of an option, and such disposition occurs within the two-year period commencing on the day after the Offering or within the one-year period commencing on the day after the Exercise Date, Participant shall, within ten (10) days of such disposition, notify the Company thereof and thereafter immediately deliver to the Company any amount of federal, state or local income taxes and other amounts which the Company informs the Participant the Company may be required to withhold.

6.4	Amendment of the Plan

The Board of Directors or the Board’s Compensation Committee may at any time, or from time to time, amend the Plan in any respect, except that, without approval of the shareholders, no amendment may increase the aggregate number of shares reserved under the Plan other than as provided in Section 4.2 hereof, materially increase the benefits accruing to Participants or materially modify the requirements as to eligibility for participation in the Plan. Any amendment of the Plan must be made in accordance with applicable provisions of the Code and/or any regulations issued thereunder, any other applicable law or regulations, and the requirements of the principal exchange upon which the Stock is listed.

6.5	Application of Funds

All funds received by the Company by reason of purchases of Stock hereunder may be used for any corporate purpose.

6.6	Legal Restrictions

The Company shall not be obligated to sell shares of Stock hereunder if counsel to the Company determines that such sale would violate any applicable law or regulation.

6.7	Gender

Whenever used herein, use of any gender shall be applicable to both genders.

6.8	Governing Law

The Plan and all rights and obligations thereunder shall be constructed and enforced in accordance with the laws of the State of Delaware and any applicable provisions of the Code and the related regulations.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ITEMS 1 THROUGH 6, AND “AGAINST” ITEM 7.

The Board of Directors unanimously recommends a vote “FOR” the election of each nominee as director.

1. ELECTION OF DIRECTORS WITHHOLD

FOR al nominees AUTHORITY listed except as to vote for all

Nominees: *EXCEPTIONS indicated nominees

01 Ronald L. Nelson

02 Mary C. Choksi

03 Leonard S. Coleman

04 Martin L. Edelm an

05 John D. Hardy, Jr.

06 Lynn Kromin ga

07 Eduardo G. Mestre

08 F. Rober t Salerno

09 Stender E. Sweeney

(INSTRUCTIONS: To with hold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the sp ace provided below.)

*Exceptions

Please mark your votes as X indicated in this example

The Board of Directors unanimously recommends a vote” FOR” Items 2 through 6 and “AGAINST” Item 7.

FOR AGAINST AB STAIN

2. To ratify the appointment of Deloitte &Touche LLP as the auditors of the Company’s financial statements for fiscal year 2009.

3. To approve the amendment to the Company’s Amended and Restated Certificate of Incorporation that would permit the Company’s Board of Directors to effect, at its discretion, a reverse stock split at a ratio within the range from 1-for-2 to 1-for- 20, or not at all.

4. To approve the amendment to the Avis Budget Group, Inc. 2007 Equity and Incentive Plan.

5. To approve the Avis Budget Group, Inc. Employee Stock Purchase Plan.

6. To consider a stockholder proposal concerning a majority voting standard, if properly presented at the meeting.

FOR AGAINST AB STAIN

7. To consider a stockholder proposal concerning greenhouse gas emissions, if properly presented at the meeting.

Mark Here for Address Change or Comments

SEE REVERSE

Signature Signature Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Avis Budget Group, Inc.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders

The Proxy Statement and the 2008 Annual Report to Stockholders are available at: http://bnymelon.mobular.net/bnymelon/car

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INTERNET http://www.proxyvoting.com/car

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR TELEPHONE

1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and re turned your proxy card.

PROXY

AVIS BUDGET GROUP, INC.

Annual Meeting of Stockholders – June 12, 2009

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned here by appoints Ronald L. Nels on, Karen C. Sclafani and Jean M. Sera, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Avis Budget Group, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held June 12, 2009 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments

(Mark the corresponding box on the reverse side )

BNY MELLON SHAREOWNER SERVICES

P.O. BOX 3 550

SOUTH HACKENSACK, NJ 07606-9250

FOLD AND DETACH HERE

AVIS BUDGET GROUP, INC.

THIS IS YOUR PROXY. YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the Annual Meeting of Stockholders, you can ensure your shares are represented at the Meeting by promptly completing, signing and returning your proxy card to BNY Mellon Shareowner Services by mail, or by voting via telephone (1-866-540-5760) or via the Internet at www.proxyvoting.com/car.

Thank you for your attention to this important matter.

ADMISSION TICKET

AVIS BUDGET GROUP, INC.

2009 Annual Meeting of Stockholders

Friday, June 12, 2009 11:00 a.m.

Double tree Hotel Downtown Wilmington–Legal District

700 N. King Street

Wilmington, Delaware 19801

NON-TRANSFERABLE

NON-TRANSFERABLE

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Please fax all revisions to: 7 32-802-0260 or email to proxycards@bnymellonproduction.com

PRINT AUTHORIZATION

To commence printing on this proxy card please sign, date and fax this card to: 732-802-0260

SIGNATURE:

DATE:

(THIS BOXED AREA DOES NOT PRINT)

Registered Quantity 1000.00